   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              WACHOVIA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NORTH CAROLINA                             6060                               56-1473727
 (STATE OR OTHER JURISDICTION          (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
       OF INCORPORATION)                 CLASSIFICATION CODE NO.)                 IDENTIFICATION NO.)

              100 NORTH MAIN STREET
                  P.O. BOX 3099
          WINSTON-SALEM, NORTH CAROLINA          191 PEACHTREE STREET, N.E.
                      27150                        ATLANTA, GEORGIA 30303
                  (336) 770-5000                       (404) 332-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             KENNETH W. McALLISTER
              SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 P.O. BOX 3099
                      WINSTON-SALEM, NORTH CAROLINA 27150
                                 (336) 732-5141
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

         MARK J. MENTING                                                   RALPH F. MACDONALD, III
       SULLIVAN & CROMWELL                                                    ALSTON & BIRD LLP
         125 BROAD STREET                         AND                        ONE ATLANTIC CENTER
     NEW YORK, NEW YORK 10004                                             1201 WEST PEACHTREE STREET
          (212) 558-4000                                                    ATLANTA, GA 30309-3424
                                                                                (404) 881-7000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
                        CALCULATION OF REGISTRATION FEES

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF          AMOUNT TO BE          PROPOSED MAXIMUM         PROPOSED MAXIMUM            AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)      OFFERING PRICE PER UNIT AGGREGATE OFFERING PRICE REGISTRATION FEE(2)(3)
------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $5.00
  per share..................    1,623,838 shares               N/A               $38,222,051.86               $10,091
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, par value $5.00 per share ("Wachovia Common Stock"), issuable upon consummation of the merger of B C Bankshares, Inc. ("B C Bankshares") with and into Wachovia Corporation ("Wachovia").
(2) Pursuant to Rule 457(f)(2), the registration fee is based on the book value of the common stock, par value $5.00 per share ("B C Bankshares Common Stock"), of B C Bankshares as of November 30, 1999 ($68.59), and computed based on the estimated maximum number of shares of B C Bankshares Common Stock (557,254) that may be converted into the shares of Wachovia Common Stock to be registered.
(3) Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, the amount of the registration fee has been reduced by $7,704, the amount paid to the Securities Exchange Commission on December 10, 1999 with respect to this transaction. The difference of $2,387 is paid herewith.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              B C BANKSHARES, INC.
                             2780 MARIETTA HIGHWAY
                                  P.O. BOX 649
                             CANTON, GEORGIA 30114

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 3, 2000
                            ------------------------

To the Shareholders of B C Bankshares, Inc.:

     Notice is hereby given that a special meeting of shareholders of B C Bankshares, Inc. will be held at Bank of Canton's Operations Center, 2780 Marietta Highway, Canton, Georgia 30114 at 10:00 a.m. on Thursday, February 3, 2000, for the following purposes:

          (1) To consider and vote upon an Agreement and Plan of Merger, dated as of October 6, 1999, between B C Bankshares, Inc. and Wachovia Corporation and the related Plan of Merger pursuant to which B C Bankshares will merge into Wachovia. In the merger, each share of B C Bankshares common stock outstanding on the effective date of the merger will be converted into 2.914 shares of Wachovia common stock. You can find a copy of the merger agreement and related plan of merger in Appendix A to the accompanying proxy statement/prospectus.

          (2) To transact other business, if any, that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Only shareholders of record at the close of business on December 17, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

     Appraisal rights are available under Georgia law to B C Bankshares shareholders with respect to the merger. Please see the section entitled "Dissenters' Appraisal Rights" beginning on page 29 of the accompanying proxy statement/prospectus for a discussion of the availability of appraisal rights and the procedures required to be followed to assert dissenters' rights in connection with the merger.

     We look forward to seeing you at the special meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the special meeting.

     THE B C BANKSHARES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

                                     By Order of the Board of Directors,

                                     /s/ Kathryn J. Young
                                     Kathryn J. Young
                                     Secretary

December 28, 1999

           B C BANKSHARES, INC.                          (WACHOVIA LOGO)
 PROXY STATEMENT OF B C BANKSHARES, INC.                  PROSPECTUS OF
                                                       WACHOVIA CORPORATION

                            ------------------------

     Your board of directors has approved unanimously a merger transaction in which B C Bankshares will merge into Wachovia. This strategic transaction provides B C Bankshares with growth and strategic opportunities that would not have been available to us on a stand-alone basis. In addition, it provides you with the opportunity to participate as a shareholder in one of the nation's leading financial services companies.

     IN THE MERGER, EACH OF YOUR SHARES OF B C BANKSHARES COMMON STOCK WILL BE CONVERTED INTO 2.914 SHARES OF WACHOVIA COMMON STOCK. THIS REPRESENTS A VALUE OF $196.877 BASED ON THE DECEMBER 22, 1999 CLOSING PRICE OF WACHOVIA COMMON STOCK. IN ADDITION, THE CONVERSION OF YOUR SHARES OF B C BANKSHARES COMMON STOCK GENERALLY WILL NOT BE TAXABLE.

     In order to complete this merger, B C Bankshares needs your approval. This document is being furnished to you in connection with the solicitation of proxies by B C Bankshares' board of directors for its use at the special meeting of shareholders.

     The special meeting will be held at Bank of Canton's Operations Center, 2780 Marietta Highway, Canton, Georgia 30114, at 10:00 a.m. on Thursday, February 3, 2000. At the special meeting, you will be asked to consider and vote upon the merger agreement.

     Your board of directors believes that the merger is in the best interests of B C Bankshares and its shareholders and strongly encourages you to vote "FOR" approval of the merger agreement. B C Bankshares' financial advisor, Carson Medlin, has issued its opinion to the B C Bankshares board of directors that the exchange ratio is fair from a financial point of view to B C Bankshares shareholders.

     Wachovia common stock is traded on the New York Stock Exchange under the symbol "WB".

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES THAT WACHOVIA IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF WACHOVIA, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     The date of this proxy statement/prospectus is December 28, 1999, and it is being mailed or otherwise delivered to B C Bankshares shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Wachovia from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from Wachovia at the following addresses:

                              Wachovia Corporation

           P.O. Box 3099                              191 Peachtree Street, N.E.
      Winston-Salem, NC 27150                           Atlanta, Georgia 30303
       Attention: Secretary              or              Attention: Secretary
          (336) 732-2549                                    (404) 332-6661

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY THURSDAY, JANUARY 27, 2000 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

     See "Where You Can Find More Information" on page 72 for further information.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
REFERENCES TO ADDITIONAL INFORMATION........................    ii
QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/B C BANKSHARES
  MERGER....................................................     v
SUMMARY.....................................................     1
  Comparison of Unaudited Per Share Data....................     6
  Selected Financial Data of Wachovia.......................     7
  Selected Financial Data of B C Bankshares.................     8
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................     9
SPECIAL MEETING.............................................    10
  Record Date...............................................    10
  Quorum; Effect of Abstentions and Broker Non-Votes........    10
  Proxies...................................................    10
  Vote Required.............................................    11
  Recommendation of Board of Directors......................    11
THE MERGER..................................................    11
  Overview..................................................    11
  Background of the Merger..................................    12
  Reasons of B C Bankshares for the Merger..................    13
  Opinion of B C Bankshares' Financial Advisor..............    14
  Valuation Methodologies...................................    16
  Effective Time of the Merger..............................    20
  Distribution of Wachovia Stock Certificates...............    21
  Fractional Shares.........................................    21
  Federal Income Tax Consequences...........................    21
  Management and Operations after the Merger................    23
  Post-Merger Compensation and Benefits.....................    23
  Interests of Certain Persons in the Merger................    23
  Conditions to Completion of the Merger....................    25
  Regulatory Approvals......................................    25
  Amendment, Waiver and Termination.........................    26
  Conduct of Business Pending the Merger....................    27
  Expenses and Fees.........................................    28
  Accounting Treatment......................................    28
  New York Stock Exchange Listing of Wachovia Common
     Stock..................................................    28
  Resales of Wachovia Common Stock..........................    28
  Voting Agreements.........................................    29
  Dissenters' Appraisal Rights..............................    29
  Stock Option Agreement....................................    31
DESCRIPTION OF WACHOVIA CAPITAL STOCK.......................    34
  Authorized Stock..........................................    34
  Preferred Stock...........................................    34
  Common Stock..............................................    35
  Anti-Takeover Provisions..................................    35

                                                              PAGE
                                                              ----
CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS
AND B C BANKSHARES SHAREHOLDERS.............................    39
  Authorized Capital........................................    39
  Amendment of Articles of Incorporation....................    39
  Notice of Meetings of Shareholders........................    39
  Special Meetings of Shareholders..........................    40
  Record Date...............................................    40
  Number of Directors; Classified Board of Directors........    40
  Removal of Directors......................................    40
  Shareholder Proposals; Advance Notice of Director
     Nominations............................................    40
  Anti-Takeover Provisions; Restrictions on Certain Business
     Combinations...........................................    41
  Limitation on Director Liability; Indemnification.........    41
  Shareholder Inspection Rights; Shareholder Lists..........    42
  Dissenters' Appraisal Rights..............................    43
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    44
  Wachovia..................................................    44
  B C Bankshares............................................    44
ADDITIONAL INFORMATION ABOUT B C BANKSHARES.................    45
  Business Description and Background.......................    45
  Supervision and Regulation................................    46
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF B C BANKSHARES...............    52
FINANCIAL INFORMATION AND STATISTICAL DATA..................    70
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF B C
  BANKSHARES................................................    71
EXPERTS.....................................................    72
VALIDITY OF WACHOVIA COMMON STOCK...........................    72
OTHER MATTERS...............................................    72
WHERE YOU CAN FIND MORE INFORMATION.........................    72
B C BANKSHARES, INC. FINANCIAL STATEMENTS...................   F-1

APPENDICES:

Appendix A  --   Agreement and Plan of Merger and related Plan of Merger
Appendix B  --   Stock Option Agreement
Appendix C  --   Opinion of The Carson Medlin Company
Appendix D  --   Article 13 of the Georgia Business Corporation Code

         QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/B C BANKSHARES MERGER

Q:  WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card that you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on February 3, 2000.

Q:  IF MY SHARES ARE HELD IN "STREET NAME" BY
    MY BROKER, WILL MY BROKER VOTE MY SHARES FOR
    ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY
    SIGNED PROXY CARD?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of B C Bankshares stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Wachovia will send you written instructions explaining how you should exchange your stock certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO
    BE COMPLETED?

A: We expect the merger to be completed during the first three months of 2000. We are working towards completing the merger as quickly as possible. To do so, the shareholders of B C Bankshares must approve the merger agreement and the merger and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q:  WHOM SHOULD I CALL WITH QUESTIONS OR TO
    OBTAIN ADDITIONAL COPIES OF THIS PROXY
    STATEMENT/PROSPECTUS?

A: You should contact Kathryn J. Young at B C Bankshares, 2780 Marietta Highway, P.O. Box 649, Canton, Georgia 30114, telephone (770) 479-1931.

                                    SUMMARY

     This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" on page 72 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

INFORMATION REGARDING WACHOVIA AND
B C BANKSHARES

WACHOVIA CORPORATION
100 North Main Street
Winston-Salem, North Carolina 27101
(336) 770-5000

and

191 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 332-5000

     Wachovia is a North Carolina corporation, whose principal banking subsidiary is Wachovia Bank, National Association. As of September 30, 1999, Wachovia had 715 branches and 1,361 ATMs throughout the Southeast United States. Wachovia also has subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing and brokerage services. Based on its consolidated asset size and market capitalization at September 30, 1999, Wachovia was ranked 15th and 16th, respectively, among domestic U.S. bank holding companies in each of these categories. At that date, Wachovia had consolidated assets of $65.8 billion, deposits of $39.7 billion and shareholders' equity of $5.6 billion.

B C BANKSHARES, INC.
2780 Marietta Highway
P.O. Box 649
Canton, Georgia 30114
(770) 479-1931

     B C Bankshares is a Georgia corporation, whose subsidiary is Bank of Canton, organized under the laws of Georgia. As of September 30, 1999, Bank of Canton had eight branches and seven ATMs, all of which are located in Cherokee County, Georgia, and is in the process of opening its first branch in adjacent Cobb County. At September 30, 1999, B C Bankshares had consolidated assets of $400 million, deposits of $357 million and shareholders' equity of $39 million.

WACHOVIA WILL BE THE SURVIVING CORPORATION
(SEE PAGE 23)

     B C Bankshares will be merged with and into Wachovia. Wachovia will be the surviving corporation after the merger. The directors and officers of Wachovia in office before the merger will continue to serve as the directors and officers of Wachovia after the merger. Some of the officers of Bank of Canton will become officers of Wachovia Bank.

MERGER CONSIDERATION WILL BE 2.914 WACHOVIA
SHARES FOR EACH B C BANKSHARES SHARE
(SEE PAGE 16)

     When the merger is complete, each of your shares of B C Bankshares common stock will be converted into 2.914 shares of Wachovia common stock. This exchange ratio of 2.914 is fixed. However, the market price of Wachovia common stock may change at any time. Consequently, the value of the Wachovia common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

     In the case of fractional shares, you will receive cash instead of a fractional share.

     For example, if you hold 100 shares of B C Bankshares common stock, you will receive 291 shares of Wachovia common stock (100 x 2.914 = 291), plus a cash payment equal to the value of 0.40 of a share of Wachovia common stock.

SHARE INFORMATION AND MARKET PRICES OF WACHOVIA COMMON STOCK (SEE PAGE 45)

     Wachovia common stock is traded on the NYSE under the symbol "WB". The following table lists the closing price of Wachovia common stock and the equivalent value of a B C Bankshares share on October 6, 1999, the last trading day before we announced the merger, and on December 22, 1999, the last practical day to obtain share price information before the date of this proxy statement/prospectus. The equivalent per share value of B C Bankshares on the specified dates represents the closing price of a share of Wachovia common stock on that date multiplied by the exchange ratio of 2.914.

                                   EQUIVALENT PER
                       WACHOVIA    SHARE VALUE OF
                        COMMON     B C BANKSHARES
                        STOCK       COMMON STOCK
                       --------    --------------
October 6, 1999        $  82.44       $ 240.23
December 22, 1999      $67.5625       $196.877

     THE MARKET PRICE OF WACHOVIA COMMON STOCK WILL FLUCTUATE PRIOR TO THE COMPLETION OF THE MERGER BUT WILL NOT AFFECT THE EXCHANGE RATIO. You should obtain current market quotations for Wachovia common stock. B C Bankshares common stock is not traded on any securities exchange or public market and is infrequently traded in private transactions. The holders of Wachovia common stock received a dividend of $.54 in the third quarter of 1999. Although Wachovia expects to continue paying quarterly cash dividends on its common stock, it cannot be certain that its dividend policy will remain unchanged after completion of the merger.

GENERALLY, THE MERGER WILL BE A TAX-FREE TRANSACTION FOR B C BANKSHARES SHAREHOLDERS (SEE PAGE 21)

     We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger, except in connection with any cash that you may receive instead of a fractional share of Wachovia common stock or as a result of the exercise of dissenters' appraisal rights. Your holding period for the Wachovia common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Wachovia common stock, generally will include your holding period for the B C Bankshares common stock exchanged in the merger.

     It is a condition to the merger that both B C Bankshares and Wachovia receive legal opinions that the federal income tax treatment will be as described in this document.

     This tax treatment may not apply to certain B C Bankshares shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

B C BANKSHARES BOARD UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT (SEE PAGE 14)

     The B C Bankshares board believes that the merger is in your best interests and has approved unanimously the merger agreement. The B C Bankshares board of directors recommends that you vote "FOR" approval of the merger agreement.

NEW WACHOVIA SHARES EXPECTED TO BE LISTED ON NYSE

     Prior to the effective time of the merger, Wachovia will use its reasonable best efforts to list on the NYSE the shares of Wachovia common stock to be issued to B C Bankshares shareholders in the merger.

FINANCIAL ADVISOR SAYS CONSIDERATION FAIR TO B C BANKSHARES SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW (SEE PAGE 14)

     The Carson Medlin Company, the financial advisor to B C Bankshares in connection with the merger, has delivered an opinion to the B C Bankshares board that the exchange ratio is fair from a financial point of view to B C Bankshares shareholders. A copy of Carson Medlin's opinion is attached to this document as Appendix C. You should read the opinion in full to understand the assumptions made, matters considered and the limitations of the review undertaken by Carson Medlin in providing this opinion.

     Carson Medlin will receive total fees equal to 0.9% of the consideration received by B C Bankshares' shareholders in connection with the merger, plus reimbursement of its expenses, for its services as financial advisor to B C Bankshares in connection with the merger. If the merger were completed on December 21, 1999, the fee would have been approximately $1,059,000.

SPECIAL MEETING TO BE HELD ON FEBRUARY 3, 2000 (SEE PAGE 40)

     The special meeting of B C Bankshares shareholders will be held at 10:00 a.m. on Thursday, February 3, 2000, at Bank of Canton's Operations Center, 2780 Marietta Highway, Canton, Georgia 30114. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the merger of B C Bankshares into Wachovia.

RECORD DATE SET AT DECEMBER 17, 1999; MAJORITY VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE 11)

     You can vote at the special meeting if you owned B C Bankshares common stock at the close of business on December 17, 1999. As of that date, there were 557,254 shares of B C Bankshares common stock issued and outstanding and entitled to be voted at the special meeting. The affirmative vote of the holders of at least a majority of the shares of B C Bankshares common stock entitled to be cast on the merger agreement is required. The directors and executive officers of B C Bankshares beneficially owned, as of the record date, and are entitled to vote 90,663 shares of B C Bankshares common stock, which represents approximately 16% of the outstanding shares of B C Bankshares common stock.

     In addition, the directors of B C Bankshares and Ms. Ann McFather Fincher, who together hold approximately 22% of B C Bankshares' outstanding common stock, have entered into voting agreements with Wachovia. Under the voting agreements, these shareholders have agreed to vote their shares of B C Bankshares common stock for approval of the merger agreement. Accordingly, assuming such shares are so voted, approval of the merger agreement will require the affirmative vote of the holders of an additional 29% of the outstanding shares of B C Bankshares common stock in order for the merger agreement to be approved.

IF YOU DO NOT VOTE YOUR SHARES OF COMMON STOCK, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

     The merger does not have to be approved by Wachovia's shareholders.

DISSENTERS' APPRAISAL RIGHTS (SEE PAGE 29)

     Under Georgia law, if you do not vote for the merger agreement and you properly and timely exercise your rights to dissent to the merger, you may demand a cash payment for the "fair value" of your shares of B C Bankshares common stock. To exercise these rights you must comply with all procedural requirements of the Georgia Business Corporation Code, the relevant sections of which are attached to this document as Appendix D.

WACHOVIA WILL USE PURCHASE ACCOUNTING TREATMENT (SEE PAGE 28)

     Wachovia will account for the merger as a purchase for financial reporting purposes.

CERTAIN PERSONS HAVE INTERESTS IN THE MERGER (SEE PAGE 23)

     Some of the directors and executive officers of B C Bankshares have interests in the merger in addition to their interests as shareholders of B C Bankshares generally.

- In connection with the merger, Wachovia entered into employment agreements with Mr. E.O. McFather, Jr. and Mr. Steven L. Holcomb.

- Following the merger, Wachovia will indemnify the present officers and directors of B C Bankshares and its subsidiaries.

     The B C Bankshares board was aware of these interests and took them into account in approving the merger.

WACHOVIA COMMON STOCK IS FREELY TRANSFERABLE BY NON-AFFILIATES (SEE PAGE 28)

     Wachovia common stock issued in the merger will be freely transferable by you unless you are deemed to be an "affiliate" of B C Bankshares under applicable federal securities laws. Generally, "affiliates" include directors, certain executive officers and 10% or greater shareholders.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 25)

     Completion of the merger is subject to various conditions which include:

- approval of the merger agreement by B C Bankshares shareholders;

- receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

- approval of Wachovia common stock to be listed on the NYSE; and

- receipt of the legal opinions concerning the tax implications of the merger.

REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (SEE PAGE 25)

     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance. Wachovia has filed applications with the Federal Reserve Board and the Georgia Department of Banking and Finance for approval of the merger. In addition, the merger is subject to the approval of or notice to other regulatory authorities.

     We cannot be certain when or if we will obtain the regulatory approvals. However, we do not know of any reason why we should not obtain them in a timely manner.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 26)

     B C Bankshares and Wachovia can mutually agree at any time to abandon the merger and terminate the merger agreement, even if B C Bankshares shareholders have approved it. Also, either of our boards can decide, without the consent of the other, to abandon the merger if any of the following occur:

- The other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days.

- The merger has not been completed by April 15, 2000.

- A governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way.

- The B C Bankshares' board of directors fails to recommend shareholder approval of the merger agreement.

     In addition, Wachovia may abandon the merger if B C Bankshares board withdraws its recommendation to approve the merger or modifies its recommendation in certain ways.

SHAREHOLDER RIGHTS (SEE PAGE 42)

     Currently, your rights as a B C Bankshares shareholder are governed by Georgia law, and B C Bankshares articles of incorporation and by-laws. However, Wachovia shareholder rights are governed by North Carolina law and Wachovia's articles of incorporation and by-laws. After the merger, you will become a Wachovia shareholder and your rights as a shareholder will be governed by North Carolina law and Wachovia's articles of incorporation and by-laws.

STOCK OPTION AGREEMENT (SEE PAGE 31)

     To induce Wachovia to enter into the merger agreement, B C Bankshares granted to Wachovia an option to purchase shares of B C Bankshares common stock under certain circumstances. The stock option agreement is attached to this document as Appendix B.

     Under the option Wachovia may purchase up to 19.9% of the outstanding shares of B C Bankshares common stock at a price of $205.00 per share. Under certain circumstances, B C Bankshares may be required to repurchase the option (and/or any shares purchased under the option) at a predetermined price. Instead of exercising the option and purchasing the shares, Wachovia may choose to surrender the option to B C Bankshares for a cash payment of $5 million. The maximum profit realizable by Wachovia by exercising or surrendering the option is $5.5 million.

     Wachovia cannot exercise this option unless certain events occur, including a business combination or acquisition transaction relating to B C Bankshares with a third party other than Wachovia. We do not know of any event that has occurred as of the date of this document that would allow Wachovia to exercise this option.

     Arrangements such as this stock option agreement are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the potential acquirer for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated because the target corporation enters into an alternative transaction with a third party. The stock option agreement was entered into to accomplish these objectives. The stock option agreement may have the effect of discouraging offers by third parties to acquire B C Bankshares prior to the merger, even if such persons might have been prepared to offer to pay consideration to B C Bankshares' shareholders that has a higher current market price than the shares of Wachovia common stock to be received by such holders pursuant to the merger agreement.

CERTAIN SHAREHOLDERS HAVE AGREED TO VOTE IN FAVOR OF MERGER (SEE PAGE 29)

     As another inducement for Wachovia to enter into the merger agreement, the directors of B C Bankshares and Ms. Ann McFather Fincher, who together hold approximately 22% of B C Bankshares outstanding common stock, have entered into voting agreements with Wachovia. Under the voting agreements, these shareholders have agreed to vote their shares of B C Bankshares common stock for approval of the merger agreement.

     The voting agreements could also discourage other companies from trying or proposing to combine with or acquire B C Bankshares.

COMPARISON OF UNAUDITED PER SHARE DATA

     The following table shows information about our net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information, we assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles, or GAAP.

     We used the exchange ratio of 2.914 in computing the pro forma combined and equivalent pro forma combined per share data.

     We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented. The information for interim periods does not necessarily reflect results that would be expected for the entire year or any other interim period.

     You should read the Wachovia information in the following table together with the historical financial information that Wachovia has presented in its prior SEC filings. Wachovia has incorporated this material into this document by reference to those filings. See "Where You Can Find More Information" on page 72.

                                                             NINE MONTHS ENDED        YEAR ENDED
                                                             SEPTEMBER 30, 1999    DECEMBER 31, 1998
                                                             ------------------    -----------------
WACHOVIA COMMON STOCK
Net income per basic common share
  Historical...............................................        $ 3.69               $ 4.26
  Pro forma combined(1)....................................          3.66                 4.23
Net income per diluted common share
  Historical...............................................          3.62                 4.18
  Pro forma combined(1)....................................          3.60                 4.15
Dividends per common share(2)
  Historical...............................................          1.52                 1.86
  Pro forma combined.......................................          1.52                 1.86
Book value per common share
  Historical...............................................         27.76                26.30
  Pro forma combined.......................................         28.20                26.74
B C BANKSHARES COMMON STOCK
Net income per basic common share
  Historical...............................................          8.83                10.41
  Equivalent pro forma combined............................         10.67                12.33
Net income per diluted common share
  Historical...............................................          8.83                10.41
  Equivalent pro forma combined............................         10.49                12.09
Dividends per common share
  Historical...............................................          3.00                 4.40
  Equivalent pro forma combined............................          4.43                 5.42
Book value per common share
  Historical...............................................         69.12                65.47
  Equivalent pro forma combined(3).........................         82.17                77.92

---------------
(1) The effect of estimated non-recurring merger and restructuring costs has not been included in the pro forma amounts.

(2) Pro forma dividends per share represent historical dividends paid by Wachovia.

(3) Equivalent pro forma combined amounts are computed by multiplying the pro forma combined amounts by the exchange ratio of 2.914.

SELECTED FINANCIAL DATA OF WACHOVIA

     The table below presents selected Wachovia historical financial data derived from its previously filed audited consolidated financial statements for the five years ended December 31, 1998. The interim financial information for the nine months ended September 30, 1999 and September 30, 1998 has been derived from unaudited financial statements of Wachovia. Wachovia believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     You should read the following table together with the historical financial information that Wachovia has presented in its prior SEC filings. Wachovia has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 72.

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,
                                       (UNAUDITED)                      YEAR ENDED DECEMBER 31,
                                   -------------------    ----------------------------------------------------
                                     1999       1998        1998       1997       1996       1995       1994
                                   --------   --------    --------   --------   --------   --------   --------
                                                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
  Interest Income................  $  3,442   $  3,489    $  4,665   $  4,262   $  4,010   $  3,790   $  3,026
  Interest Expense...............     1,600      1,748       2,314      2,169      2,086      2,011      1,369
  Other Income...................     1,181        922       1,249      1,007        879        816        668
  Other Expense..................     1,650      1,504       1,996      1,967      1,509      1,442      1,343
  Net Income.....................       748        633         874        593        757        708        624

PER SHARE AMOUNTS
  Net Income, Basic..............  $   3.69   $   3.07    $   4.26   $   2.99   $   3.70   $   3.40   $   3.00
  Net Income, Diluted............      3.62       3.01        4.18       2.94       3.65       3.36       2.96
  Weighted Average Shares
    Outstanding, Basic...........   203,007    205,811     205,058    198,290    204,889    208,230    208,117
  Weighted Average Shares
    Outstanding, Diluted.........   206,562    209,881     209,153    201,901    207,432    210,600    210,651
  Dividends......................  $   1.52   $   1.37    $   1.86   $   1.68   $   1.52   $   1.38   $   1.23

STATEMENT OF CONDITION
(PERIOD END)
  Total Assets...................  $ 65,806   $ 65,574    $ 64,123   $ 65,397   $ 57,229   $ 55,792   $ 49,242
  Interest Earning Assets........    58,542     58,164      56,537     57,333     50,728     50,182     44,164
  Loans..........................    47,625     45,629      45,719     44,194     38,007     35,585     31,664
  Deposits.......................    39,709     38,807      40,995     42,654     35,322     34,355     30,296
  Shareholders' Equity...........     5,628      5,229       5,338      5,174      4,608      4,601      3,910

RATIOS
  Return on Average Assets(1)....      1.54%      1.33%       1.37%      1.03%      1.36%      1.37%      1.34%
  Return on Average Equity(1)....     18.52      16.33       16.92      13.08      16.99      17.00      16.37
  Dividend Payout Ratio..........     41.32      44.63       43.67      55.21      40.37      39.91      40.77
  Average Equity to Average
    Assets Ratio.................      8.30       8.13        8.08       7.87       8.02       8.05       8.19
  Tier 1 Risk Weighted Capital
    Ratio........................      7.73       7.44        7.99       8.43       8.93       9.21       9.54
  Total Capital Risk Weighted
    Ratio........................     11.37      10.23       11.34      11.11      12.32      13.17      13.13
  Tier 1 Leverage Ratio..........      8.93       8.67        8.67       9.24       8.52       8.11       8.29

---------------
(1) Including non-recurring items.

SELECTED FINANCIAL DATA OF B C BANKSHARES

     The table below presents selected B C Bankshares historical financial data. B C Bankshares derived the historical financial data for the five years ended December 31, 1998 from its audited financial statements. The interim financial information for the nine months ended September 30, 1999 and September 30, 1998 has been derived from B C Bankshares' unaudited financial statements. B C Bankshares believes that these financial statements include all adjustments of a normal recurring nature and disclosures that are necessary for a fair statement of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period.

     You should read the following table together with the historical financial data that B C Bankshares has included in this document (see "Index to B C Bankshares Financial Statements" on page F-1).

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,
                                         (UNAUDITED)                     YEAR ENDED DECEMBER 31,
                                     -------------------   ----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     --------   --------   --------   --------   --------   --------   --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS
  Interest Income..................  $ 23,044   $ 21,124   $ 28,647   $ 26,709   $ 24,907   $ 22,338   $ 18,637
  Interest Expense.................     9,244      9,011     12,075     11,434     11,122      9,569      7,379
  Other Income.....................     2,298      1,924      2,614      2,330      2,170      2,135      1,859
  Other Expense....................     8,286      7,585     10,148      8,569      7,896      7,632      7,137
  Net Income.......................     4,922      3,964      5,817      5,872      5,032      4,588      4,015

PER SHARE AMOUNTS
  Net Income, Basic................  $   8.83   $   7.09   $  10.41   $  10.45   $   8.94   $   7.81   $   6.80
  Net Income, Diluted..............      8.83       7.09      10.41      10.45       8.94       7.81       6.80
  Weighted Average Shares
    Outstanding, Basic
    (thousands)....................   557,254    559,216    558,709    561,754    563,121    587,554    590,677
  Weighted Average Shares
    Outstanding, Diluted
    (thousands)....................   557,254    559,216    558,709    561,754    563,121    587,554    590,677
  Dividends........................  $   3.00   $   2.55   $   4.40   $   3.80   $   2.80   $   2.50   $   2.20

STATEMENT OF CONDITION
(PERIOD END)
  Total Assets.....................  $399,960   $348,359   $364,123   $321,079   $303,121   $276,295   $244,082
  Interest Earning Assets..........   368,148    323,799    331,298    302,360    278,690    255,450    228,553
  Loans............................   262,186    202,591    219,124    191,720    177,894    158,363    135,399
  Deposits.........................   357,409    308,592    324,797    285,318    271,527    248,085    218,590
  Shareholders' Equity.............    38,516     35,714     36,486     33,117     29,373     26,168     24,260

RATIOS
  Return on Average Assets.........      1.73%      1.57%      1.70%      1.88%      1.71%      1.75%      1.68%
  Return on Average Equity.........     17.49      15.50      16.83      18.89      18.24      17.91      17.68
  Dividend Payout Ratio............     33.98      35.97      42.27      36.36      31.32      32.01      32.35
  Average Equity to Average Assets
    Ratio..........................      9.90      10.11      10.08       9.94       9.39       9.75       9.50
  Tier 1 Risk Weighted Capital
    Ratio..........................     14.18      16.22      15.40      16.63(1)    16.20(1)    14.80(1)    16.20(1)
  Total Capital Risk Weighted
    Ratio..........................     15.36      17.47      16.65      17.88(1)    17.42(1)    15.80(1)    17.30(1)
  Tier 1 Leverage Ratio............      9.98      10.19      10.04      10.15(1)    10.09(1)     9.40(1)     9.85(1)

---------------

(1) Bank only

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains and incorporates statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of Wachovia or B C Bankshares. These statements may be made directly in this document or may be "incorporated by reference" to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

     - costs or difficulties related to the combination of the businesses of Wachovia and B C Bankshares are greater than expected;

     - retaining key personnel is more difficult than expected;

     - post-merger revenues are lower than expected;

     - competitive pressure among financial institutions increases significantly;

     - effects of changes in interest rates on interest margins, loan volumes and asset valuations;

     - general economic conditions or conditions in securities markets are less favorable than expected; and

     - legislation or regulatory changes adversely affect the businesses of Wachovia or B C Bankshares.

                                SPECIAL MEETING

     The B C Bankshares board is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of B C Bankshares shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at Bank of Canton's Operations Center, 2780 Marietta Highway, Canton, Georgia 30114 at 10:00 a.m. on Thursday, February 3, 2000. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the merger of B C Bankshares into Wachovia.

     Wachovia is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by Wachovia of its shares of common stock as a result of B C Bankshares' merger into Wachovia.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

RECORD DATE

     The B C Bankshares board has fixed the close of business on December 17, 1999 as the record date for determining the B C Bankshares shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 557,254 issued and outstanding shares of B C Bankshares common stock held by approximately 492 holders of record. Only holders of record of B C Bankshares common stock as of the record date are entitled to notice of and to vote at the special meeting.

QUORUM; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of B C Bankshares common stock, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

     The proposal to approve the merger agreement and the plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-votes") will not be counted as votes cast on it.

PROXIES

     Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the B C Bankshares board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" approval of the merger agreement and any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

     Directors, officers and other employees of B C Bankshares or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. B C Bankshares will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and B C Bankshares will reimburse these persons for their reasonable out-of-pocket expenses.

     Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

     - giving written notice of revocation to the Secretary of B C Bankshares,

     - properly submitting a duly executed proxy bearing a later date, or

     - voting in person at the special meeting.

     You should address all written notices of revocation and other communications with respect to revocation of proxies to B C Bankshares, Inc., 2780 Marietta Highway, P.O. Box 649, Canton, Georgia 30114, Attention: Kathryn
J. Young. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with Kathryn J. Young or other person responsible for tabulating votes on behalf of Bank of Canton, before the shares are voted.

VOTE REQUIRED

     Approval of the merger agreement at the special meeting requires the affirmative vote of a majority of the outstanding shares of B C Bankshares common stock. Each share of B C Bankshares common stock is entitled to one vote on each matter submitted to the meeting. IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

     As of the record date, neither Wachovia nor any of its directors or executive officers or their affiliates held any shares of B C Bankshares common stock. The directors and executive officers of B C Bankshares owned, as of the record date, and are entitled to vote 90,663 shares of B C Bankshares common stock, which represents approximately 16% of the outstanding shares of B C Bankshares common stock. Directors and Ms. Ann McFather Fincher, who together hold approximately 22% of the outstanding shares of B C Bankshares common stock, have agreed to vote their shares in favor of the merger agreement pursuant to voting agreements.

RECOMMENDATION OF BOARD OF DIRECTORS

     The B C Bankshares board has approved unanimously the merger agreement, believes that the merger is in the best interests of B C Bankshares and recommends that you vote "FOR" approval of the merger agreement. See "The Merger -- Reasons of B C Bankshares for the Merger."

                                   THE MERGER

     The following information describes the material information pertaining to the merger. This description is not complete and is qualified by the more detailed Appendices to this document which are incorporated by reference, including the merger agreement in Appendix A. We urge you to read the Appendices in their entirety.

OVERVIEW

     The merger agreement provides for a transaction in which B C Bankshares will merge into Wachovia. Wachovia will be the surviving corporation of the merger. At the effective time of the merger, each share of issued and outstanding B C Bankshares common stock will cease to be outstanding and will be converted into 2.914 shares of Wachovia common stock. Following the merger, Wachovia intends to merge Bank of Canton into its subsidiary, Wachovia Bank, National Association.

     The merger agreement provides that Wachovia may change the way it combines with B C Bankshares. However, it cannot (1) alter the consideration to be received by B C Bankshares shareholders, (2) adversely affect the tax treatment for B C Bankshares shareholders or (3) materially delay the merger.

BACKGROUND OF THE MERGER

     B C Bankshares was formed as the holding company for Bank of Canton on May 30, 1984. Bank of Canton has operated continuously as a Georgia-chartered bank since 1892. Bank of Canton currently operates eight offices, all of which are located in Cherokee County, Georgia. Bank of Canton has recently acquired a new branch located in Cobb County, Georgia, which is adjacent to Cherokee County. This branch is expected to open in the first quarter of the year 2000.

     In April 1999, Mr. Ed McFather, the chairman and chief executive officer of B C Bankshares, contacted several investment bankers with a view to exploring the possible strategic alternatives available to B C Bankshares, in light of the challenges facing B C Bankshares as an independent organization in an increasingly competitive environment. These challenges included the costs associated with developing a broader product line and the need for greater technological investment. Mr. McFather also believed that the Financial Accounting Standards Board's efforts to abolish the pooling of interests method of accounting for mergers might adversely affect the premiums paid in bank merger transactions.

     At a B C Bankshares board of directors meeting held on May 18, 1999, Carson Medlin and Alston & Bird LLP, as special legal counsel for B C Bankshares, reviewed a number of factors that the board of directors should consider in determining the relative merits of a possible business combination of B C Bankshares with a larger, regional bank holding company in the current bank merger market, or remaining independent. Following a thorough discussion, the board of directors requested Carson Medlin to proceed with its evaluation of the strategic alternatives available to B C Bankshares and approved the engagement letter with Carson Medlin dated April 27, 1999.

     Following that meeting, Carson Medlin contacted nine regional bank holding companies regarding their potential interest in acquiring a community bank in the northern metropolitan Atlanta area. Six parties expressed an interest in receiving more information and entered into confidentiality agreements with B C Bankshares. In early August 1999, a confidential memorandum containing financial and market information regarding B C Bankshares and Bank of Canton was sent to the interested parties to assist in their evaluation of B C Bankshares. Two of the parties decided not to pursue further negotiations. Mr. McFather and Mr. Steven Holcomb, the president of B C Bankshares, met with senior executives of the four remaining interested parties to discuss B C Bankshares' business and operations and the potential acquirers' proposals for a business combination with B C Bankshares. Carson Medlin requested that formal offers be submitted by September 20, 1999, when the Board was scheduled to meet to review the offers.

     At the September 20, 1999, B C Bankshares board meeting, Carson Medlin presented an analysis of the offers that had been received from three parties, including Wachovia. Two written offers had been received. One party had expressed an oral indication of interest by telephone. The presentation included an updated overview of the bank merger market, a summary of the offers received, a comparison of the potential acquirers in terms of financial and stock data, total stockholder returns and price to earnings multiples and price to book value multiples. Carson Medlin then reviewed the terms of the two written offers in detail, as well as the terms of the oral indication of interest, the market value of which was significantly below that offered by the other parties in writing.

     The board of directors thoroughly reviewed the information provided by Carson Medlin and there was a full discussion by the board of directors and its financial and legal advisors regarding the specific terms of the respective offers. The board of directors also considered the effects of the proposals on Bank of Canton's employees and the proposed employment arrangements for Mr. McFather and Mr. Holcomb. The board of directors determined that Wachovia's offer was superior and represented the best transaction for B C Bankshares' shareholders and voted unanimously to authorize Mr. McFather and Mr. Holcomb to proceed with the negotiations with Wachovia with a view to Wachovia completing due diligence and entering into a definitive merger agreement.

     At the B C Bankshares board meeting held on October 6, 1999, the board of directors reviewed the updated analyses provided by Carson Medlin and concluded that Wachovia's offer continued to represent the most favorable financial terms for B C Bankshares' shareholders. The board of directors also considered Carson Medlin's fairness opinion in which Carson Medlin stated that it believed that the exchange ratio was fair, from a financial point of view, to the shareholders of B C Bankshares. The board of directors then considered the terms of the proposed transaction with Wachovia, including the provisions of the merger agreement, the stock option agreement and the proposed employment arrangements for Mr. McFather and Mr. Holcomb and voted unanimously to approve the merger agreement and the stock option agreement. The definitive merger agreement was executed immediately following the meeting. The board of directors' members separately and individually agreed to vote all their shares of B C Bankshares common stock in favor of the merger.

REASONS OF B C BANKSHARES FOR THE MERGER

     The B C Bankshares board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the purchase price, are a result of arm's-length negotiations between representatives of B C Bankshares and Wachovia. In reaching its conclusion that the merger agreement is in the best interest of B C Bankshares and its shareholders, the B C Bankshares board of directors carefully considered the following material factors:

          (1) the exchange ratio of the proposed merger, including the fact that B C Bankshares shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of Wachovia common stock in the merger;

          (2) a comparison of the terms of the proposed merger with comparable transactions, both in the Southeastern United States and elsewhere;

          (3) information concerning the business, financial condition, results of operations and prospects of B C Bankshares and Wachovia;

          (4) competitive factors and trends toward consolidation in the banking industry;

          (5) the increased access to the public capital markets and stock liquidity and increase in cash dividends to B C Bankshares and its shareholders resulting from the merger;

          (6) the review by the B C Bankshares board with its legal and financial advisors of the provisions of the merger agreement;

          (7) the opinion rendered by Carson Medlin to the B C Bankshares board of directors that the exchange ratio is fair, from a financial point of view, to the holders of B C Bankshares common stock;

          (8) alternatives to the merger, including continuing to operate B C Bankshares on a stand-alone basis, in light of the breadth of its product line, economic conditions and the prospects for community banking and competition in the financial services area; and

          (9) the value to be received by B C Bankshares' shareholders in the merger in relation to the historical trading prices, book value, earnings and dividends per share of B C Bankshares common stock.

     The B C Bankshares board of directors believes that by becoming part of a larger organization with greater resources, B C Bankshares will be able in the future to serve its customers and communities better and to provide services that will be competitive in the Cherokee County market and elsewhere. Similarly, a larger organization will be able to provide greater career opportunities for B C Bankshares' employees, and a combination with Wachovia offered all employees an opportunity to work for Wachovia Bank within the Atlanta metropolitan area.

     The B C Bankshares board of directors also considered the separate agreements and benefits proposed for employees and management and concluded that those terms were reasonable. See "-- Interests of Certain Persons In the Merger."

     While each member of the B C Bankshares board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The B C Bankshares board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of B C Bankshares' shareholders.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT AND THE MERGER.

OPINION OF B C BANKSHARES' FINANCIAL ADVISOR

     B C Bankshares engaged Carson Medlin pursuant to an engagement letter dated April 27, 1999, to provide financial advisory services. B C Bankshares selected Carson Medlin as its financial adviser on the basis of Carson Medlin's historical relationship with B C Bankshares and Carson Medlin's experience and expertise in representing community banks in similar transactions. Carson Medlin is an investment banking firm which specializes in the securities of financial institutions located in the southeastern United States. As part of its investment banking activities, Carson Medlin is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions.

     On October 6, 1999, Carson Medlin delivered to B C Bankshares' board, in conjunction with their meeting held to consider the merger, its opinion to the effect that the exchange ratio provided for in the merger agreement is fair, from a financial point of view, to the shareholders of B C Bankshares.

     You should consider the following when reading the discussion of Carson Medlin opinion in this document:

     - The summary of Carson Medlin's opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Carson Medlin in connection with its opinion.

     - Carson Medlin's opinion is addressed to B C Bankshares' board and is substantially identical to the written opinion delivered to B C Bankshares' board dated October 6, 1999.

     - Carson Medlin expressed no opinion as to the price at which Wachovia common stock would actually be trading at any time.

     - Carson Medlin's opinion does not address the relative merits of the merger and the other business strategies considered by B C Bankshares' board, nor does it address B C Bankshares' board decision to proceed with the merger.

     - Carson Medlin's opinion to B C Bankshares' board rendered in connection with the merger does not constitute a recommendation to any B C Bankshares shareholder as to how he or she should vote at the special meeting.

     No limitations were imposed by B C Bankshares' board or its management upon Carson Medlin with respect to the investigations made or the procedures followed by Carson Medlin in rendering its opinion.

     The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is therefore not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Carson Medlin performed a variety of financial analyses. Carson Medlin believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Carson Medlin's opinion.

     In performing its analyses, Carson Medlin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Wachovia and B C Bankshares and may not be realized. Any estimates contained in Carson Medlin's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Carson Medlin was assigned a greater significance by Carson Medlin than any other. The relative importance or weight given to these analyses by Carson Medlin is not effected by the order of the analyses (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

     Carson Medlin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Carson Medlin did not undertake any independent evaluation or appraisal of the assets and liabilities of Wachovia or B C Bankshares, nor was it furnished with any appraisals.

     Carson Medlin is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Wachovia or B C Bankshares and has assumed that Wachovia's and B C Bankshares' allowances are in the aggregate adequate to cover losses. In addition, Carson Medlin is not an expert in the evaluation of Year 2000 readiness, compliance, or expense allocations and has assumed that Wachovia and B C Bankshares have each taken appropriate steps or actions to properly address these issues. Carson Medlin's opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

     In rendering its opinion, Carson Medlin made the following assumptions:

     - that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

     - that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on B C Bankshares, Wachovia or on the anticipated benefits of the merger;

     - that B C Bankshares had provided it with all of the information prepared by B C Bankshares or its other representatives that might be material to Carson Medlin in its review; and

     - that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of B C Bankshares as to the future operating and financial performance of B C Bankshares.

     In connection with its opinion, Carson Medlin reviewed:

     - the merger agreement;

     - the annual reports to shareholders of Wachovia, including the audited financial statements for the five years ended December 31, 1998;

     - audited financial statements of B C Bankshares for the five years ended December 31, 1998;

     - unaudited interim financial statements of Wachovia for the six months ended June 30, 1999;

     - unaudited interim financial statements of B C Bankshares for the six months ended June 30, 1999; and

     - financial and operating information with respect to the business, operations and prospects of Wachovia and B C Bankshares.

     In addition, Carson Medlin:

     - held discussions with members of the senior management of Wachovia and B C Bankshares regarding the historical and current business operations, financial condition and future prospects of their respective companies;

     - reviewed the historical market prices and trading activity for the common stock of Wachovia and the limited information available regarding the infrequent trades of B C Bankshares common stock, and compared the market activity of Wachovia's common stock with that of certain publicly traded companies which it deemed to be relevant;

     - compared the results of operations of Wachovia and B C Bankshares with those of certain financial institutions which it deemed to be relevant;

     - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other recent business combinations of financial institutions;

     - analyzed the pro forma financial impact of the merger on Wachovia; and

     - conducted such other studies, analyses, inquiries and examinations as Carson Medlin deemed appropriate.

VALUATION METHODOLOGIES

     The following is a summary of all material analyses performed by Carson Medlin in connection with its opinion provided to B C Bankshares' board of directors as of October 6, 1999. The summary does not purport to be a complete description of the analyses performed by Carson Medlin.

  Summary of Merger and Analysis

     Carson Medlin reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the closing price of Wachovia's common stock as of October 6, 1999, and the resulting price per share of B C Bankshares common stock pursuant to the proposed merger. Under the terms of the merger agreement, each outstanding share of B C Bankshares common stock will be converted into 2.914 shares of Wachovia's common stock resulting in a value of $240.22 per share of B C Bankshares common stock based on the closing price of Wachovia's common stock on October 6, 1999 of $82.44 per share.

     Carson Medlin calculated that the indicated value represented:

     - 356% of the stated book value at June 30, 1999;

     - 20.9 times earnings for the trailing twelve months ended June 30, 1999;

     - a 33.6% core deposit premium at June 30, 1999, which represents the aggregate transaction value minus stated book value divided by core deposits; and

     - 35.0% of total assets of B C Bankshares at June 30, 1999.

  Industry Comparative Analysis

     In connection with rendering its opinion, Carson Medlin compared selected operating results of B C Bankshares to those of 54 publicly traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Virginia and West Virginia as contained in the Southeastern Independent Bank Review (SIBR), a proprietary research publication prepared quarterly by Carson Medlin since 1991. The SIBR banks range in asset size from approximately $126 million to $3.1 billion and in shareholders' equity from approximately $14 million to $355 million. Carson Medlin considers this group of financial institutions more comparable to B C Bankshares than larger, more widely traded regional financial institutions. Carson Medlin compared, among other factors, profitability, capitalization, and asset quality of B C Bankshares to these financial institutions. Carson Medlin noted the following returns based on results for the six months ended June 30, 1999:

                                                                               MEAN FOR SIBR
                                                              B C BANKSHARES       BANKS
                                                              --------------   -------------
Return on Average Assets....................................       1.71%           1.19%
Return on Average Equity....................................       17.0%           11.8%
Shareholders' Equity to Total Assets at June 30, 1999.......        9.8%            9.8%
Nonperforming Assets (defined as 90 days past due,
  nonaccrual loans and other real estate) to Total Loans net of unearned income and other real estate, at June 30,
  1999......................................................       0.41%           0.91%

     This comparison indicated that B C Bankshares had above average profitability and asset quality compared to the SIBR banks, and a comparable level of equity.

     Carson Medlin also compared selected operating results of Wachovia to those of 11 other publicly traded bank holding companies in the Southeastern United States, including:

     - AmSouth Bancorporation, Inc.;

     - BB&T Corporation;

     - CCB Financial Corporation;

     - Centura Banks, Inc.;

     - Colonial BancGroup, Inc.;

     - Compass Bancshares, Inc.;

     - First Tennessee National Corp.;

     - National Commerce Bancorporation;

     - Regions Financial Corp.;

     - SouthTrust Corporation; and

     - Union Planters Corp.

     Carson Medlin considers this group of financial institutions comparable to Wachovia as to financial characteristics, operating philosophy, stock price performance and trading volume. Carson Medlin compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics using financial data as of or for the six-month period ended June 30, 1999 and market data as of October 6, 1999. The results of this comparison are set forth below:

                                                                           MEAN FOR      MEDIAN FOR
                                                                          COMPARABLE     COMPARABLE
                                                                          FINANCIAL      FINANCIAL
                                                              WACHOVIA   INSTITUTIONS   INSTITUTIONS
                                                              --------   ------------   ------------
Return on Average Assets....................................    1.51%        1.34%          1.25%
Return on Average Equity....................................   18.22%       17.54%         18.05%
Efficiency Ratio (non interest expense divided by the sum of non interest income and taxable equivalent net interest
  income before provision for loan losses)..................   54.11%       56.08%         55.83%
Shareholders' Equity to Total Assets at June 30, 1999.......    8.10%        7.63%          7.54%
Non-Performing Assets at June 30, 1999......................    0.48%        0.61%          0.56%

     This comparison indicated that Wachovia's financial performance was at or above the average in comparison to the comparable financial institutions for most of the ratios considered. The comparison also showed that:

                                                                           MEAN FOR      MEDIAN FOR
                                                                          COMPARABLE     COMPARABLE
                                                                          FINANCIAL      FINANCIAL
                                                              WACHOVIA   INSTITUTIONS   INSTITUTIONS
                                                              --------   ------------   ------------
Market Value to Trailing 12-months
Earnings....................................................   17.8x        17.0x          15.9x
Market Value to Book Value..................................    307%         270%           231%

     This comparison indicated that Wachovia's relative market valuation was above the average in comparison to the comparable financial institutions.

  Comparable Transaction Analysis

     Carson Medlin reviewed certain information relating to the following 14 selected merger transactions involving commercial banks in Georgia announced since January 1997:

               TARGET                               BUYER
               ------                               -----
Lanier Bank & Trust Company            Premier Bancshares, Inc.
Button Gwinnett Financial Corporation  Premier Bancshares, Inc.
Etowah Bank                            Regions Financial Corporation
First Community Bancorp, Inc.          Regions Financial Corporation
Community Bank Capital Corporation     Synovus Financial Corporation
Georgia Bank & Trust Company           Synovus Financial Corporation
First Community Bancorp                National Commerce Bancorporation
Community Financial Corporation        Alabama National Bancorporation
Bullsboro Bancshares, Inc.             Regions Financial Corporation
Georgia Bancshares, Inc.               First Sterling Banks, Inc.
First Citizens Corp.                   BB&T Corporation
North Fulton Bancshares, Inc.          Premier Bancshares, Inc.
Bank Atlanta                           Premier Bancshares, Inc.
Premier Bancshares, Inc.               BB&T Corporation

     Carson Medlin considered, among other factors, the earnings, capital level, asset size and quality of assets of the acquired financial institutions as well as the quality of their markets. Carson Medlin compared the transaction prices at the time of announcement to the stated book value, earnings, core deposits and total assets of the acquired institutions.

                        COMPARABLE TRANSACTIONS ANALYSIS

                                                                LOW      HIGH      MEAN
                                                              -------   -------   -------
PURCHASE PRICE AS A PERCENTAGE OF STATED BOOK VALUE
Comparable Transactions.....................................   266.8%    458.0%    358.0%
Range of Values (based on B C Bankshares stated book value
  of $67.47 per share at June 30, 1999).....................  $180.01   $309.01   $241.54

     The implied consideration of the merger which is obtained by multiplying Wachovia's closing stock price on October 6, 1999 of $82.44 per share by the exchange ratio is $240.22 per share or 356.0% of stated book value, which is approximately equal to the average for the comparable transactions.

                                                                LOW      HIGH      MEAN
                                                              -------   -------   -------
PURCHASE PRICE AS A MULTIPLE OF EARNINGS
Comparable Transactions.....................................    13.9x     32.9x     23.4x
Range of Values (based on B C Bankshares trailing 12-months
  earnings per share of $11.52 as of June 30, 1999).........  $160.13   $379.01   $269.57

     The implied consideration of the merger is $240.22 per share or 20.9x earnings which is below the average for the comparable transactions.

                                                                LOW      HIGH      MEAN
                                                              -------   -------   -------
CORE DEPOSIT PREMIUM
Comparable Transactions.....................................    16.8%     56.0%     33.0%

     The premium on B C Bankshares' core deposits implied by the merger is 33.6% which is slightly above the average for the comparable transactions.

                                                                LOW      HIGH      MEAN
                                                              -------   -------   -------
PURCHASE PRICE AS A PERCENTAGE OF TOTAL ASSETS
Comparable Transactions.....................................    20.2%     60.0%     33.1%

     The price implied by the merger is approximately 35.0% which is above the average for the comparable transactions.

     No company or transaction used in Carson Medlin's analyses is identical to Wachovia, B C Bankshares or the merger. Accordingly, the results of these analyses necessarily involve complex considerations and judgments concerning differences in financial and operating characteristics of Wachovia and B C Bankshares and other factors that could affect the value of the companies to which they have been compared.

  Historical Stock Performance Analysis

     Carson Medlin reviewed and analyzed the historical trading prices and volumes of Wachovia common stock on a monthly basis from August 1996 to September 1999. Carson Medlin also compared price performance, on a price to book value basis and on a price to earnings basis, of Wachovia common stock to the stocks of the comparable financial institutions described above, over the 18 quarters ended June 30, 1999. In addition, Carson Medlin analyzed Wachovia common stock by comparing it with the S&P 500 and the S&P bank index for the 18 quarters ended June 30, 1999. Carson Medlin considers Wachovia common stock to be liquid and marketable relative to these comparable financial institutions and other large regional bank holding companies.

                                                                                AVERAGE FOR COMPARABLE
                                                                 WACHOVIA       FINANCIAL INSTITUTIONS
                                                             (OCTOBER 6, 1999    (JUNE 30, 1999 BOOK
                                                               BOOK VALUE)             VALUES)
                                                             ----------------   ----------------------
Stock Price to Book Value..................................        307%                  270%
Stock Price to Trailing 12-months
  Earnings.................................................       17.8x                 17.0x

     Carson Medlin also examined the limited information regarding the infrequent trading prices and volumes of B C Bankshares common stock. B C Bankshares common stock has not traded in any public market or securities exchange, and the number of shares traded was insufficient to reflect a meaningful market value. Therefore, Carson Medlin did not place any weight on the market value of B C Bankshares common stock in its analysis.

  Contribution Analysis

     Carson Medlin reviewed the relative contributions in terms of various balance sheet and income statement components to be made by B C Bankshares and Wachovia to the combined institution based on (1) balance sheet data at June 30, 1999, and (2) projected net income for 1999 and 2000 as estimated by management of B C Bankshares. The income statement and balance sheet components analyzed included total assets, total deposits, shareholders' equity, and net income. The following table compares the pro forma ownership of B C Bankshares and Wachovia shareholders in the combined company based upon the exchange ratio with each company's respective contribution to each element of this analysis:

                                                   PRO FORMA OWNERSHIP OF         PRO FORMA OWNERSHIP OF
                                                 B C BANKSHARES SHAREHOLDERS   WACHOVIA SHAREHOLDERS IN THE
                                                   IN THE COMBINED COMPANY           COMBINED COMPANY
                                                 ---------------------------   ----------------------------
Implied pro forma Ownership....................             0.8%                          99.2%

                                                 B C BANKSHARES CONTRIBUTION     WACHOVIA CONTRIBUTION TO
                                                     TO COMBINED COMPANY             COMBINED COMPANY
                                                 ---------------------------   ----------------------------
Income Statement
  Estimated 1999 net income....................             0.6%                          99.4%
  Estimated 2000 net income....................             0.6%                          99.4%
Balance Sheet as of June 30, 1999
  Total assets.................................             0.6%                          99.4%
  Total deposits...............................             0.9%                          99.1%
  Shareholders' equity.........................             0.7%                          99.3%

  Other Analyses

     Carson Medlin also reviewed selected investment research reports on, and earnings estimates for, Wachovia as well as other information which Carson Medlin deemed relevant.

     The opinion expressed by Carson Medlin was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of B C Bankshares or Wachovia could materially affect the assumptions used in preparing the opinion.

     B C Bankshares has agreed to pay Carson Medlin a fee equal to 0.9% of the aggregate consideration received by the shareholders of B C Bankshares as a result of the merger. For purposes of Carson Medlin's fee, aggregate consideration is defined in Carson Medlin's engagement letter to be based on the average market value per share of Wachovia's common stock over the 15 days preceding the completion of the merger. If the merger were completed on December 21, 1999, the fee would have been approximately $1,059,000. $25,000 of Carson Medlin's fee was paid at the time of B C Bankshares' execution of the merger agreement and the balance of the fee is payable upon closing of the merger. In addition to its fees and regardless of whether the merger is consummated, B C Bankshares has also agreed to reimburse Carson Medlin for its reasonable out-of-pocket expenses, including expenses of counsel, incurred in connection with its retention.

EFFECTIVE TIME OF THE MERGER

     The merger will be consummated if it is approved by B C Bankshares shareholders, and, unless waived, Wachovia and B C Bankshares obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time that a certificate of merger reflecting the merger is filed with the Secretary of State of Georgia and articles of merger reflecting the merger are filed with the Secretary of State of North

Carolina, or a later date or time that is indicated in the certificate and articles. Wachovia and B C Bankshares have generally agreed to cause the effective date to occur:

     - on the fifth business day after the last of the conditions to the completion of the merger has been satisfied or waived; or

     - if Wachovia elects, on the last business day of the month in which such day occurs, or if such day occurs on one of the last five business days of such month, on the last business day of the next month; or

     - any other date to which Wachovia and B C Bankshares agree in writing.

     Wachovia and B C Bankshares each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by April 15, 2000. See "The Merger -- Amendment, Waiver and Termination" for further information.

DISTRIBUTION OF WACHOVIA STOCK CERTIFICATES

     As promptly as practical after the effective date, Wachovia will send transmittal materials to you for use in exchanging certificates representing shares of B C Bankshares common stock for shares of Wachovia common stock. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Wachovia will deliver certificates for Wachovia common stock and/or a check for any fractional share interest or dividends or distributions once it receives your B C Bankshares common stock certificates. Wachovia will not be liable to any former B C Bankshares shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     Wachovia is not required to pay any dividends or other distributions on Wachovia common stock with a record date occurring after the effective time to any former B C Bankshares shareholder who has not delivered his or her B C Bankshares stock certificate for exchange. Holders of unexchanged certificates will not be eligible to vote until his or her certificates are exchanged for Wachovia common stock certificates. All paid dividends and other distributions and a check for any amount representing a fractional share interest will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

     There will be no transfers of shares of B C Bankshares common stock on B C Bankshares stock transfer books after the effective time. B C Bankshares common stock certificates presented for transfer after the effective time will be canceled and exchanged for Wachovia common stock certificates and a check for any amount to be paid for a fractional share interest.

FRACTIONAL SHARES

     Wachovia will not issue any fractional shares of Wachovia common stock. Instead, you will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by the closing price of Wachovia common stock reported by the NYSE Composite Transactions Reporting System on the trading day immediately preceding the effective date. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

FEDERAL INCOME TAX CONSEQUENCES

     The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of B C Bankshares common stock as capital assets and is the opinion of Sullivan & Cromwell, special counsel to Wachovia, and Alston & Bird LLP, special counsel to B C Bankshares. This section does not address state, local or foreign tax consequences of the merger.

     This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the
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

consequences of the merger in your particular circumstances. We do not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

     - financial institutions;

     - insurance companies;

     - tax-exempt organizations;

     - dealers in securities or currencies;

     - traders in securities that elect to mark to market;

     - persons who hold B C Bankshares common stock as part of a straddle or conversion transaction;

     - persons who are not for United States federal income tax purposes:

        - a citizen or resident of the United States;

        - a domestic corporation;

        - an estate whose income is subject to United States federal income tax regardless of its source; or

        - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;

     - persons who acquired or acquire shares of B C Bankshares common stock pursuant to the exercise of employee stock options or otherwise as compensation;

     - persons who exercise their dissenters' appraisal rights; and

     - persons who do not hold their shares of B C Bankshares common stock as a capital asset.

     In connection with the filing of this document, Wachovia will receive an opinion of its special counsel, Sullivan & Cromwell, and B C Bankshares will receive an opinion of its special counsel, Alston & Bird LLP. Each opinion will state that:

     - the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. tax code;

     - each of B C Bankshares and Wachovia will be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code; and

     - no gain or loss will be recognized by B C Bankshares shareholders who receive shares of Wachovia common stock solely in exchange for shares of B C Bankshares common stock, except that gain or loss may be recognized as to cash received instead of a fractional share interest.

These opinions will be dated as of the date of this document and as of the effective date. They will be based upon the facts, representations and assumptions outlined in the opinions. Counsel will require and rely upon representations contained in letters to be received from B C Bankshares and Wachovia in rendering the opinions. Neither of these tax opinions is binding on the Internal Revenue Service. Neither Wachovia nor B C Bankshares has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     B C Bankshares shareholders who exchange all of their shares of B C Bankshares common stock for shares of Wachovia common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

     - no gain or loss will be recognized by a B C Bankshares shareholder, except with respect to a B C Bankshares shareholder who receives cash instead of a fractional share of Wachovia common stock;

     - the aggregate adjusted tax basis of shares of Wachovia common stock received by a B C Bankshares shareholder will be the same as the aggregate adjusted tax basis of the shares of B C Bankshares common stock exchanged therefor, reduced by any amount allocable to a fractional share interest for which cash is received; and

     - the holding period of shares of Wachovia common stock received by a B C Bankshares shareholder, including any fractional share deemed issued and then redeemed for cash, will include the holding period of the B C Bankshares common stock exchanged therefor.

     Cash received by a B C Bankshares shareholder instead of a fractional share of Wachovia common stock will be treated as received in redemption of the fractional share interest. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the B C Bankshares common stock exchanged therefor. This capital gain or loss would be long-term capital gain or loss if the B C Bankshares shareholder's holding period in the shares of B C Bankshares common stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD THEREFORE CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER FOR YOU, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Wachovia will be the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the effective time.

     The directors and officers of Wachovia before the merger will continue to be the directors and officers of Wachovia after the merger, until such time as their successors are elected and qualified.

POST-MERGER COMPENSATION AND BENEFITS

     Under the merger agreement, Wachovia has agreed to provide employee benefits to employees of B C Bankshares on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Wachovia and Wachovia Bank, N.A. to similarly situated employees of Wachovia Bank, N.A. Prior to the time that these benefits are provided, the employees of B C Bankshares will continue to receive benefits under employee benefit plans which in the aggregate are substantially comparable to those currently provided by B C Bankshares to its employees. All discretionary awards and benefits under any employee benefit plans of Wachovia will be subject to the discretion of the persons or committee administering such plans. In addition, the merger agreement provides that these employees generally will receive credit for their service rendered with B C Bankshares before the effective time, to the extent B C Bankshares credited that service. This credit will count for purposes of determining vesting and eligibility to participate, but not for the purpose of benefit accrual, under Wachovia's employee benefit plans. The merger agreement provides that Wachovia may modify or terminate any employee benefit plan after the effective date.

     The Bank of Canton Profit Sharing Plan will be amended prior to the effective time of the merger, with Wachovia's consent, to permit Bank of Canton to make contributions to participants' profit sharing accounts for the 2000 plan year through the effective time of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of B C Bankshares' management, including all of its directors, have interests in the merger in addition to the interests they may have as B C Bankshares' shareholders generally. These interests include, among others, indemnification rights of B C Bankshares directors and officers under the merger agreement, and employment agreements for Mr. Ed McFather, Jr., Chairman and CEO of B C Bankshares, and Mr. Steven L. Holcomb, President of B C Bankshares.

     Wachovia has entered into an employment agreement with Mr. McFather which will become effective as of the effective time of the merger and will have a three-year term. Mr. McFather will serve as a Senior Vice President of Wachovia Bank, N.A. and will assist in the transition period following the combination of Wachovia Bank, N.A. and Bank of Canton. During the term of his employment agreement, Mr. McFather will be paid an annual salary of $283,333. In the event that Mr. McFather's employment is terminated (1) by Wachovia without cause or
(2) by Mr. McFather (a) under circumstances which constitute an "involuntary termination," as defined in the employment agreement, or (b) during the 30-day period beginning on the anniversary of the effective date of the merger, Mr. McFather will continue to receive his salary and coverage under Wachovia's welfare benefit plans from the date of termination of employment through the expiration of the term. In exchange for these payments and benefits, Mr. McFather has agreed that he will not engage in activities which are competitive with Wachovia for the period equal to the greater of (1) the term of his employment agreement or (2) the 24 months following his termination date. In addition, Mr. McFather has agreed that he will be available as a consultant to Wachovia during the term of his employment agreement.

     Wachovia has also entered into an employment agreement with Mr. Holcomb which will become effective as of the effective time of the merger and will have a three-year term. As a Senior Vice President of Wachovia Bank, N.A., Mr. Holcomb's responsibilities will include the ongoing management of banking operations in the Cherokee County market. During the term, Mr. Holcomb will be paid an annual salary of $175,000, and will be eligible to receive increases, consistent with Wachovia's policies. Mr. Holcomb will also be eligible for annual bonus payments during the term with a minimum payment of $49,500 for the year 2000. In connection with his employment, Mr. Holcomb will receive an award of 5,000 restricted stock units, which will vest on the third anniversary of the date of the award, and an option to purchase 5,000 shares of Wachovia common stock, which will vest ratably over the five-year period following the date of grant.

     In the event that Mr. Holcomb's employment is terminated prior to the expiration of the term (1) by Wachovia without cause or (2) by Mr. Holcomb under circumstances which constitute an "involuntary termination," as defined in the employment agreement, (a) Mr. Holcomb will continue to receive cash compensation equal to base salary plus the sum of (i) Mr. Holcomb's three-year average bonus, as determined by Wachovia, and (ii) the three-year average of Wachovia's contributions under certain of its retirement plans on behalf of Mr. Holcomb and coverage under Wachovia's welfare benefit plans from the date of termination of employment through the expiration of the term and (b) Mr. Holcomb's outstanding stock options shall become immediately exercisable and the restrictions on Mr. Holcomb's restricted stock units shall lapse. In exchange for these payments and benefits, Mr. Holcomb has agreed that he will not engage in activities which are competitive with Wachovia for the period equal to the greater of (1) the term of his employment agreement or (2) the 24 months following his termination date.

     Wachovia has also agreed that for a period of six years after the merger it will indemnify the directors and officers of B C Bankshares against costs or expenses (including reasonable attorneys' fees), judgments, liens, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation (civil or criminal), administrative or investigative, arising out of actions or omissions occurring at or prior to the merger, to the fullest extent that B C Bankshares is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the Georgia and B C Bankshares' articles of incorporation and by-laws in effect on the date of the merger agreement, provided any such director's or officer's conduct complies with the standards set forth under Georgia law and B C Bankshares' articles of incorporation and by-laws. In addition, Wachovia has agreed that for a period of three years after the merger it will use its reasonable best efforts to obtain directors' and officers' liability insurance for the benefit of B C Bankshares' directors and officers, to provide insurance coverage that will reimburse the present and former directors and officers of B C Bankshares or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the merger. The coverage and policy limits shall be no less advantageous than the coverage provided by B C

Bankshares on the date of the merger agreement, subject to the cost for the insurance not exceeding 200 percent of the amount expended by B C Bankshares for similar insurance on the date of the merger agreement.

     The directors and certain officers of B C Bankshares own shares of B C Bankshares common stock which will be converted into shares of Wachovia common stock at the same exchange ratio as will apply to every other B C Bankshares' shareholder. See "Voting Securities and Principal Shareholders of B C Bankshares."

CONDITIONS TO COMPLETION OF THE MERGER

     B C Bankshares' and Wachovia's obligations to complete the merger are subject to the satisfaction or written waiver of the following conditions:

     - approval of the merger agreement by B C Bankshares' shareholders;

     - receipt of the required regulatory approvals described below under "Regulatory Approvals," generally without any conditions, restrictions or requirements which the Wachovia board reasonably determines would have a material adverse effect on Wachovia after the merger or would reduce the benefits of the merger to such a degree that Wachovia would not have entered into the merger agreement had the conditions, restrictions or requirements been known as of the date of the merger agreement;

     - the absence of any action by any court or regulatory authority prohibiting the completion of the merger;

     - the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and no stop order being issued or threatened;

     - receipt of all permits or authorizations under state securities laws necessary to complete the merger;

     - approval for listing on the NYSE of the shares of Wachovia common stock issuable in the merger;

     - the continued truth and accuracy of the representations and warranties of each party except for any inaccuracies which would not have a material adverse effect on the financial condition, results of operations, businesses or prospects of the party by whom such representations and warranties were made, and the performance by each party in all material respects of all of the obligations required to be performed by it pursuant to the merger agreement, and the delivery of officers' certificates confirming satisfaction of the foregoing requirements;

     - receipt by B C Bankshares of an opinion of Alston & Bird LLP as to certain tax matters; and

     - receipt by Wachovia of an opinion of Sullivan & Cromwell as to certain tax matters.

     We cannot predict if or when the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. However, as of the date of this proxy statement/prospectus, neither Wachovia nor B C Bankshares has any reason to believe that any of these conditions will not be satisfied.

REGULATORY APPROVALS

     Federal Reserve Board. The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956. The BHC Act requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

     The BHC Act also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     Pursuant to the BHC Act, the merger may not be consummated until 30 days after Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. Wachovia and B C Bankshares believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Wachovia.

     Georgia Department of Banking and Finance. The merger is also subject to certain notice requirements as set forth in the Financial Institutions Code of Georgia.

     Other Requisite Approvals and Consents. Approvals or notices are also required from or to the NYSE and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

     Status of Regulatory Approvals. Wachovia and B C Bankshares have filed all of the required applications and notices with respect to the merger and will promptly take other appropriate action with respect to any requisite approvals or other action of any governmental authority.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. WE DO NOT KNOW IF OR WHEN ALL OF THESE REGULATORY APPROVALS WILL BE OBTAINED. ALSO, THESE APPROVALS MAY CONTAIN A CONDITION, RESTRICTION OR REQUIREMENT THAT CAUSES THESE APPROVALS TO FAIL TO SATISFY THE CONDITIONS FOR THE MERGER.

AMENDMENT, WAIVER AND TERMINATION

     Prior to or at the effective time, any provision of the merger agreement may be either waived by the party benefitted by such provision or amended or modified by written agreement between Wachovia and B C Bankshares. However, after the special meeting, the merger agreement may not be amended in violation of Georgia law.

     The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time by the mutual consent of B C Bankshares and Wachovia. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time by either Wachovia or B C Bankshares if:

     - the other party breaches a representation, warranty, covenant or other agreement contained in the merger agreement that has a material adverse effect on the breaching party, and the breach cannot be or has not been cured within 30 days of the notice having been given to the breaching party;

     - the merger is not completed by April 15, 2000;

     - a governmental authority denies a requisite approval for completion of the merger by final nonappealable action; or

     - the B C Bankshares shareholders fail to approve the merger agreement.

     In addition, Wachovia may terminate the merger agreement if the B C Bankshares' board of directors withdraws or materially changes its recommendation to approve the merger agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     The following is a summary of the agreements B C Bankshares and Wachovia have made regarding actions prior to the merger.

     B C Bankshares. B C Bankshares has agreed that it will operate its business and the businesses of its subsidiaries in the ordinary course through the effective time of the merger. In addition, it has agreed that it will not, without first obtaining Wachovia's consent:

     - issue any additional shares of B C Bankshares common stock, any other B C Bankshares capital stock or any rights to acquire B C Bankshares equity stock, except pursuant to pre-existing rights to acquire B C Bankshares equity stock;

     - make any distributions with respect to B C Bankshares common stock or any other B C Bankshares equity stock or change its capital structure. However, B C Bankshares may make (1) a year-end dividend on B C Bankshares common stock in an amount not to exceed $2.00 per share and thereafter, in 2000, quarterly cash dividends on B C Bankshares common stock in an amount not to exceed $1.20 per share with record and payment dates consistent with past practice and (2) dividends from wholly owned subsidiaries to B C Bankshares (or to another wholly owned subsidiary of B C Bankshares) on or in respect of shares of B C Bankshares common stock;

     - enter into or amend any employment related agreements, grant any salary or wage increase or increase any employee related benefits, except in the ordinary course of business, as previously disclosed to Wachovia or as required by law;

     - enter into or amend any employee related benefit plan or take any action to accelerate the vesting or exercise ability of any benefits payable under any employee-related benefit plans, except as may be required by law or contemplated by the merger agreement;

     - sell, encumber or otherwise dispose of any material amount of its properties except in the ordinary course of business;

     - acquire any material assets, business, deposits or properties of any other entity except in the ordinary course of business;

     - amend B C Bankshares' articles of incorporation, B C Bankshares' by-laws or the articles of incorporation or by-laws (or similar governing documents) of any of B C Bankshares' subsidiaries, except as previously agreed with Wachovia;

     - make any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory agencies;

     - enter into, terminate or amend any material contract, except in the ordinary course of business;

     - settle any material claim or proceeding, except for those claims or proceedings previously disclosed to Wachovia;

     - take any action which is reasonably likely to prevent or impede the merger from qualifying as a reorganization under Section 368 of the U.S. tax code or knowingly take any action which would materially interfere with the merger agreement;

     - change materially its interest rate and other risk management policies, procedures or practices as applied to the operations of B C Bankshares or fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, except as required by law;

     - borrow money other than in the ordinary course of business;

     - make or change any material tax-related practice other than in the ordinary course of business; or

     - agree or commit to do any of the foregoing.

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

     B C Bankshares has also agreed that it will not, nor ask anyone to, initiate or solicit any inquiries or any offer relating to a merger, consolidation or similar transaction involving B C Bankshares or Bank of Canton. This type of proposal is referred to in this document as an "acquisition proposal." In addition, B C Bankshares will not negotiate or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate an acquisition proposal, except as legally required for the discharge by the B C Bankshares board of its fiduciary duties. B C Bankshares has agreed to promptly advise Wachovia following the receipt by B C Bankshares of any acquisition proposal and to immediately advise Wachovia of any developments relating to any acquisition proposal.

     Wachovia. Wachovia has agreed that it will not, before the effective time, without first obtaining B C Bankshares' consent:

     - make any extraordinary dividend;

     - take any action which is reasonably likely to prevent or impede the merger from qualifying as a reorganization under Section 368 of the U.S. tax code or take any action which would materially interfere with the merger agreement; or

     - agree or commit to do any of the foregoing.

     Wachovia regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book value and, therefore, some dilution of Wachovia's book value and net income per share may occur in connection with any future transactions.

EXPENSES AND FEES

     Each party generally will be responsible for all expenses incurred by it in connection with the merger, except that the printing expenses in connection with this document will be shared equally between Wachovia and B C Bankshares.

ACCOUNTING TREATMENT

     Wachovia expects to account for the merger as a "purchase," as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of B C Bankshares as of the effective time will be recorded at their respective fair values and added to those of Wachovia. Any excess of the value of Wachovia common stock issued for B C Bankshares common stock over the fair value of B C Bankshares' net assets will be recognized as goodwill. Financial statements of Wachovia issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of B C Bankshares.

NEW YORK STOCK EXCHANGE LISTING OF WACHOVIA COMMON STOCK

     Wachovia has agreed to use its reasonable best efforts to list the shares of Wachovia common stock to be issued to the holders of B C Bankshares common stock in the merger on the NYSE before the effective date.

RESALES OF WACHOVIA COMMON STOCK

     The shares of Wachovia common stock to be issued in the merger will be freely transferable under the Securities Act of 1933. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of B C Bankshares for purposes of Rule 145 under the Securities Act as of the date of the special meeting. "Affiliates" generally include directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock. These affiliates may not sell their shares of

Wachovia common stock acquired in the merger except pursuant to an effective registration statement under the securities law or other applicable securities law exemptions from the registration requirements.

     This proxy statement/prospectus does not cover resales of Wachovia common stock received by any person who may be deemed to be an affiliate of B C Bankshares. B C Bankshares has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of B C Bankshares to execute and deliver to Wachovia an affiliate agreement. As provided for in these agreements, B C Bankshares' affiliates have agreed not to offer to sell, transfer or otherwise dispose of any of the shares of Wachovia common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Wachovia may place restrictive legends on certificates representing Wachovia common stock issued to all persons who are deemed to be "affiliates" of B C Bankshares under Rule 145.

VOTING AGREEMENTS

     Directors of B C Bankshares and Ms. Ann McFather Fincher, who together hold approximately 22% of the outstanding shares of B C Bankshares common stock, have agreed to vote all their shares in favor of approval of the merger as an inducement to Wachovia to enter into the merger agreement. Furthermore, they agreed not to vote any of their shares in favor of any other acquisition proposal. These shareholders have also agreed to take all reasonable actions to consummate the merger and, with limited exceptions, not to sell or otherwise transfer any shares owned by them unless the buyer or transferee also agrees to vote the shares in favor of approval of the merger agreement.

DISSENTERS' APPRAISAL RIGHTS

     The following discussion is not a complete description of the law relating to appraisal rights available under Georgia law and is qualified in its entirety by the full text of Article 13 of the Georgia Business Corporation Code. Article 13 is reprinted in its entirety as Appendix D to this proxy statement/prospectus. If you desire to exercise appraisal rights, you should review carefully Article 13 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

     Pursuant to the provisions of the GBCC, if the merger is consummated, any shareholder of record of B C Bankshares who objects to the merger and who fully complies with Sections 14-2-1301 through 14-2-1332 of the GBCC will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of B C Bankshares common stock. A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies B C Bankshares in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's B C Bankshares common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

     Under Article 13, B C Bankshares must notify all shareholders entitled to appraisal rights no later than 10 days after the time of the merger and that notice must be accompanied by a copy of Article 13. This proxy statement/prospectus constitutes that notice, and Article 13 is attached as Appendix D to this proxy statement/prospectus. If you wish to exercise your appraisal rights or wish to preserve your right to do so, you should review the following discussion and Appendix D carefully.

     Any B C Bankshares shareholder desiring to dissent and receive cash payment of the fair value of his or her B C Bankshares common stock must:

     - deliver to B C Bankshares, prior to the shareholder vote on the merger agreement, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

     - not vote his or her shares in favor of the merger agreement; and
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

     - demand payment and deposit his or her stock certificates with Wachovia in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the merger is consummated.

     All written communications from shareholders with respect to the exercise of appraisal rights should be mailed before the effective time of the merger to B C Bankshares, Inc., 2780 Marietta Highway, P.O. Box 649, Canton, Georgia 30114, Attention: Secretary and after the effective time of the merger to Wachovia Corporation, 100 North Main Street, P.O. Box 3099, Winston-Salem, North Carolina 27150, Attention: General Counsel.

VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT IS NOT ENOUGH TO SATISFY THE REQUIREMENTS OF THE GBCC. YOU MUST ALSO COMPLY WITH ALL OF THE CONDITIONS RELATING TO THE SEPARATE WRITTEN NOTICE OF INTENT TO DISSENT TO THE MERGER, THE SEPARATE WRITTEN DEMAND FOR PAYMENT OF THE FAIR VALUE OF YOUR SHARES OF B C BANKSHARES COMMON STOCK AND THE DEPOSIT OF YOUR STOCK CERTIFICATES.

     The dissenters' notice sent to dissenting shareholders will specify the dates and place for receipt of the payment demand and the deposit of the B C Bankshares stock certificates. Within 10 days after the effective date of the merger or after Wachovia's receipt of a payment demand from a dissenting shareholder who has complied with the statutory requirements, whichever is later, Wachovia shall offer to pay the dissenter the amount that Wachovia estimates to be the fair value of his or her shares, plus accrued interest. Wachovia's offer will be accompanied by:

     - B C Bankshares' balance sheet as of the end of a fiscal year ended not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

     - an explanation of how the interest was calculated;

     - a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

     - a copy of the dissenters' rights provisions of the GBCC.

     If the dissenting shareholder accepts Wachovia's offer by written notice to Wachovia within 30 days after the offer, or is deemed to have accepted the offer by failing to respond to Wachovia's offer within 30 days, Wachovia must make payment to the dissenting shareholder for his or her shares within 60 days after making the offer or the effective date of the merger, whichever is later. Upon payment of the agreed upon value, the dissenting shareholder will cease to have any interest in his or her shares of B C Bankshares common stock.

     If within 30 days after Wachovia offers payment for the shares of a dissenting shareholder, he or she does not accept the estimate of fair value of the shares and interest due on that fair value and demands payment of his or her own estimate of the fair value of the shares and interest due, then Wachovia, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must either settle the payment demand or file an action in the superior court of Cherokee County, Georgia, requesting that the fair value of the dissenting shareholder's shares be determined. Wachovia must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Wachovia does not begin the proceeding within the 60-day period, it shall be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

     B C Bankshares shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes.

     FAILURE BY A B C BANKSHARES SHAREHOLDER TO FOLLOW THE STEPS REQUIRED BY THE GBCC FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS AND THE REQUIREMENT THAT THEY BE STRICTLY COMPLIED WITH, IF YOU HOLD B C BANKSHARES COMMON STOCK AND ARE

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

CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING YOUR APPRAISAL RIGHTS UNDER THE GBCC, YOU SHOULD CONSULT YOUR LEGAL ADVISORS.

     You may not bring any action to enforce dissenters' rights more than three years after the date of the merger, regardless of whether notice of the merger and of the right to dissent was given by Wachovia in accordance with Article 13.

STOCK OPTION AGREEMENT

     As an inducement to Wachovia's entering into the merger agreement, B C Bankshares and Wachovia entered into a stock option agreement, dated as of October 6, 1999. The following description of the stock option agreement is qualified in its entirety by reference to the text of the stock option agreement. For a more complete description, we urge you to read carefully the stock option agreement which is attached as Appendix B to this proxy statement/prospectus.

     B C Bankshares has granted Wachovia an option to purchase up to 110,000 shares of B C Bankshares common stock. The number of shares Wachovia may purchase is subject to adjustment in certain cases (described below), however, it will never exceed 19.9% of the number of shares of B C Bankshares common stock outstanding immediately before the option is exercised. The exercise price of the option is $205.00 per share, and is also subject to adjustment in certain cases.

     Wachovia can exercise the option if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to the occurrence of an "Exercise Termination Event," as these terms are defined below. Wachovia's right to exercise the option is subject to compliance with applicable law, including the prior approval of the Federal Reserve Board, to the extent that the exercise of the option would cause Wachovia to own more than 5% of the outstanding shares of B C Bankshares. In considering whether to approve Wachovia's right to exercise the option, the Federal Reserve will generally apply the same statutory criteria that it will apply when considering whether to approve the merger.

     The stock option agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions:

          (1) B C Bankshares or Bank of Canton, without Wachovia's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the B C Bankshares board recommends that the shareholders of B C Bankshares approve or accept any Acquisition Transaction, other than as contemplated by the merger agreement;

          (2) A third party acquires beneficial ownership or the right to acquire beneficial ownership of 18% or more of the outstanding shares of B C Bankshares common stock;

          (3) The B C Bankshares shareholders fail to approve the merger agreement at the special meeting or the special meeting has not been held or has been canceled prior to termination of the merger agreement because, prior to the special meeting (or if the special meeting shall not have been held or shall have been canceled, prior to the termination of the merger agreement), it has been publicly announced that any third party has made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (4) The B C Bankshares board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Wachovia its recommendation that the shareholders of B C Bankshares approve the merger agreement at B C Bankshares' special meeting, or B C Bankshares, without Wachovia's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction;

          (5) A third party makes a proposal to B C Bankshares or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure;

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

          (6) A third party files with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (7) B C Bankshares willfully breaches any covenant or obligation contained in the merger agreement in anticipation of engaging in an Acquisition Transaction, and following the breach Wachovia would be entitled to terminate the merger agreement (whether immediately or after giving notice or passage of time or both);

          (8) A third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

          (9) A shareholder or shareholders in the aggregate holding in excess of 10% of B C Bankshares' outstanding common stock fails to comply with the terms of his or her voting agreement.

     As used in the stock option agreement, the term "Acquisition Transaction" means (1) a merger or consolidation or any similar transaction, involving B C Bankshares or Bank of Canton (other than mergers, consolidations or similar transactions involving solely B C Bankshares and/or Bank of Canton, provided that any such transaction is not entered into in violation of the terms of the merger agreement), (2) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of B C Bankshares or Bank of Canton or (3) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 18% or more of the voting power of B C Bankshares or Bank of Canton.

     The stock option agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (1) the acquisition by a third party of beneficial ownership of 25% or more of the then outstanding shares of B C Bankshares common stock or (2) B C Bankshares or any of its subsidiaries, without having received the prior written consent of Wachovia, enters into an agreement to engage in an Acquisition Transaction with a third party or the B C Bankshares board recommends that the shareholders of B C Bankshares approve or accept any Acquisition Transaction, other than as contemplated by the merger agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 25% rather than 18%.

     The stock option agreement defines the term "Exercise Termination Event" to mean any of (1) the effective time of the merger; (2) the termination of the merger agreement in accordance with its terms, if the termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Wachovia if B C Bankshares breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the merger agreement and the breach, individually or in the aggregate, would be reasonably likely to result in a material adverse effect (as defined in the merger agreement) or if B C Bankshares' board of directors has failed to recommend approval of the merger, if necessary, or has withdrawn, modified or changed such recommendation in a manner in any respect adverse to Wachovia's interests (see "-- Amendment, Waiver and Termination") or a termination by either Wachovia or B C Bankshares if the B C Bankshares shareholders fail to approve the merger; or
(3) the passage of 12 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Securities Exchange Act, after termination of the merger agreement if the termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination described in clause (2) above.

     Under no circumstances can Wachovia exercise the option at any time when Wachovia is in breach of any of its covenants or agreements contained in the merger agreement if, as a result of Wachovia's breach, B C Bankshares would be entitled to terminate the merger agreement. The stock option agreement will automatically terminate upon the termination of the merger agreement by B C Bankshares as a result of a breach by Wachovia of its covenants or agreements contained in the stock option agreement.

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

     If the option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event. Wachovia's right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and to comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Securities Exchange Act. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of B C Bankshares.

     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Wachovia will have certain registration rights with respect to the shares of B C Bankshares common stock issued or issuable pursuant to the option.

     The stock option agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request, B C Bankshares shall be obligated to repurchase the option and all or any part of the option shares received upon the full or partial exercise of the option. A repurchase of the option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the option price (as adjusted). A repurchase of option shares shall be at a price per share equal to the Market/Offer Price.

     The term "Market/Offer Price" means the highest of (1) the price per share at which a tender or exchange offer has been made for B C Bankshares common stock, (2) the price per share of B C Bankshares common stock that any third party is to pay pursuant to an agreement with B C Bankshares, (3) if B C Bankshares common stock is traded on the Nasdaq or any national securities exchange, the highest closing price per share of B C Bankshares common stock within the six-month period immediately preceding the date that notice to repurchase is given or (4) in the event of a sale of all or substantially all of B C Bankshares' assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by an investment banking firm), divided by the number of shares of B C Bankshares common stock outstanding at the time of such sale.

     The term "Repurchase Event" is defined to mean (1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of B C Bankshares common stock or (2) the consummation of an Acquisition Transaction; provided that, for purposes of the definition of "Repurchase Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 50% rather than 18%.

     The stock option agreement also provides that Wachovia may, at any time after a Repurchase Event and prior to an Exercise Termination Event, surrender the option (and any option shares obtained upon the exercise of the option and still held by Wachovia) for a cash surrender fee equal to $5 million (i) plus, if applicable, Wachovia's purchase price with respect to any option shares and
(ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Wachovia pursuant to the arm's-length sale of option shares (or any other securities into which such option shares were converted or exchanged) to any unaffiliated party, over (B) Wachovia's purchase price of such option shares, and (2) the net cash amounts, if any, received by Wachovia pursuant to an arm's-length sale of any portion of the option sold.

     The "Total Profit" (as defined below) that Wachovia may realize with respect to the option may not exceed $5.5 million. If Wachovia's Total Profit were to exceed that amount, Wachovia would be required, at its sole election, to
(1) reduce the number of option shares subject to the option, (2) deliver option shares to B C Bankshares for cancellation, (3) pay cash to B C Bankshares or (4) do any combination of the foregoing so that Wachovia's actual realized Total Profit shall not exceed $5.5 million.

     "Total Profit" is defined to mean the aggregate (before taxes) of (1) any amount received pursuant to B C Bankshares' repurchase of the option (or any portion thereof), (2) any amount received pursuant to B C Bankshares' repurchase of the option shares (less the purchase price for such option shares), (3) any net cash received pursuant to the sale of option shares to any third party (less the purchase price of such option shares) and (4) any amounts received on transfer of the option or any portion thereof to a third party.

     The stock option agreement provides that in the event that, prior to an Exercise Termination Event, B C Bankshares enters into certain transactions in which B C Bankshares is not the surviving corporation, certain fundamental changes in the capital stock of B C Bankshares occur or B C Bankshares sells all or substantially all of its or certain of its subsidiaries' assets, the option shall represent the right to acquire what Wachovia would have received had it exercised the option prior to such transaction.

     The stock option agreement provides that neither Wachovia nor B C Bankshares may assign any of its rights or obligations without the written consent of the other party, except that in the event an Initial Triggering Event occurs prior to an Exercise Termination Event, Wachovia may, subject to certain limitations, assign its rights and obligations in whole or in part.

     Arrangements such as the stock option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the prospective acquirer for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated as a result of an acquisition or potential acquisition of the issuer by a third party. The stock option agreement was entered into to accomplish these objectives. The stock option agreement may have the effect of discouraging offers by third parties to acquire B C Bankshares prior to the merger, even if such persons were prepared to offer to pay consideration to B C Bankshares' shareholders which has a higher current market value than the shares of Wachovia common stock to be received by B C Bankshares shareholders pursuant to the merger agreement. It may also preclude B C Bankshares from entering into a transaction with another party that would be accounted for under the pooling-of-interests method of accounting.

     To the best knowledge of B C Bankshares and Wachovia, no event giving rise to the right to exercise the option has occurred as of the date of this proxy statement/prospectus.

                     DESCRIPTION OF WACHOVIA CAPITAL STOCK

     The descriptive information below outlines certain provisions of Wachovia's articles of incorporation and by-laws and the North Carolina Business Corporation Act. The information is not complete and is qualified by the more detailed provisions of Wachovia's articles of incorporation and by-laws, which are incorporated by reference as exhibits to this document, and the North Carolina Business Corporation Act. See "Where You Can Find More Information" on page 72 for information on how to obtain copies of these incorporated documents.

AUTHORIZED STOCK

     Wachovia's articles of incorporation authorize 1,000,000,000 shares of Wachovia common stock and 50,000,000 shares of preferred stock. As of September 30, 1999, there were 202,742,870 shares of Wachovia common stock outstanding and no shares of Wachovia preferred stock outstanding. In addition, at September 30, 1999, 27,403,886 shares of Wachovia common stock were reserved for issuance upon conversion of notes, exercise of stock options and awards and under Wachovia's dividend reinvestment plan.

PREFERRED STOCK

     The Wachovia board is authorized to fix the preferences, limitations and relative rights of any Wachovia preferred stock and may cause Wachovia to issue any preferred stock without the approval of the holders of Wachovia common stock. The board may also establish one or more series of Wachovia preferred stock and determine the variations between series. Holders of Wachovia preferred stock may have greater rights than holders of Wachovia common stock. For example, holders of Wachovia preferred stock may receive dividends first and may also receive assets of Wachovia ahead of common stock holders
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

in a liquidation of Wachovia. Wachovia preferred shareholders may also rank ahead of common shareholders if the capital stock of Wachovia is redeemed.

COMMON STOCK

     Dividends. The holders of Wachovia common stock are entitled to their proportionate share of dividends declared by the Wachovia board from funds legally available for paying dividends.

     Voting Rights. Each holder of Wachovia common stock has one vote for each share held on matters presented for consideration by the shareholders.

     Classification of Board of Directors. The Wachovia board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Wachovia are elected at each annual meeting of the shareholders of Wachovia. Classification of the Wachovia board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Wachovia board and could impede a change in control of Wachovia.

     Preemptive Rights. The holders of Wachovia common stock have no preemptive rights to acquire any additional shares of Wachovia common stock.

     Issuance of Stock. Wachovia's articles of incorporation authorize the Wachovia board to issue authorized shares of Wachovia common stock and Wachovia preferred stock and any other securities without shareholder approval. However, Wachovia common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Wachovia common stock under certain circumstances.

     Liquidation Rights. In the event of voluntary or involuntary liquidation, dissolution or winding-up of Wachovia, the holders of Wachovia common stock will be entitled to their proportionate share of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities and after preferences given to any outstanding Wachovia preferred stock.

ANTI-TAKEOVER PROVISIONS

     Certain provisions of Wachovia's articles of incorporation and by-laws may have the effect of preventing, discouraging or delaying any change in control of Wachovia. The authority of the Wachovia board to issue Wachovia preferred stock may enable the Wachovia board to prevent a change in control despite a shift in ownership of the Wachovia common stock. In addition, the Wachovia board's power to issue additional shares of Wachovia common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. Moreover, the classification of the Wachovia board would delay the ability of a dissatisfied shareholder or anyone who obtains a controlling interest in the Wachovia common stock to elect its designees to a majority of the seats on the Wachovia board. The following provisions also may deter any change in control of Wachovia.

     Fair Price Provisions. The fair price provisions of Wachovia's articles of incorporation limit the ability of an interested shareholder to enter into certain transactions involving Wachovia. An "interested shareholder" is defined in Wachovia's articles to mean a shareholder who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Wachovia or a subsidiary of Wachovia, and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder. The transactions limited by the fair price provisions are referred to below collectively as a "business combination." They include:

     - any merger with or consolidation into an interested shareholder or an affiliate of an interested shareholder,

     - any sale or other disposition of more than $25 million in assets to an interested shareholder or an associate or affiliate of an interested shareholder,

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

     - any issuance or transfer to any interested shareholder, or an associate or affiliate, of equity securities of Wachovia or a subsidiary having a fair market value of $10 million or more, or

     - any recapitalization or reclassification of Wachovia securities or similar transaction increasing the percentage of outstanding shares owned by an interested shareholder or an associate or affiliate or any proposal for liquidation or dissolution of Wachovia.

     Under the fair price provisions, a business combination must either (1) be approved by the holders of at least 66 2/3% of the outstanding voting shares of Wachovia and the holders of at least a majority of the outstanding shares of Wachovia common stock not owned by the interested shareholder or (2) comply with either the continuing director approval requirements described in this paragraph or the price requirements described in the following paragraph, in which case a business combination must be approved by the affirmative vote of a majority of the outstanding voting shares of Wachovia entitled to vote thereon. Under the continuing director requirement, the business combination must be approved by 66 2/3% of the "continuing directors," which consist of (1) directors elected by shareholders of Wachovia prior to the interested shareholder's acquisition of more than 10% of the voting securities and (2) any directors recommended to join the Wachovia board by a majority of the directors mentioned in clause (1). These approval provisions are less stringent than those contained in the North Carolina Shareholder Protection Act, which is not applicable to Wachovia (see "-- Antitakeover Legislation"), but are more stringent than the standard North Carolina law provisions, which would apply in the absence of the fair price provisions.

     Under the price requirements of the fair price provisions, the price per share paid in a business combination must be at least equal to the greater of:

          (1) the fair market value per share of Wachovia common stock on the date of the first public announcement of the proposed business combination or on the date on which the interested shareholder became an interested shareholder, whichever is higher, multiplied by the ratio of:

             (a) the highest per share price paid by the interested shareholder for any shares of Wachovia common stock acquired by it during the two-year period immediately prior to the first public announcement date; to

             (b) the fair market value per share of Wachovia common stock on the first day during such two-year period on which the interested shareholder acquired any shares of Wachovia common stock; and

          (2) the highest per share price paid by such interested shareholder in acquiring any shares of Wachovia common stock.

     In addition, the consideration paid for Wachovia common stock in a business combination must be either cash or the same form of consideration paid by the interested shareholder to acquire its shares of Wachovia common stock. Moreover, the interested shareholder must not:

          (a) have, directly or indirectly, acquired, after having become an interested shareholder, additional shares of newly issued Wachovia capital stock from Wachovia, other than upon conversion of convertible securities, a pro rata stock dividend or stock split or pursuant to the fair price provisions;

          (b) have received the benefit, directly or indirectly, of financial assistance from Wachovia; or

          (c) have made any major changes in Wachovia's business or equity capital structure.

     The fair price provisions are designed to discourage attempts to take over Wachovia in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In these two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a company and acquires the remaining equity interest by paying the remaining shareholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

     Federal and state securities laws and regulations require that disclosure be made to shareholders of the terms of such a transaction. However, the financial terms will not necessarily be fair to shareholders and the shareholders may not be able to effectively prevent consummation of the transaction. The fair price provisions are intended to address some of the effects of these gaps in federal and state law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with Wachovia. While the terms of a non-negotiated takeover could be fair to Wachovia shareholders, negotiated transactions may result in more favorable terms to Wachovia's shareholders because of factors such as timing of the transaction, tax effects on the shareholders, and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arm's-length rather than dictated by the purchaser.

     The fair price provisions are designed to protect those shareholders who have not tendered or otherwise sold their shares to an interested shareholder in the initial step of an unwanted takeover attempt. Indeed, they assure that at least the same price and form of consideration are paid to these shareholders as were paid in the initial step of the acquisition.

     The fair price provisions generally may discourage attempts to obtain control of Wachovia given the difficulties of complying with their requirements. As a result, holders of Wachovia common stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the fair price provisions would give veto power to the holders of a minority of the shares of Wachovia common stock with respect to a business combination which is opposed by more than 33 1/3% of the continuing directors but which a majority of shareholders may believe to be desirable and beneficial. Moreover, the minimum price provisions of the fair price provisions could be arbitrary and not indicative of value although they provide objective pricing criteria in a business combination not receiving the supermajority approval required of shareholders or of continuing directors.

     Removal of Directors. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the voting shares not held by interested shareholders.

     Amendment of Wachovia Articles. Except in certain specified circumstances, the provisions of the Wachovia articles of incorporation concerning (1) their amendment, (2) the duration of the corporation, (3) the authorized capital stock, (4) the number, classification, election and removal of directors, (5) the absence of pre-emptive rights for shareholders and (6) the approval of business combinations may be amended only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the outstanding voting shares not held by interested shareholders.

     Antitakeover Legislation. In 1987, the North Carolina General Assembly enacted The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. Each of these acts contains provisions intended to prevent, discourage or delay a change in control of North Carolina corporations electing to be covered by this legislation. Wachovia has elected to be subject only to the Control Share Acquisition Act. For a summary of the material provisions of the Control Share Acquisition Act, see "Certain Differences in the Rights of Wachovia Shareholders and B C Bankshares Shareholders -- Anti-Takeover Provisions; Restrictions on Certain Business Contributions."

     Control Acquisitions. The federal Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board receives 60 days' prior written notice of the proposed acquisition and the Federal Reserve Board has not issued within that time period a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. The Federal Reserve Board presumes that the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act constitutes the acquisition of control. This presumption can, under certain circumstances, be challenged.

     In addition, federal banking law requires any company to obtain the approval of the Federal Reserve Board before acquiring 25%, or 5% in the case of an acquiror that is a bank holding company, or more of the outstanding shares of Wachovia common stock, or such lesser number of shares that may constitute control over Wachovia.

     Savings and Loan Holding Company Regulations. Wachovia is subject to additional regulations that restrict acquisitions of control by third parties since it is a savings and loan holding company. Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval or, in the case of an acquisition of control by an individual, the absence of disapproval, of the Office of Thrift Supervision after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.

                 CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA
                  SHAREHOLDERS AND B C BANKSHARES SHAREHOLDERS

     You will automatically become a Wachovia shareholder at the effective time. Your rights as a Wachovia shareholder will be determined by Wachovia's articles of incorporation, Wachovia's by-laws and North Carolina law. The following is a summary of the material differences in the rights of shareholders of Wachovia and B C Bankshares. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Georgia law, North Carolina law, B C Bankshares' articles of incorporation, Wachovia's articles of incorporation and the by-laws of each corporation.

AUTHORIZED CAPITAL

     Wachovia. Wachovia is authorized to issue 1,000,000,000 shares of common stock with par value of $5.00 per share and 50,000,000 shares of Preferred Stock with par value of $5.00 per share. As of September 30, 1999, 202,742,870 shares of Wachovia common stock were issued and outstanding and no shares of Wachovia preferred stock were issued.

     B C Bankshares. B C Bankshares is authorized to issue 1,000,000 shares of common stock with par value of $5.00 per share. As of the record date, 557,254 shares of B C Bankshares common stock were issued and outstanding.

AMENDMENT OF ARTICLES OF INCORPORATION

     Wachovia. The affirmative vote of at least 66 2/3% of voting shares of Wachovia, including a majority of the shares held by a person other than an interested shareholder, is required under Wachovia's articles of incorporation to amend or repeal provisions of the articles of incorporation that relate to
(1) the duration of the corporation, (2) the authorized capital stock, (3) the number, classification, election and removal of directors, (4) preemptive rights of shareholders, (5) business combinations and (6) amendment of Wachovia's articles of incorporation.

     However, the affirmative vote of the holders of at least a majority of the voting shares is sufficient to approve any amendment of this kind if (1) there is no interested shareholder and the amendment is approved by a majority of the Wachovia board of directors or (2) an interested shareholder exists, but the amendment is approved by at least 66 2/3% of the continuing directors. For the definition of an "interested shareholder" and a "continuing director", see "Description of Wachovia Capital Stock -- Anti-Takeover Provisions."

     B C Bankshares. Under Georgia law, the B C Bankshares' board of directors may amend its articles of incorporation without shareholder action if the amendment relates to certain procedural matters, as set forth in sec.14-2-1002 of the GBCC. For all other amendments, B C Bankshares' board of directors must propose amendments to the articles of incorporation for submission to the shareholders. The amendment must then be submitted to a vote and be approved by a majority of the shareholders entitled to vote on the amendment.

NOTICE OF MEETINGS OF SHAREHOLDERS

     Wachovia. The Wachovia by-laws provide that Wachovia must notify the shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. Wachovia must briefly describe the purpose or purposes of a special or substitute annual meeting or any meeting where required to do so by law.

     B C Bankshares. The B C Bankshares by-laws provide that B C Bankshares must notify the shareholders between 10 and 50 days before any annual or special meeting of the date, time and place of the meeting, and, for special meetings, the purpose for which the meeting is called.

SPECIAL MEETINGS OF SHAREHOLDERS

     Wachovia. A special meeting of the shareholders of Wachovia may be called only by its chief executive officer or by the Wachovia board of directors.

     B C Bankshares. A special meeting of the shareholders of B C Bankshares may be called by the chairman of the board of directors, the president, or at the request in writing of the holders of not less than 25% of the issued and outstanding capital stock of the corporation entitled to vote in an election of directors.

RECORD DATE

     Wachovia. The board of directors or the chief executive officer may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days before a meeting or action requiring a determination of shareholders.

     B C Bankshares. The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days before a meeting or action requiring a determination of shareholders.

NUMBER OF DIRECTORS; CLASSIFIED BOARD OF DIRECTORS

     Wachovia. The number of directors must be between 9 and 25 under Wachovia's by-laws. The exact number of directors is set by resolution of the Wachovia board of directors. The Wachovia board of directors must be divided into three classes to serve staggered three-year terms under Wachovia's by-laws. Only approximately one-third of the members of the Wachovia board of directors are elected each year since Wachovia has a classified board; consequently, two annual meetings are required for Wachovia's shareholders to change a majority of the members of the Wachovia board of directors.

     B C Bankshares. The number of directors must be between 5 and 11 under the B C Bankshares by-laws. The number of directors may be increased or decreased by resolution of the board of directors, but no decrease will have the effect of shortening the term of an incumbent director. The directors must be elected by plurality vote at the annual meeting of shareholders, and each director elected holds office until his successor is elected and qualified or until his earlier resignation, removal from office or death. B C Bankshares does not have a staggered or classified board of directors. Consequently B C Bankshares' shareholders may replace the entire of board of directors at a single annual meeting.

REMOVAL OF DIRECTORS

     Wachovia. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares, including a majority of the voting shares not held by an interested shareholder.

     B C Bankshares. The B C Bankshares by-laws provide that at any shareholder meeting with respect to which notice of such purpose has been given, any or all directors may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors.

SHAREHOLDER PROPOSALS; ADVANCE NOTICE OF DIRECTOR NOMINATIONS

     Wachovia. Business conducted at meetings of shareholders is limited to business that is properly submitted to the meeting under Wachovia's by-laws. Matters are properly submitted by the board of directors, or by any other holder of voting securities of the corporation who is entitled to vote at the meeting and who complies with the notice requirements of applicable law, or those requirements outlined in Wachovia's articles of incorporation or by-laws. Under the by-laws, director nominations by the

Wachovia board must include the chief executive officer and the chairman, if the chief executive officer is not the chairman and the nominee is not a director or his or her term as a director is set to expire. Director nominations may also be made by shareholders. All shareholder proposals must be made in writing and delivered or mailed to the Secretary of Wachovia between 90 and 120 days before any meeting of shareholders; however, if less than 100 days' notice of the meeting is given to shareholders, the notification must be mailed or delivered no later than the close of business 10 days after notice of the meeting was mailed.

     B C Bankshares. The B C Bankshares by-laws provide that annual meetings will be held each year for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. B C Bankshares' articles of incorporation and by-laws do not contain any specific provisions relating to the notice and procedural requirements for shareholder nominations of candidates for director. Consequently, B C Bankshares' shareholders are subject to fewer restrictions concerning nomination of candidates for director than Wachovia's shareholders. Special meetings may be held upon call of the chairman of the board of directors, the president, or at the request of the holders of 25% of the issued and outstanding capital stock of the corporation entitled to vote in an election of directors. Any such request must state the purpose for which the meeting is to be called.

ANTI-TAKEOVER PROVISIONS; RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     Wachovia. Wachovia's articles of incorporation have restrictions which discourage attempts to acquire control of Wachovia in non-negotiated transactions through the use of two-tier pricing tactics. The fair price provisions of the articles of incorporation are described under "Description of Wachovia Capital Stock -- Anti-Takeover Provisions -- Fair Price Provisions."

     The North Carolina Control Share Acquisition Act precludes an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control of the shares, under certain circumstances, unless a majority in interest of the disinterested shareholders of the corporation votes to give voting power to those shares.

     The corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares under the North Carolina Control Share Acquisition Act in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or by-laws adopted by the shareholders prior to the occurrence of a control share acquisition. Wachovia's articles of incorporation and by-laws do not limit the ability of shareholders to cause Wachovia to redeem their shares under the circumstances described above.

     B C Bankshares. The GBCC provides for voting rules and fair price requirements in connection with business combinations with "interested shareholders." These requirements are not applicable to any corporation unless they are specifically incorporated in the by-laws of the corporation. B C Bankshares has not adopted implementing by-law provisions, and is not subject to the fair price requirements contained in the GBCC.

LIMITATION ON DIRECTOR LIABILITY; INDEMNIFICATION

     Wachovia. Wachovia's articles of incorporation provide that, to the full extent permitted by law, a director of Wachovia will have no personal liability to Wachovia or its shareholders for monetary damages for breach of his or her duty as a director, whether such action is brought by, or on behalf of, Wachovia or otherwise. North Carolina law generally provides for limitation on directors' liability. However, no provision limiting director liability shall be effective with respect to:

     - acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;

     - any liability for unlawful distributions;

     - any transaction from which the director derived an improper personal benefit; or

     - acts or omissions occurring prior to the date the provisions became effective.

     Wachovia's by-laws provide for indemnification of any liability of directors, officers, employees or agents of Wachovia or any wholly-owned subsidiary of Wachovia.

     Indemnification payments for liabilities and litigation expenses may be made only following a determination that the activities of the person to be indemnified were at the time taken not known or believed by the person to be indemnified to be clearly in conflict with the best interest of Wachovia. This determination will be made: (1) by a majority of disinterested directors (if there are at least two such directors); (2) if there are not two such directors or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion; (3) by a majority of the shareholders; or (4) in accordance with any reasonable procedures prescribed by the Wachovia board of directors prior to the assertion of the claim for which indemnification is sought. If the person to be indemnified is an officer or an employee of Wachovia, the determination may be made by the chief executive officer or a designee of the chief executive officer.

     B C Bankshares. Similar to Wachovia's articles of incorporation, the B C Bankshares articles of incorporation provide that B C Bankshares' directors shall, to the full extent permitted by law, have no personal liability to B C Bankshares or its shareholders for breach of his or her duties as director with the exception of the following:

     - for any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for any liability related to unlawful distributions; or

     - for any transaction from which the director derived improper personal benefit.

     As authorized by the GBCC, the B C Bankshares by-laws provide indemnification for every person who is or was a director or officer of B C Bankshares or any other corporation in which B C Bankshares has an interest if he or she served in such a role at the request of B C Bankshares. Such persons may be indemnified against liability arising from his or her service, whether or not he or she continues to be such at the time the liability or expense shall have been incurred, provided (1) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (2) with respect to a criminal proceeding, such person did not have reasonable cause to believe that his or her conduct was unlawful.

     Each officer or director who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding as described above, shall be entitled to mandatory indemnification. Otherwise, any indemnification determination shall be in the discretion of the corporation and only if (1) a majority of a quorum of disinterested directors conclude that such person has met the requirements for indemnification, (2) if no such quorum exists, independent legal counsel selected by any Judge of the United States District Court for the Northern District of Georgia, Atlanta Division, delivers a written opinion that the indemnification requirements have been met, or (3) the holders of a majority of the shares entitled to vote for the election of directors determine by affirmative vote that the indemnification requirements have been met.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

     Wachovia. Qualified shareholders have the right to inspect and copy certain records of Wachovia if their demand is in good faith and for a proper purpose. The shareholder must give Wachovia at least 5 business days' written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. However,

Wachovia is under no duty to provide any accounting records or any records with respect to any matter that Wachovia determines in good faith may adversely affect Wachovia in the conduct of its business or may constitute material non-public information. Additionally, the rights of inspection and copying are limited to shareholders who either have been shareholders for at least six months or hold at least five percent of the outstanding shares of any class of Wachovia stock.

     B C Bankshares. The GBCC provides B C Bankshares' shareholders with inspection rights substantially similar to those of Wachovia's shareholders, but does not, however, restrict these rights to shareholders who have been shareholders for at least six months or who hold at least five percent of the outstanding shares of a class of stock. The B C Bankshares by-laws and Georgia law provide that after fixing a record date for a meeting, the corporation must prepare a list of all shareholders entitled to vote at a shareholders' meeting and make the list available for inspection by any shareholder, his agent, or his attorney at the time and place of the meeting.

DISSENTERS' APPRAISAL RIGHTS

     Wachovia. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets, certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors entitle shareholders to dissent. However, North Carolina law does not provide dissenters' rights for North Carolina corporations which have over 2,000 record holders or whose voting stock is listed on a national securities exchange and therefore holders of Wachovia's common stock do not have dissenters' rights.

     B C Bankshares. Georgia law generally provides for dissenters' rights in the same circumstances as does North Carolina law. B C Bankshares does not have 2,000 shareholders and its common stock is not listed on a national securities exchange. Therefore, holders of B C Bankshares common stock do have dissenters' rights. See "The Merger -- Dissenters' Appraisal Rights."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

WACHOVIA

     Wachovia common stock is traded on the NYSE under the symbol "WB." The following table lists the high and low sale prices for Wachovia common stock for the indicated periods as reported by the NYSE, and the cash dividends declared per share of Wachovia common stock.

                                                        PRICE RANGE       CASH DIVIDENDS
                                                       -------------       DECLARED PER
                                                       HIGH      LOW          SHARE
                                                       ----      ---      --------------
1997:
  First Quarter......................................  $64 5/8   $54 1/2      $ .40
  Second Quarter.....................................   66 7/8    53 1/2        .40
  Third Quarter......................................   72 3/8    58 3/16       .44
  Fourth Quarter.....................................   83 15/16  71 1/16       .44
1998:
  First Quarter......................................   85 3/4    72 3/4        .44
  Second Quarter.....................................   90 3/16   77 3/8        .44
  Third Quarter......................................   90 15/16  72 7/8        .49
  Fourth Quarter.....................................   96 13/16  80 7/8        .49
1999:
  First Quarter......................................   91        79            .49
  Second Quarter.....................................   92 5/16   80 9/16       .49
  Third Quarter......................................   85 1/4    75 5/16       .54
  Fourth Quarter (through Dec. 22, 1999).............   88 7/8    65 7/16       .54

     On October 6, 1999, the last trading day before public announcement of the merger, the closing price per share of Wachovia common stock on the NYSE was $82.44. On December 22, 1999, the last practical day to obtain share price information before the date of this proxy statement/prospectus, the closing price per share of Wachovia common stock on the NYSE was $67 9/16. Past price performance is not necessarily indicative of likely future price performance. You should obtain current market quotations for shares of Wachovia common stock.

     The holders of Wachovia common stock receive dividends if and when declared by the Wachovia board out of funds legally available therefor. Wachovia expects to continue paying quarterly cash dividends on Wachovia common stock. However, it cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Wachovia board's consideration of other relevant factors.

B C BANKSHARES

     B C Bankshares common stock is not publicly traded and private trades are infrequent. The last trade of which B C Bankshares is aware occurred on September 10, 1999, at $68.00 per share. The payment of dividends by B C Bankshares is subject to various statutory regulatory and other restrictions. See "Additional Information About B C Bankshares -- Supervision and Regulation" on page 46 and the Notes to the Consolidated Financial Statements of B C Bankshares. The following table sets forth the cash dividends declared per share of B C Bankshares common stock.

                                                              CASH DIVIDENDS
                                                               DECLARED PER
                                                                  SHARE
                                                              --------------
1997:
  First Quarter.............................................      $ .65
  Second Quarter............................................        .65
  Third Quarter.............................................        .75
  Fourth Quarter............................................       1.75
1998:
  First Quarter.............................................        .85
  Second Quarter............................................        .85
  Third Quarter.............................................        .85
  Fourth Quarter............................................       1.85
1999:
  First Quarter.............................................       1.00
  Second Quarter............................................       1.00
  Third Quarter.............................................       1.00
  Fourth Quarter............................................      $2.00

                  ADDITIONAL INFORMATION ABOUT B C BANKSHARES

BUSINESS DESCRIPTION AND BACKGROUND

  Business

     B C Bankshares, Inc. is the parent company of Bank of Canton, which was founded in 1892 and was the first bank established in Cherokee County, Georgia. Bank of Canton has grown in recent years as a result of the continuing expansion of the metropolitan Atlanta area. Cherokee County is one of 17 counties comprising metropolitan Atlanta, a $45 billion deposit market with a population of more than 3.5 million. With $400 million in assets, as of September 30, 1999, Bank of Canton is the largest independent bank in Cherokee County. Bank of Canton operates eight full service offices, which together had 28% of Cherokee County's $1.1 billion in deposits, as of June 30, 1998. Bank of Canton also operates seven ATMs in Cherokee County, and is in the process of opening a new branch in Cobb County, Georgia.

     Bank of Canton's local customer base comprises small-to-medium commercial firms and individual retail customers. Management has intentionally focused on loans and deposits in its primary service area, Cherokee County, although its service area has also been extended into North Fulton, North Cobb, Forsyth, Bartow and Pickens Counties, which also offer attractive growth opportunities.

     As of September 30, 1999, the $262.1 million loan portfolio included loans for business, real estate, personal and household purposes, automobile loans, lines of credit, single family construction loans, and permanent mortgage loans. Bank of Canton's $357.6 million of deposits as of September 30, 1999 comprised checking accounts, NOW accounts, savings accounts, certificates of deposit, and individual retirement accounts.

  Competition

     Bank of Canton encounters vigorous competition for the provision of financial services in its market areas from a number of sources, including commercial banks, thrift institutions, and other financial intermediaries that offer services in Cherokee County and North Georgia, where most of Bank of Canton's customers reside, and elsewhere. Interstate banking laws and other changes in state laws to permit statewide branching have resulted in increased competition. Bank of Canton also competes for funds with numerous other financial intermediaries that operate locally, regionally and nationally, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds, and federal, state, and municipal issuers of short-term obligations. The Internet has also increased competition for deposits and loans by offering customers a convenient and often highly competitive method of investing funds and obtaining credit. Internet operations also facilitate comparison shopping and may cause local institutions to pay more interest on deposits and charge lower rates on loans.

SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion summarizes certain statutes, rules and regulations affecting B C Bankshares and Bank of Canton. This summary is qualified in its entirety by reference to the statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to B C Bankshares' and Bank of Canton's businesses. Any change in applicable law or regulations may have a material effect on the business of B C Bankshares and Bank of Canton. The supervision, regulation and examination of Bank of Canton are intended primarily for the protection of depositors rather than holders of B C Bankshares common stock.

  Bank Holding Company Regulation

     As a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, and with the Georgia Department of Banking and Finance under the Georgia Financial Institutions Code, B C Bankshares is subject to supervision, examination and reporting by the Federal Reserve and the Georgia Department.

     B C Bankshares is required to file with the Federal Reserve its periodic reports and such additional information as the Federal Reserve may require. The Federal Reserve examines B C Bankshares and may examine its subsidiaries. The Georgia Department also may examine B C Bankshares.

     The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

     The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which the President signed on November 12, 1999. Gramm-Leach-Bliley repeals the anti-affiliation provisions of the Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. The BHC Act was amended to permit a financial holding company to engage in any activity and acquire and retain any company that the Federal Reserve determines to be (a) financial in nature or incidental to such financial activity or (b) complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity. Holding companies may continue to own companies conducting activities which had been approved by Federal Reserve order or regulation on the day before Gramm-Leach-Bliley was enacted.

     B C Bankshares is a legal entity separate and distinct from Bank of Canton. Various legal limitations restrict Bank of Canton from lending or otherwise supplying funds to B C Bankshares. B C Bankshares and Bank of Canton are subject to Section 23A of the Federal Reserve Act. Section 23A defines "covered transactions," which include extensions of credit, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from Bank of Canton's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by acceptable collateral, generally United States government or agency securities. B C Bankshares and Bank of Canton also are subject to Section 23B of the Federal Reserve Act, which generally limits covered and other transactions among affiliates to terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to Bank of Canton or its subsidiary as prevailing at the time for transactions with unaffiliated companies.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, where a bank holding company has more than one bank or thrift subsidiary, each of the holding company's subsidiary depository institutions are responsible for any losses to the Federal Deposit Insurance Corporation ("FDIC") as a result of an affiliated depository institution's failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.

     B C Bankshares is also regulated by the Georgia Department. The Financial Institutions Code requires annual registration with the Georgia Department by all Georgia bank holding companies and approval of banking and non-banking activities. Such registration includes information with respect to the financial condition, operations and management of intercompany relationships of Bank of Canton holding company and its subsidiaries and related matters. The Georgia Department may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the Georgia Department have been complied with.

  Bank Regulation

     As a Georgia bank whose deposits are insured by the FDIC's Bank Insurance Fund maintained by the FDIC, Bank of Canton is subject to regulation and examination by the Georgia Department and by its primary federal regulator, the FDIC. The Georgia Department and the FDIC regulate and monitor all of Bank of Canton's operations, including reserves, loans, mortgages, payments of dividends, interest rates and the establishment of branches. Interest and certain other charges collected or contracted for by Bank of Canton are subject to state usury laws and certain federal laws concerning interest rates.

     Various statutes and contracts limit the ability of Bank of Canton to pay dividends, extend credit or otherwise supply funds to B C Bankshares and its subsidiaries. Dividends from Bank of Canton are expected to constitute B C Bankshares' major source of funds for any cash dividends to be paid on B C Bankshares common stock. Under Georgia law, the Georgia Department's approval of a dividend by Bank of Canton is not required if each of the following conditions is met: (1) total classified assets at the most recent examination of Bank of Canton do not exceed 80% of equity capital in the most recent bank examination;
(2) the aggregate amount of dividends to be declared in the calendar year does not exceed 50% of Bank of Canton's net profits, after taxes but before dividends, for the previous calendar year; and (3) the ratio of the bank's equity capital to its adjusted total assets is not less than 6%.

     The FDIC has the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice. The FDIC has indicated that paying dividends that deplete a state non-member bank's capital base to an inadequate level would be an unsound and unsafe banking practice. Prior FDIC approval is required for any distributions that would cause a bank to be less than adequately capitalized. The FDIC regularly examines Bank of Canton and has the authority to approve or disapprove the establishment of branches, mergers, consolidations and other similar corporate actions. Furthermore, the FDIC has the right to prevent or remedy unsafe or unsound banking practices or other violations of law.

     The Federal Reserve has a policy that states that a bank or a bank holding company generally should not pay cash dividends not fully covered by net income available to common shareholders for the past year and the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition.

     Statewide branching has been permissible in Georgia since June 30, 1998. Since July 1, 1997 Georgia law has also permitted bank holding companies to enter Georgia by acquiring banks in Georgia that are at least five years old and banks to merge across state lines.

  Capital Requirements

     The Federal Reserve and the FDIC have adopted risk-based capital guidelines for bank holding companies and state non-member banks, respectively. The minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital must consist of Tier 1 Capital, which includes common stock and related surplus, retained earnings and a limited amount of qualifying preferred stock, less goodwill. The remainder, or Tier 2 Capital, may consist of allowance for loan and lease losses (up to 1.25% of risk-weighted assets), non-qualifying preferred stock, qualifying subordinated, perpetual, and/or mandatory convertible debt, term subordinated debt and intermediate-term preferred stock and up to 45% pretax unrealized holding gains on available-for-sale equity securities with readily determinable market values that are prudently valued, and a limited amount of any loan loss allowance. The sum of Tier 1 Capital and Tier 2 Capital equals Total Capital.

     In addition, the federal agencies have established minimum leverage ratio guidelines for bank holding companies, national banks, and state member banks, which provide for a minimum leverage ratio of Tier 1 Capital to adjusted average quarterly assets ("leverage ratio") equal to 3%, plus an additional cushion of 1.0% to 2.0%, if the institution has less than the highest regulatory rating. The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Higher capital may be required in individual cases, depending upon a bank holding company's risk profile. All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks, including the volume and severity of their problem loans. Lastly, the Federal Reserve's guidelines indicate that the Federal Reserve will continue to consider a Tangible Tier 1 Leverage Ratio (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve and the FDIC have not advised B C Bankshares or Bank of Canton of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to them.

     The Federal Deposit Insurance Corporation Improvement Act of l992 ("FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

     All of the federal banking agencies have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital ratio, Tier 1 Capital ratio, and the leverage ratio. Under the regulations, a state non-member bank will be (1) "well capitalized" if it has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, a leverage ratio of 5% or greater, and is not subject to any written agreement, order, capital directive, or prompt corrective action directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (2) "adequately capitalized" if it has a Total Capital ratio of 8% or greater, a Tier 1 Capital ratio of 4% or greater, or a leverage ratio of 4% or greater (3% in certain circumstances) and is not well capitalized, (3) "undercapitalized" if it has a Total Capital ratio of less than 8%, a Tier 1 Capital ratio of less than 4% (3% in certain circumstances),
(4) "significantly undercapitalized" if it has Total Capital of less than 6%, or a Tier 1 Capital Ratio of less than 3%, or a leverage ratio of 3% or less, or (5) "critically undercapitalized" if its tangible equity to total assets is 2% or less.

     As of September 30, 1999, B C Bankshares had Tier 1 Capital and total capital of approximately 14.18% and 15.36% of risk-weighted assets, and Bank of Canton had Tier 1 Capital and total capital of approximately 14.08% and 15.25% of risk-weighted assets. As of September 30, 1999, B C Bankshares had a leverage ratio of Tier 1 Capital to total average assets of approximately 9.98% and Bank of Canton had a leverage ratio of Tier 1 Capital to total average assets of approximately 9.91%.

     The Georgia Department also expects bank holding companies and banks to maintain minimum levels of capital of 3% and 5.5%, respectively. If the Georgia Department discovers high amounts of risk or significant non-banking activities, the Georgia Department may require higher capital ratios.

  FDICIA

     FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the federal regulatory agencies deem appropriate. These standards have not had any material effect on B C Bankshares and Bank of Canton.

     FDICIA also contains a variety of other provisions that may affect the operations of B C Bankshares and Bank of Canton, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, Bank of Canton is well capitalized and not restricted.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of Bank of Canton holding company.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

  FDIC Insurance Assessments

     Bank of Canton is subject to FDIC deposit insurance assessments. Bank of Canton's deposits are primarily insured by BIF. The FDIC utilizes a risk-based deposit insurance premium scheme to determine the assessment rates for BIF-insured depository institutions. Each financial institution is assigned to one of three capital groups -- "well capitalized," "adequately capitalized" or "undercapitalized" -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state regulators and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. Bank of Canton paid $37,532 in BIF deposit premiums for the year ending December 31, 1999.

  Community Reinvestment Act

     B C Bankshares and Bank of Canton are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"), and the federal banking agencies' regulations thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the CRA. The CRA requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to:
(1) charter a national bank; (2) obtain deposit insurance coverage for a newly chartered institution; (3) establish a new branch office that accepts deposits;
(4) relocate an office; or (5) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following the most recent CRA examination in April 1999 Bank of Canton received an "outstanding" CRA rating.

     Current CRA regulations rate institutions based on their actual performance in meeting community credit needs. CRA performance is evaluated by the FDIC, Bank of Canton's primary federal regulator, using a lending test, an investment test, and a service test. The FDIC also will consider (a) demographic data about the community; (b) the institution's capacity and constraints; (c) the institution's product offerings and business strategy; and (d) data on the prior performance of the institution and similarly situated lenders. The lending test, the most important of the three tests for institutions other than wholesale and limited purpose (e.g., credit card) banks, will evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans.

     The CRA regulations provide that an institution will receive a CRA rating for each test of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve," or "substantial noncompliance." An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating of either "outstanding," "satisfactory," "needs to improve," or "substantial noncompliance." Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory," and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its primary federal regulator in considering various types of applications.

     The recently enacted Gramm-Leach-Bliley Act makes various changes to the CRA. Among other changes, CRA agreements with private parties must be disclosed and annual CRA reports must be made to a bank's primary federal regulator. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under this Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a "satisfactory" CRA rating in its latest CRA examination.

  Legislative and Regulatory Changes

     On November 12, 1999, the President signed the Gramm-Leach-Bliley Act into law. The Act:

     - allows bank holding companies meeting management, capital and CRA standards to engage in a substantially broader range of nonbanking activities than currently is permissible, including insurance underwriting and making merchant banking investments in commercial and financial companies;

     - allows insurers and other financial services companies to acquire banks;

     - removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and

     - establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations.

     This part of the Act will become effective on March 11, 2000.

     The Act also modifies current law related to financial privacy and community reinvestment. The new financial privacy provisions will generally prohibit financial institutions, including us, from disclosing nonpublic personal financial information to third parties unless customers have the opportunity to "opt out" of the disclosure.

  Fiscal and Monetary Policy

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of B C Bankshares and Bank of Canton will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on B C Bankshares and Bank of Canton cannot be predicted.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                                 B C BANKSHARES

     The following discussion and analysis is intended to provide an understanding of the significant factors that influenced B C Bankshares' financial condition at December 31, 1998 and 1997 and results of operations for the three-year period ended December 31, 1998 and for the three- and nine-month periods ended September 30, 1999 compared to three- and nine-month periods ended September 30, 1998. The purpose of this discussion is to focus on information about B C Bankshares' financial condition and results of operations which are not otherwise apparent from the audited consolidated financial statements. You should read this information in conjunction with the information included under "Summary -- Selected Financial Data of B C Bankshares" and B C Bankshares' audited financial statements and related notes commencing on page F-2.

FORWARD-LOOKING STATEMENTS

     The following discussion contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the federal government, including policies of the Treasury Department and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL CONDITION AS OF SEPTEMBER 30, 1999 AND DECEMBER 31, 1998 AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

     The following is management's discussion and analysis of certain significant factors which have affected B C Bankshares' financial position and operating results for the three- and nine-month periods ended September 30, 1999 and 1998.

FINANCIAL CONDITION

     Total assets have increased by 9.8% from $364.1 million to $400.0 million for the nine months ended September 30, 1999. The increase in total assets in 1999 exceeds the 8.5% growth for the same periods in 1998 versus 1997. The growth in both years was funded primarily by increases in total deposits of $32.8 million and $23.3 million, respectively. The increase in total assets for the nine months ended September 30, 1999 consisted primarily of an increase of $43.1 million in gross loans. The loan to deposit ratio at September 30, 1999 was 73% compared to 67% at December 31, 1998.

     Total equity increased $2.0 million, or 5.6% during the nine months ended September 30, 1999. The net increase consists of net income for the period of $4.9 million less dividends of $1.7 million and unrealized losses recognized on securities available-for-sale totaling $1.2 million. The decrease in the value of the securities portfolio reflects increases in interest rates in the second half of 1999 and related decrease in fixed income prices.

LIQUIDITY

     At September 30, 1999, the Bank's liquidity was more than adequate in relation to internal target ratios. Liquidity is measured by the ratio of net cash, Federal funds sold and securities to net deposits and short-term liabilities. The Company has lines of credit available to meet any unforeseen liquidity needs.

REGULATORY CAPITAL REQUIREMENTS

     Banking regulations require the Company and Bank of Canton to maintain minimum capital levels in relation to assets. At September 30, 1999, the Company's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company at September 30, 1999 are as follows:

                                              MINIMUM
                                            REGULATORY
                                            REQUIREMENT    B C BANKSHARES    BANK OF CANTON
                                            -----------    --------------    --------------
Tier 1 capital ratio......................         4.00%       14.18%            14.08%
Total capital ratio.......................         8.00        15.36             15.25
Tier 1 leverage ratio.....................  3.00 - 5.00         9.98              9.91

RESULTS OF OPERATIONS

  Net Interest Income

     Net interest income increased by $626,000, or 14.7% and $1,687,000, or 13.9% for the three and nine month periods ended September 30, 1999, respectively, compared to the same periods in 1998. These increases in net interest income are attributable to an increase in earning assets of $44.3 million, or 13.7%, as compared to September 30, 1998. During this same period, total deposits increased by $49.0 million, of which $21 million of the increase was in noninterest-bearing demand deposits, interest-bearing demand deposits, and savings accounts. The increase in net interest income is based on the spread between rates earned on interest earning assets and rates paid on interest bearing liabilities.

     The net interest margin was 5.28% and 5.09% at September 30, 1999 and September 30, 1998, respectively.

  Provision for Loan Losses

     The provision for loan losses is based on management's evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. Management reviews the allowance for loan loss on a quarterly basis and makes provisions as necessary. A provision of $368,000 was made during the nine month period ending September 30, 1999 based upon this evaluation process. The allowance for loan loss as a percentage of total loans was 1.24% at September 30, 1999 compared to 1.37% at December 31, 1998. The decrease in the allowance as a percentage of total loans is primarily the result of the $43 million increase in loans for the nine month period. Management believes the allowance for loan loss at September 30, 1999 is adequate to meet any potential losses in the loan portfolio.

     At September 30, 1999 and 1998, nonaccrual, past due, and restructured loans were as follows:

                                                             SEPTEMBER 30,
                                                         ----------------------
                                                          1999           1998
                                                         -------        -------
                                                         (DOLLARS IN THOUSANDS)
Total nonaccruing loans................................  $1,132         $3,225
Loans contractually past due ninety days or more as to
interest or principal payments and still accruing......     140             65
Loans, the terms of which have been renegotiated to
  provide a reduction or deferral of interest or
  principal because of deterioration in the financial
  position of the borrower.............................      --             --
Loans now current about which there are serious doubts
  as to the ability of the borrower to comply with
  present loan repayment terms.........................      --             --

     Nonaccrual loans have decreased by $1.4 million, or 121% since December 31, 1998 while past due loans greater than 90 days and still accruing have increased by $133,000, or 133%. As shown in the following table, net charge-offs increased by $128,000 for the nine months ended September 30, 1999 as compared to 1998. The increase in charge-offs includes previously reported nonaccrual loans. Net charge-offs as a percentage of average loans outstanding were .05% for the nine months ended September 30, 1999 compared to net recoveries as a percentage of average loans outstanding of .01% for the same period in 1998.

     Information regarding the allowance for loan loss data through September 30, 1999 and 1998 is as follows:

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Average amount of loans outstanding.........................  $240,077     $193,374
                                                              --------     --------
Balance of allowance for loan losses at beginning of
period......................................................  $  3,000     $  2,700
                                                              --------     --------
Loans charged off
  Commercial and financial..................................      (125)         (49)
  Real estate -- mortgage...................................        --          (25)
  Real estate -- construction...............................       (11)          --
  Installment...............................................       (93)        (105)
                                                              --------     --------
Loans recovered                                                   (229)        (179)
                                                              --------     --------
  Commercial and financial..................................        38            3
  Real estate -- mortgage...................................        20          114
  Real estate -- construction...............................        10            4
  Installment...............................................        49           74
                                                              --------     --------
                                                                   117          195
                                                              --------     --------
Net (charge-offs) recoveries................................      (112)          16
                                                              --------     --------
Additions to allowance charged to operating expense during
  period....................................................       368          552
                                                              --------     --------
Balance of allowance for loan losses at end of period.......     3,256        3,268
                                                              --------     --------
Ratio of net loan (charge-offs) recoveries during the period
  to average loans outstanding..............................      (.05)%        .01%
                                                              ========     ========

     OTHER INCOME. Other income increased by $95,000 and $374,000 for the three and nine months ended September 30, 1999, respectively, compared to the same periods in 1998. The increase in service charges on deposit accounts accounted for $40,000 and $93,000 of the total increase for the three and nine month periods, respectively. For the nine month period ended September 30, 1999, the Company recognized $139,000 of increases in cash surrender values of life insurance policies related to deferred compensation plans and $166,000 state tax adjustment reversal. The state tax adjustment was recorded in prior years in connection with the Georgia Department of Revenue's initial results of an examination. The final results of the examination allowed the reversal of the initial assessment.

  Other Expenses

     Other expenses increased by $702,000, or 9.3% for the nine months ended September 30, 1999, compared to the same period in 1998. The most significant increases in 1999 were an increase of $523,000 in salaries and employee benefits and an increase of $112,000 in other operating expenses. The increase in salaries and employee benefits represents normal increases in salaries and the staffing of an additional branch opened during 1998. The increase in other operating expenses was not attributable to any one individual item. At September 30, 1999, the number of full-time equivalent employees was 191, compared to 177 at September 30, 1998.

     The increase in other operating expenses is not attributable to any one item. However, the increases are partially attributable to the overall increase in the number of loan and deposit accounts.

  Net Income

     Net income increased by $350,000 and $958,000, respectively, for the three and nine month periods ended September 30, 1999, or approximately 24% over the corresponding periods in 1998. The increase in net income can be attributed to continued increases in interest-earning assets, improvement in the loan portfolio, and the increase in other income discussed above.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company is exposed only to U.S. dollar interest rate changes, and accordingly, the Company manages exposure by considering the possible changes in the net interest margin. The Company does not have any trading instruments nor does it classify any portion of the investment portfolio as held for trading. The Company does not engage in any hedging activities or enter into any derivative instruments with a higher degree of risk than mortgage backed securities which are commonly pass through securities. Finally, the Company has no exposure to foreign currency exchange rate risk, commodity price risk, and other market risks.

     Interest rates play a major part in the net interest income of a financial institution. The sensitivity to rate changes is known as "interest rate risk." The repricing of interest-earning assets and interest-bearing liabilities can influence the changes in net interest income. As part of the Company's asset/liability management program, the timing of repriced assets and liabilities is referred to as GAP management. It is the policy of the Company to maintain GAP ratio in the one-year time horizon of .60 to 1.20. GAP management alone is not enough to properly manage interest rate sensitivity, because interest rates do not respond at the same speed or at the same level to market rate changes. For example, savings and money market rates are more stable than loans tied to a "Prime" rate and thus respond with less volatility to a market rate change. The Company uses simulation techniques to monitor changes in net interest income due to changes in market rates. The model of rising, falling, and stable interest rate scenarios allows management to monitor and adjust interest rate sensitivity to minimize the impact of market rate swings. The analysis of impact on net interest margins as well as market value of equity over a 12-month period is subjected to 100, 200, 300 and 400 basis point increases and decreases in rate. The September model reflects an increase of 2.1% in net interest income and a 5.5% decrease in market value equity for a 100 basis point increase in rates. The same model shows a 2.6% decrease in net interest income and a 4.4% increase in market value equity for a 100 basis point decrease in rates. As of September 30, 1999 the market value of equity ratio was 9.1% as compared to an established minimum of 7.0%. A 100 basis point increase and decrease would result in a market value equity ratio of 8.6% and 9.5%, respectively. As of

September 30, 1999 the fully tax equivalent ("FTE") net interest margin was 5.43%. A 100 basis point increase and decrease would result in a FTE net interest margin of 5.54% and 5.29%, respectively.

CAPABILITY OF THE COMPANY'S DATA PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR
2000

     Like many financial institutions, the Company relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. Management has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Company and believes the hardware and software have been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard.

  The Situation

     As the end of this century draws near, there is worldwide concern that year 2000 technology problems may wreak havoc on global economies. No country, government, business or person is immune from the POTENTIAL effects of year 2000 problems. The year 2000 problem arose because many existing computer systems and software programs use a two-digit year field. Because of this, some computers will not properly recognize the turn of the century. A computer with a two-digit year field may recognize the year 2000 as 1900. If not corrected, many computer applications could fail or miscalculate data creating erroneous results.

     For a bank, year 2000 problems could be devastating if loan or deposit interest accruals are not calculated properly. A year 2000 caused system crash could result in a disruption of business which in turn could cause the Company to lose a significant portion of its customer base. Either of which could result in material adverse consequences for the Company.

     To address the year 2000 problems, the Company formed a "Year 2000 Task Force" made up of key employees. This Task Force has been charged with the responsibility of assessing the problem, overseeing corrective action, as well as testing the year 2000 readiness of all equipment, software, and applications after upgrades have been made. The Task Force updates management on a regular basis, and management then reports to the board of directors.

  Readiness

     Critical systems, hardware, and software have received priority attention. As of September 30, 1999, all critical systems have been upgraded or replaced and the related software has been upgraded to meet year 2000 standards and are presently in the "testing phase" to ensure proper functioning in a year 2000 environment. These critical systems include our core bank processing hardware and software, Fedline communication system to the Federal Reserve Bank, and our automated new accounts and loan document preparation software as well as the network fileserver. The fileserver and several critical station personal computers have been upgraded or replaced with year 2000 compliant hardware and software to bring this area up to year 2000 standards. Several other software systems have been upgraded to be year 2000 compliant and are currently in the testing phase including accounts payable software, stock accounting software, and fixed asset software.

     Since the Company is heavily reliant on outside vendors for many services such as electricity, phone service, water, gas, ATM processing, bond accounting, and bank related forms, we have developed a year 2000 questionnaire to help us determine a vendor's state of year 2000 readiness. Approximately 95% of these questionnaires have been obtained and evaluated.

  Contingency Plans

     Due to the critical nature of our core processing system and our automated platform for new accounts and loan document preparation, we have developed contingency plans that will be put into operation should any of these systems not pass year 2000 readiness testing.

  Cost

     After our assessment phase to determine the extent of our year 2000 problem, our board of directors approved a budget in the amount of $146,400 to address the year 2000 issue. In order to ensure adequate funds are provided to resolve year 2000 issues, including those that may not be presently known, our year 2000 budget is subject to continuous review and amendment. Management does not expect the cost of remediation to vary significantly from our present budget, although there can be no assurances in this regard.

     As of September 30, 1999, we have incurred $154,000 in year 2000 expenses. This expense breaks down as follows: $125,000 for hardware, software and for assessment and testing, $11,000 for currency storage and delivery service, $7,000 for credit line fee, and $10,000 on customer awareness and education.

  Other Concerns

     Another area of year 2000 concern for the Company is customer awareness and preparedness. In particular, loan customers who are not year 2000 compliant could experience business interruptions which could affect their ability to repay debts owed to the Company resulting in adverse Company performance. The customer awareness and education expenses have been incurred in an effort to insure customers are aware of the year 2000 problem and understand the potential impact on their business. Loan customers considered to have year 2000 exposure are being required to complete a questionnaire in order to assess their year 2000 readiness and the Company's exposure.

FINANCIAL CONDITION AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1997 AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NET INCOME

  1998 Compared to 1997

     For the year ended December 31, 1998, the Company recorded net income of $5,817,000 or $10.41 per common share on a basic and diluted basis. The decrease in net income compared to 1997 was $55,000, or approximately 1%. The decrease in net income in 1998, as compared with 1997, was primarily because of increases in other expenses which rose 18.4% for the year combined with $82,000 of interest income related to a state tax refund included in net income for the year ended December 31, 1997. During 1998, the net interest spread and net interest margin decreased to 4.15% and 5.15%, respectively.

  1997 Compared to 1996

     Net income for the year ended December 31, 1997 was $5,872,000, or $10.45 per share compared to $5,032,000, or $8.94 per share in 1996, an increase in net income of $840,000, or 16.7%. The increase in 1997 is primarily attributable to the increase in interest earning assets, with only a moderate increase in other expenses.

NET INTEREST INCOME

  Average Balances, Interest Income, and Interest Expense

     The following table contains condensed average balance sheets for the years indicated. In addition, the amount of the Company's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the related average interest rates, net interest spread and net yield on average interest earning assets are included.

                                                       ANALYSIS OF NET INTEREST INCOME
                                                       FOR THE YEARS ENDED DECEMBER 31,
                          ------------------------------------------------------------------------------------------
                                      1998                           1997                           1996
                          ----------------------------   ----------------------------   ----------------------------
                                               AVERAGE                        AVERAGE                        AVERAGE
                          AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/    AVERAGE    INCOME/   YIELD/
                          BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE     BALANCE    EXPENSE    RATE
                          --------   -------   -------   --------   -------   -------   --------   -------   -------
                                                            (DOLLARS IN THOUSANDS)
Interest Earning Assets:
Taxable investment
securities..............  $ 93,601   $ 6,020     6.43%   $ 85,586   $ 5,593     6.53%   $ 81,734   $ 5,081     6.22%
Nontaxable investment
  securities(4).........    14,496       651     4.49%     13,589       677     4.98%     15,259       875     5.73%
Interest bearing
  deposits in banks.....        55         3     5.45%         44         3     6.82%         54         3     5.56%
Federal funds sold......    16,139       890     5.51%     12,798       725     5.66%     10,071       538     5.34%
Loans(3)................   197,641    21,083    10.67%    182,565    19,711    10.80%    169,707    18,410    10.85%
Allowance for loan
  losses................    (3,016)                        (2,493)                        (2,154)
Other assets............    23,985                         20,550                         19,234
                          --------   -------             --------   -------             --------   -------
Total...................   342,901    28,647              312,639    26,709              293,905    24,907
                          ========   =======             ========   =======             ========   =======
Total interest-earning
  assets................  $321,932               8.90%   $294,582               9.07%   $276,825               9.00%
                          ========                       ========                       ========
Interest Bearing
  Liabilities:
Noninterest-bearing
  demand................  $ 50,564                       $ 43,299                       $ 38,242
Interest bearing demand
  and savings...........    94,784     2,838     2.99%     84,240     2,612     3.10%     79,338     2,465     3.11%
Time....................   159,655     9,237     5.79%    151,968     8,822     5.81%    146,040     8,657     5.93%
                          --------   -------             --------   -------             --------   -------
  Total deposits........   305,003    12,075              279,507    11,434              263,620    11,122
Other liabilities.......     3,333                          2,050                          2,698
Shareholders equity.....    34,565                         31,082                         27,587
                          --------   -------             --------   -------             --------   -------
Total...................  $342,901   $12,075             $312,639   $11,434             $293,905   $11,122
                          ========   =======             ========   =======             ========   =======
Total interest-bearing
  liabilities...........  $254,439               4.75%   $236,208               4.84%   $225,378               4.93%
                          ========                       ========                       ========
Net interest income.....             $16,572                        $15,275                        $13,785
Net interest
  spread(1).............                         4.15%                          4.23%                          4.07%
Net interest
  margin(2).............                         5.15%                          5.19%                          4.98%

---------------
(1) Interest rate spread is the weighted average yield on interest earning assets minus average rate on interest bearing liabilities.

(2) Net interest margin is net interest income divided by average interest earning assets.

(3) Interest income from loans includes total fee income of approximately $499,000, $455,000, and $468,000 for the years ended December 31, 1998,
    1997, and 1996, respectively. Includes average balances of nonaccrual loans.

(4) Yields on nontaxable securities have not been computed on a tax equivalent basis.

(5) Average balances are computed based on month end balances.

  Rate and Volume Analysis

     The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(1) change in volume (change in volume multiplied by previous year rate); (2) change in rate (change in rate multiplied by previous year volume); and a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                              ANALYSIS OF CHANGES IN NET INTEREST INCOME
                                                   FOR THE YEARS ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                          1998 COMPARED TO 1997        1997 COMPARED TO 1996
                                           INCREASE (DECREASE)          INCREASE (DECREASE)
                                            DUE TO CHANGE IN             DUE TO CHANGE IN
                                        -------------------------    -------------------------
                                        RATE     VOLUME    TOTAL     RATE     VOLUME    TOTAL
                                        -----    ------    ------    -----    ------    ------
                                                        (DOLLARS IN THOUSANDS)
Income from interest-earning assets:
  Interest and fees on loans..........  $(239)   $1,611    $1,372    $ (86)   $1,387    $1,301
  Interest on taxable securities......    (87)      514       427      263       249       512
  Interest on nontaxable securities...    (69)       43       (26)    (107)      (91)     (198)
  Interest on deposits in other
     banks............................     (1)        1                  1        (1)
  Interest on Federal funds sold......    (19)      184       165       34       153       187
                                        -----    ------    ------    -----    ------    ------
     Total interest income............  $(415)   $2,353    $1,938    $ 105    $1,697    $1,802
                                        -----    ------    ------    -----    ------    ------
Expense from interest-bearing
  liabilities:
  Interest on interest-bearing
     deposits.........................
  Interest on time deposits...........  $ (95)   $  321    $  226       (8)   $  155    $  147
     Total interest expense...........    (30)      445       415     (179)      344       165
                                        -----    ------    ------    -----    ------    ------
                                        $(125)   $  766    $  641    $(187)   $  499    $  312
                                        -----    ------    ------    -----    ------    ------
  Net interest income.................  $(290)   $1,587    $1,297    $ 292    $1,198    $1,490
                                        =====    ======    ======    =====    ======    ======

  1998 Compared to 1997

     Net interest income increased by $1,297,000 for the year ended December 31, 1998, or 8.5%. The increase in net interest income is due to an increase of $27.4 million in average interest-earning assets, an increase of 9.3%. During the same period, the increase in average interest-bearing liabilities was $18.2 million, an increase of 7.7%. The net interest margin decreased slightly during the year from 5.19% to 5.15%. The decrease in the net interest margin reflects the decline in interest rates over the past three years and competition for loans and deposits. The overall yield on interest-earning assets decreased by 17 basis points to 8.90% in 1998, and the rate paid on interest-bearing liabilities decreased 9 basis points to 4.75%, resulting in a net decrease in the interest rate spread of 8 basis points to 4.15%.

  1997 Compared to 1996

     Net interest income increased by $1,490,000 for the year ended December 31, 1997, or 10.8%. The increase in net interest income was due to an increase in average interest-earning assets of $17.8 million, an increase of 6.4%. The increase in average interest-bearing liabilities was $10.8 million, an increase of 4.8% for the year. The net interest margin increased during 1997 from 4.98% to 5.19%. The increase in the net interest margin is a combination of increased yields on interest-earning assets and a decrease in yields paid on interest-bearing liabilities. The overall yield on interest-earning assets increased by 7 basis points to 9.07% in 1997, and the rate paid on interest-bearing liabilities decreased 9 basis points to 4.84%, resulting in a net increase in the interest rate spread of 16 basis points to 4.23%.

     The most significant increases in average interest-earning assets consisted of increases of $15.1 million and $12.9 million in total loans for the years ended December 31, 1998 and 1997, respectively. Taxable securities and Federal funds sold increased $8.0 million and $3.3 million, respectively, for the year ended December 31, 1998. Increases in 1997 for the same investments were $3.9 million and $2.7 million, respectively. The average rates earned on interest-earning assets has not varied significantly over the past three years. The most significant change was a 13 basis point decrease in the yield on loans in 1998 compared to only a 5 basis point decrease in 1997.

     Average interest-bearing demand and savings deposits grew $10.5 million and $4.9 million for the years ended December 31, 1998 and 1997, respectively. The average rate paid on these deposits in 1998 was 2.99%, down from 3.10% in 1997. Total average time deposits grew for the same years by $7.7 million and $5.9 million. The average rate paid on time deposits declined slightly from 5.81% in 1997 to 5.79% in 1998.

     The growth in average balances accounted for $1.6 million of the net $1.3 million increase in net interest income for the year ended December 31, 1998. The changes in yields and rates accounted for a decrease of $300,000 in net interest income. For the year ended 1997, the net increase in average balances accounted for $1.2 million of the $1.5 million increase in net interest income, and changes in yields and rates accounted for the balance.

PROVISION FOR LOAN LOSSES

     For the year ended December 31, 1998, the provision for loan losses decreased by $353,000 to $396,000, compared to $749,000 for the prior year. The decrease in 1998 was based on management's evaluation of the overall allowance for loan losses which included a decrease in net charge-offs of $153,000.

     The provision for loan losses is based on management's evaluation of economic conditions, volume and composition of the loan portfolio, the historical charge off experience, the level of nonperforming and past due loans, and other indicators derived from reviewing the loan portfolio. Management performs such reviews monthly, and the level of the allowance for loan losses is adjusted on a quarterly basis, as deemed necessary by the board of directors. At December 31, 1998, the allowance for loan losses was believed to be adequate to provide for probable losses in the loan portfolio.

     The allowance for loan losses represents management's assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for loan losses and the appropriate provision required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as Bank of Canton's loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses. An analysis of the credit quality of the loan portfolio and the adequacy of the allowance for loan losses is prepared by Bank of Canton's credit administration area and presented to the board of directors on a monthly basis. In addition, Bank of Canton has engaged an outside loan review consultant, on a semi-annual basis, to perform an independent review of the quality of the loan portfolio and adequacy of the allowance.

     Bank of Canton's allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks, the Federal Reserve and the Georgia Superintendent may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management. See "Regulatory
Matters -- Supervision and Regulation" on page 46.

     While it is the Bank of Canton's policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

     Asset quality showed slight improvement for the year ended December 31, 1998. Nonaccrual loans as a percentage of total loans decreased from 1.21% to 1.14% during 1998. The ratio of nonperforming assets to total assets decreased from .83% to .78% for the same period. At December 31, 1998, the allowance for loan losses as a percentage of total loans was 1.37%, compared to 1.41% at December 31, 1997. The slight decrease in the allowance for loan losses to total loans is reflective of the overall improvement in the loan portfolio.

     The following table presents at the dates indicated the aggregate nonperforming loans for the following categories:

                                                                  DECEMBER 31,
                                                   ------------------------------------------
                                                    1998      1997      1996     1995    1994
                                                   ------    ------    ------    ----    ----
                                                             (DOLLARS IN THOUSANDS)
Loans accounted for on a nonaccrual basis........  $2,502    $2,311    $1,974    $854    $966
Loans contractually past due ninety days or more
  as to interest or principal payments and still
  accruing.......................................       7        78         2     161      13
Loans, the terms of which have been renegotiated
  to provide a reduction or deferral of interest
  or principal because of deterioration in the
  financial position of the borrower.............      --        --        --      --      --
Loans now current about which there are serious
  doubts as to the ability of the borrower to
  comply with present loan repayment terms.......      --        --        --      --      --

     The reduction in interest income associated with nonaccrual loans as of December 31, 1998 is as follows:

                                                            (DOLLARS IN THOUSANDS)
Interest income that would have been recorded on
  nonaccrual loans under original terms.................             $140
Interest income that was recorded on nonaccrual loans...             $110
                                                                     ----
  Reduction in interest income..........................             $ 30
                                                                     ====

     Management considers all nonaccrual loans to be impaired in accordance with Financial Accounting Standards Board ("FASB") Statements of Financial Accounting Standards Nos. 114 and 118. Loans past due greater than ninety days and still accruing represents those loans which have collateral values in excess of the recorded loan balance, therefore minimizing the risk of loss of principal and interest.

     In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard, or special mention that have not been disclosed above do not (1) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. In the event of non-performance by the borrower, these loans have collateral pledged which would prevent the recognition of substantial losses. Any loans classified by regulatory authorities as loss have been charged off.

COMMITMENTS AND LINES OF CREDIT

     In the ordinary course of business, Bank of Canton has granted commitments to extend credit and standby letters of credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Loan

Committee and/or board of directors. These commitments are recorded in the consolidated financial statements as they are funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Following is a summary of the commitments outstanding at December 31, 1998, 1997, and 1996.

                                                 1998           1997           1996
                                              -----------    -----------    -----------
Commitments to extend credit................  $54,700,000    $20,716,000    $20,454,000
Standby letters of credit...................      610,000        442,000        283,000
                                              -----------    -----------    -----------
                                              $55,310,000    $21,158,000    $20,737,000
                                              ===========    ===========    ===========

     Commitments to extend credit include unused commitments for open-end lines secured by 1-4 family residential properties, commitments to fund loans secured by commercial real estate, construction loans and land development, and other non-real estate secured unused commitments. Commitments to fund commercial real estate, construction, and land development increased by $30 million at December 31, 1998 compared to 1997. This increase is due to the significant growth and development in Bank of Canton's market area. A significant portion of the increase in outstanding commitments is in 1-4 family residential construction and development.

     The following table summarizes the allowance for loan losses for each year.

                                                            DECEMBER 31,
                                      --------------------------------------------------------
                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
Average balance of loans
outstanding.........................  $197,641    $182,565    $169,707    $148,596    $126,461
                                      ========    ========    ========    ========    ========
Balance of allowance for loan losses
  at beginning of year..............  $  2,700    $  2,200    $  2,000    $  1,600    $  1,350
                                      ========    ========    ========    ========    ========
Charge-offs:
  Real estate-mortgage..............       (26)       (118)       (337)         (1)        (67)
  Real estate-construction..........        --         (60)         --          --          --
  Consumer..........................      (147)       (246)       (358)       (205)        (85)
  Commercial........................      (155)       (115)        (61)        (72)        (43)
                                      --------    --------    --------    --------    --------
                                          (328)       (539)       (756)       (278)       (195)
                                      --------    --------    --------    --------    --------
Recoveries:
  Real estate-mortgage..............       117         139         102          44          76
  Real estate-construction..........         4          --          --          --          --
  Consumer..........................       106         127         132          82          68
  Commercial........................         5          24          17           8          18
                                      --------    --------    --------    --------    --------
                                           232         290         251         134         162
                                      --------    --------    --------    --------    --------
Net charge-offs.....................       (96)       (249)       (505)       (144)        (33)
                                      --------    --------    --------    --------    --------
  Additions to allowance charged to
     operations.....................       396         749         705         544         283
                                      --------    --------    --------    --------    --------
Balance of allowance for loan losses
  at end of year....................  $  3,000    $  2,700    $  2,200    $  2,000    $  1,600
                                      ========    ========    ========    ========    ========
Ratio of net loan charge-offs during
  the year to average loans
  outstanding during the year.......      0.05%       0.14%       0.30%       0.10%       0.03%

     The Company does not formally allocate the allowance for loan losses to individual types of loans. The following table summarizes the allocation of the allowance for loan losses to types of loans as of the indicated dates, based on prior years' experience.

                                                 YEARS ENDED DECEMBER 31,
                        ---------------------------------------------------------------------------
                                1998                   1997                   1996            1995
                        --------------------   --------------------   --------------------   ------
                                 PERCENT OF             PERCENT OF             PERCENT OF
                                  LOANS IN               LOANS IN               LOANS IN
                                    EACH                   EACH                   EACH
                                 CATEGORY TO            CATEGORY TO            CATEGORY TO
                        AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT
                        ------   -----------   ------   -----------   ------   -----------   ------
                                                  (DOLLARS IN THOUSANDS)
Commercial...........   $  612      33.64%     $  426      32.61%     $  315      29.42%     $  332
Real Estate..........    1,000      54.71         886      53.86         725      55.50         468
Consumer.............    1,388      11.65       1,388      13.53       1,160      15.08       1,200
                        ------     ------      ------     ------      ------     ------      ------
                        $3,000     100.00%     $2,700     100.00%     $2,200     100.00%     $2,000
                        ======     ======      ======     ======      ======     ======      ======

                            YEARS ENDED DECEMBER 31,
                       ----------------------------------
                          1995               1994
                       -----------   --------------------
                       PERCENT OF             PERCENT OF
                        LOANS IN               LOANS IN
                          EACH                   EACH
                       CATEGORY TO            CATEGORY TO
                       TOTAL LOANS   AMOUNT   TOTAL LOANS
                       -----------   ------   -----------
                             (DOLLARS IN THOUSANDS)
Commercial...........     28.60%     $  653      28.51%
Real Estate..........     55.27         262      55.49
Consumer.............     16.13         685      16.00
                         ------      ------     ------
                         100.00%     $1,600     100.00%
                         ======      ======     ======

  1998 Compared to 1997

     The provision for loan losses decreased to $396,000 from $749,000 for the year ended December 31, 1998. The decrease in the provision of $353,000 is attributable to the improvement in the loan portfolio combined with the decrease in net charge-offs during the year. The allowance for loan losses at December 31, 1998 was $3,000,000, a net increase of $300,000 for the year. The net charge-offs decreased from $249,000 in 1997 to $96,000 in 1998, representing a net charge-off ratio of .05%, compared to 0.14% in 1997. The allowance as a percentage of nonaccruing loans increased during 1998 to 119.90%, compared to 116.83% in 1997.

  1997 Compared to 1996

     The provision for loan losses increased to $749,000 from $705,000 for the year ended December 31, 1997. The increase in the provision of $44,000 is attributable to the increase in nonaccrual and past due loans for the year ended December 31, 1997, as well as increased loan volume. The allowance for loan losses at December 31, 1997 was $2,700,000, a net increase of $500,000 for the year. Net charge-offs decreased from $505,000 in 1996 to $249,000 in 1997, representing a net charge-off ratio of 0.14%, compared to 0.30% in 1996. The allowance as a percentage of nonaccruing loans increased during 1997 to 116.83%, compared to 111.45% in 1996.

OTHER INCOME

  1998 Compared to 1997

     Other income increased by $284,000 in 1998, or 12.2%, compared to 1997. Deposit and service charge income increased by $103,000 for the year ended December 31, 1998. This increase is due primarily to the growth of $22.8 million in demand deposit accounts. Included in other operating income is mortgage origination and servicing income which increased for the year ended December 31, 1998 by $221,000, to $275,000. This increase is directly related to the increase in mortgage lending activity which fluctuates with the rise and fall of mortgage rates.

  1997 Compared to 1996

     Other income increased by $222,000 in 1997, or 10.5%, compared to 1996. Deposit and service charge income and other operating income increased by $91,000 and $131,000, respectively for the year ended December 31, 1997. Included in the increase in other operating income were increases in mortgage servicing income of $52,000 and miscellaneous income of $82,000. The increase in miscellaneous income represents the interest portion of a state income tax refund, resulting from a settlement with the Georgia Department of Revenue.

OTHER EXPENSES

  1998 Compared to 1997

     Other expenses increased during 1998 by $1,579,000, compared to the same period in 1997. Salaries and employee benefits increased by $826,000 for the year. The increase in salaries and employee benefits includes normal increases in salaries, group insurance, payroll taxes, profit sharing and pension benefits along with increases directly related to an increased number of employees. The number of full-time equivalent employees increased by 14 to 177 as of December 31, 1998. Equipment and occupancy expenses combined increased by $279,000. The increase in equipment and occupancy expenses includes increases of $166,000 in depreciation. Other operating expenses increased by $475,000 for 1998. The most significant increases included increases in data processing expenses, mortgage servicing expenses, stationery and supplies, and other taxes of $60,000, $138,000, $47,000 and $68,000, respectively. The remaining increase in other operating expenses includes normal price increases and increased costs directly related to increases in loans and deposits.

  1997 Compared to 1996

     Other expenses increased during 1997 by $673,000 compared to the same period in 1996. Salaries and employee benefits increased by $452,000 for the year. The number of full-time equivalent employees increased by 17 to 163 as of December 31, 1997. Other operating expenses increased by $180,000 for 1997. There were no significant individual increases included in other operating expenses for 1997. The increase in other operating expenses included normal price increases and increased costs directly related to increases in loans and deposits.

BALANCE SHEET REVIEW

  1998 Compared to 1997

     Total assets increased in 1998 by $43.0 million, or 13.4%. The most significant increase in assets came in the growth of the loan portfolio, which grew $27.4 million, or 14.3%. Total interest-earning assets increased by $28.9 million, or 9.5% in 1998, compared to 1997. Other assets increased in 1998 by $4.1 million for the same period. In 1998, the Company implemented a deferred compensation plan which is funded by insurance products. The cash surrender value of those policies totaled $4.4 million as of December 31, 1998.

     Total deposits increased by $39.5 million, or 13.8%, which funded for the most part the asset growth. Non-interest-bearing demand deposits increased by $13.3 million, or 30.2%, interest-bearing demand increased by $9.5 million, or 13.6%, and time deposits increased by a combined total of $15.0 million, or 9.9%.

     Shareholders' equity increased by $3.4 million. This increase reflected net earnings of $5.8 million, less dividends declared of $2.5 million and an increase in treasury stock of $278,000. Accumulated other comprehensive income represents the net unrealized gains on securities available for sale which increased during 1998 by $287,000 to $336,000.

SECURITIES PORTFOLIO

     The carrying amounts of securities at the dates indicated are summarized as follows:

                                                               DECEMBER 31,
                                                      -------------------------------
                                                        1998        1997       1996
                                                      --------    --------    -------
                                                          (DOLLARS IN THOUSANDS)
U.S. Treasury and government agencies and
  corporations......................................  $ 87,430    $ 80,955    $73,301
State and municipal securities......................    14,488      13,615     13,895
Mortgage-backed securities..........................     2,092       4,820      8,795
Equity securities...................................       963         909        829
                                                      --------    --------    -------
Federal Home Loan Bank Stock........................  $104,973    $100,299    $96,820
                                                      ========    ========    =======

     The carrying amounts of securities in each category as of December 31, 1998 are shown in the following table according to maturity classifications. Equity securities are excluded from the table below because they have no contractual maturity.

                                                    U.S. TREASURY AND
                                                   GOVERNMENT AGENCIES
                                               AND CORPORATIONS, INCLUDING       STATE AND MUNICIPAL
                                               MORTGAGE-BACKED SECURITIES             SECURITIES
                                               ---------------------------      ----------------------
                                                 CARRYING                       CARRYING
                                                  AMOUNT           YIELD         AMOUNT       YIELD(1)
                                               ------------      ---------      --------      --------
                                                               (DOLLARS IN THOUSANDS)
One year or less.............................    $ 3,391           5.55%        $ 1,010         4.52%
After one year through five years............     71,561           6.13%          8,169         5.12%
After five years through ten years...........     14,134           6.35%          4,856         5.67%
After ten years..............................        436           7.71%            453         5.14%
                                                 -------                        -------
                                                 $89,522           6.15%        $14,488         5.26%
                                                 =======                        =======

---------------
(1) Yields on nontaxable securities have not been computed on a tax equivalent basis.

LOAN PORTFOLIO

  Types of Loans

     The amount of loans outstanding at the indicated dates are shown in the following table according to the type of loan.

                                                          AT DECEMBER 31,
                                      --------------------------------------------------------
                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
Commercial, financial,
agricultural........................  $ 73,801    $ 62,566    $ 52,395    $ 45,344    $ 38,674
Real estate -- construction.........    48,837      36,397      35,425      32,031      25,158
Real estate -- mortgage.............    71,183      66,936      63,413      55,606      50,097
Consumer and other..................    25,554      25,952      26,859      25,588      21,701
                                      --------    --------    --------    --------    --------
                                      $219,375    $191,851    $178,092    $158,569    $135,630
Less unearned income................       251         131         198         206         231
Less allowance for loan losses......     3,000       2,700       2,200       2,000       1,600
                                      --------    --------    --------    --------    --------
Loans, net..........................  $216,124    $189,020    $175,694    $156,363    $133,799
                                      ========    ========    ========    ========    ========

  Maturities and Sensitivities to Changes in Interest Rates

     Total loans as of December 31, 1998 are shown in the following table according to maturity classifications (1) one year or less, (2) after one year through two years, and (3) after two years. The disclosure of loans by the above categories, and by maturity of one year to five years and over five years, is not available and to obtain this information would cause undue time and expense to be incurred by the Company.

                                                            (DOLLARS IN THOUSANDS)
MATURITY:
One year or less..........................................         $104,824
After one year through two years..........................           38,879
After two years...........................................           75,421
                                                                   --------
                                                                   $219,124
                                                                   ========

     Total loans as of December 31, 1998, with a maturity after one year, which have (1) predetermined interest rates and (2) floating or adjustable interest rates, are presented below:

                                                            (DOLLARS IN THOUSANDS)
Predetermined rates.......................................         $ 92,112
Floating or adjustable rates..............................           22,188
                                                                   --------
                                                                   $114,300
                                                                   ========

DEPOSITS

     The average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing and savings deposits and time deposits, for the periods indicated are presented below.

                                                       YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------
                                             1998                1997                1996
                                       ----------------    ----------------    ----------------
                                        AMOUNT     RATE     AMOUNT     RATE     AMOUNT     RATE
                                       --------    ----    --------    ----    --------    ----
                                                        (DOLLARS IN THOUSANDS)
Noninterest-bearing demand
  deposits...........................  $ 50,564      --%   $ 43,299      --%   $ 38,242      --%
Interest bearing demand..............    74,173    3.01      64,922    3.10      60,914    3.11
Savings..............................    20,611    2.94      19,318    3.10      18,424    3.10
Time deposits........................   159,655    5.79     151,968    5.81     146,040    5.93
                                       --------            --------            --------
                                       $305,003            $279,507            $263,620
                                       ========            ========            ========

     The amounts of time certificates of deposit issued in amounts of $100,000 or more as of December 31, 1998 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

                                                    (DOLLARS IN THOUSANDS)
Three months or less..............................         $ 6,082
Over three months through six months..............           5,402
Over six months through twelve months.............           5,009
Over twelve months................................          16,672
                                                           -------
                                                           $33,165
                                                           =======

LIQUIDITY

     Liquidity represents the ability to meet the needs of customers desiring to withdraw funds from deposit accounts to borrow funds and to meet their credit needs. Bank of Canton manages its liquidity needs in such a way that the needs of depositors and borrowers are met on a timely basis so that its operations are not interrupted. Sources of liquidity available to meet these needs include cash on deposit,

Federal funds, securities available for sale, maturities of securities, and principal payments on loans. Growth in the bank's deposit base provides an additional source as does access to funds through relationships with correspondent banks. Liquidity needs at the bank can also be met through loan participations sold to other financial institutions.

     At December 31, 1998, the liquidity position of Bank of Canton was considered adequate and within guidelines set forth in the bank's liquidity policy.

     B C Bankshares requires cash to pay dividends to stockholders. The primary source of funds for dividends is the dividend income from Bank of Canton. Management believes that the ability of Bank of Canton to pay such dividends is adequate to meet B C Bankshares' cash needs.

REGULATORY CAPITAL REQUIREMENTS

     The Company and Bank of Canton are subject to minimum capital standards as set forth by federal bank regulatory agencies.

     The Company's capital for regulatory purposes differs from the Company's equity as determined under generally accepted accounting principles. Generally, "Tier 1" regulatory capital will equal capital as determined under generally accepted accounting principles less any unrealized gains or losses on securities available for sale while "Tier 2" capital includes the allowance for loan losses up to certain limitations. Total risk based capital is the sum of Tier 1 and Tier 2 capital. The Company's capital ratios and required minimums at December 31, 1998 are shown below:

                                              MINIMUM
                                            REGULATORY
                                            REQUIREMENT    B C BANKSHARES    BANK OF CANTON
                                            -----------    --------------    --------------
Tier 1 capital ratio......................         4.00%       15.40%            15.35%
Total capital ratio.......................         8.00        16.65             16.60
Tier 1 leverage ratio.....................  3.00 - 5.00        10.04             10.00

     Total capital at the bank also has an important effect on the amount of FDIC insurance premiums paid. Institutions not considered well capitalized are subject to higher rates for FDIC insurance.

ASSET/LIABILITY MANAGEMENT

     It is the Company's objective to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing, and capital policies. Certain officers within the Company are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix.

     The Company's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the Board of Directors and management's Asset/Liability Committee on a quarterly basis. The objective is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Company's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Company also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

                        ANALYSIS OF INTEREST SENSITIVITY
                            AS OF DECEMBER 31, 1998

                                       0 - 3       3 - 12      1 - 2       OVER 2
                                       MONTHS      MONTHS      YEARS       YEARS       TOTAL
                                      --------    --------    --------    --------    --------
                                                       (DOLLARS IN THOUSANDS)
  Interest-bearing deposits.........  $     72    $           $     --    $           $     72
  Federal funds sold................     7,128          --          --          --       7,128
  Securities........................     7,564       1,846       4,965      90,598     104,973
  Loans receivable, net(1)..........    79,163      47,933      29,555      62,473     219,124
                                      --------    --------    --------    --------    --------
     Total interest-earning
       assets.......................  $ 93,927    $ 49,779    $ 34,520    $153,071    $331,297
                                      --------    --------    --------    --------    --------
Interest-bearing liabilities:
  Interest-bearing demand
     deposits.......................  $ 79,321    $     --    $     --    $     --    $ 79,321
  Savings...........................    21,414          --          --          --      21,414
  Time deposits.....................    31,883      64,384      44,696      25,691     166,654
                                      --------    --------    --------    --------    --------
     Total interest-bearing
       liabilities..................  $132,618    $ 64,384    $ 44,696    $ 25,691    $267,389
                                      --------    --------    --------    --------    --------
Interest rate sensitivity gap.......   (38,691)    (14,605)    (10,176)   $127,380      63,908
                                      ========    ========    ========    ========    ========
Cumulative interest rate sensitivity
  gap...............................  $(38,691)   $(53,296)    (63,472)   $ 63,908
                                      ========    ========    ========    ========
Interest rate sensitivity gap
  ratio.............................      0.71        0.77        0.77        5.96
                                      ========    ========    ========    ========
Cumulative interest rate sensitivity
  gap ratio.........................      0.71        0.73        0.74        1.24
                                      ========    ========    ========    ========

---------------
(1) Includes nonaccrual loans.

     The above table summarizes interest-sensitive assets and liabilities for the Company as of December 31, 1998. Adjustable rate loans are included in the period in which their interest rates are scheduled to adjust. Fixed rate loans are included in the periods in which they are anticipated to be repaid based on scheduled maturities and anticipated prepayments. Investment securities are included in their period of maturity while mortgage backed securities are included according to expected repayment. Certificates of deposit are presented according to contractual maturity.

     As shown in the above table, the cumulative interest sensitivity gap for the one year period is a negative $53 million. At December 31, 1998, the Company's cumulative one year interest rate sensitivity gap ratio was 73%. The Company's targeted ratio is 60% to 120% in this time horizon. This indicates that the interest-earning assets will reprice during this period at a rate slower than the interest-bearing liabilities. The Company's experience has been that not all liabilities shown as being subject to repricing will in fact reprice with changes in market rates. The Company has a base of core deposits consisting of interest bearing checking accounts and passbook savings accounts whose average balances and rates paid thereon will not fluctuate with changes in the levels of market interest rates.

EFFECTS OF INFLATION

     The Company's consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measure of financial position and operational results in terms of historic dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear viable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on the performance of a financial institution than the effects of general levels of inflation. In addition, inflation affects financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's volume of such activities and the income from the sale of residential mortgage loans in the secondary market.

STOCK PRICES AND DIVIDENDS

     There is no established or active trading market for the common stock of B C Bankshares and it is not listed or traded on any securities exchange or public market.

                   FINANCIAL INFORMATION AND STATISTICAL DATA

     The following selected financial data is derived from the consolidated financial statements of B C Bankshares, and should be read in conjunction with its consolidated financial statements and the related notes.

                                  SEPTEMBER 30,                           DECEMBER 31,
                               -------------------   ------------------------------------------------------
                                 1999       1998       1998       1997       1996        1995        1994
                               --------   --------   --------   --------   --------    --------    --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET:
Total assets.................  $399,960   $348,359   $364,123   $321,079   $303,121    $276,295    $244,082
Loans, net...................   258,930    199,323    216,124    189,020    175,694     156,363     133,799
Investments(1)...............   105,962    121,208    112,173    110,693    101,364      97,087      93,154
Deposit accounts.............   357,576    308,592    324,797    285,318    271,527     248,085     218,590
Shareholders' equity.........    38,516     35,714     36,486     33,117     29,373      26,168      24,260
OPERATING DATA:
Interest income..............  $ 23,044   $ 21,124   $ 28,647   $ 26,709   $ 24,907    $ 22,338    $ 18,637
Interest expense.............     9,244      9,011     12,075     11,434     11,122       9,569       7,379
Net interest income..........    13,800     12,113     16,572     15,275     13,785      12,769      11,258
Provision for loan losses....       368        552        396        749        705         544         283
Other income.................     2,298      1,924      2,614      2,330      2,170       2,135       1,859
Other expenses...............     8,286      7,585     10,148      8,569      7,896       7,632       7,137
Income tax expense...........     2,521      1,936      2,825      2,415      2,322       2,140       1,682
Net income...................     4,922      3,964      5,817      5,872      5,032       4,588       4,015
Basic earnings per common
  share......................      8.83       7.09      10.41      10.45       8.94        7.81        6.80
Diluted earnings per common
  share......................      8.83       7.09      10.41      10.45       8.94        7.81        6.80
Cash dividends per share.....      3.00       2.55       4.40       3.80       2.80        2.50        2.20
-- as a percentage of diluted
  earnings per share.........     33.98%     35.97%     42.27%     36.36%     31.32%      32.01%      32.35%
Net interest margin..........      5.28       5.09       5.15       5.19       4.98        5.18        5.02
REGULATORY CAPITAL RATIOS
  (CONSOLIDATED):
Risk-based
  Total capital to risk based
    assets...................     15.36%     17.47%     16.65%     18.00%     17.88%(3)   15.80%(3)   17.30%(3)
  Tier 1 to risked based
    assets...................     14.18      16.22      15.40      16.75      16.63 (3)   14.80 (3)   16.20 (3)
Leverage.....................      9.98      10.19      10.04      10.22      10.15 (3)    9.40 (3)    9.85 (3)
SELECTED FINANCIAL RATIOS AND
  OTHER DATA (AS
  PERCENTAGES):
Return on average assets.....      1.73%      1.57%      1.70%      1.88%      1.71%       1.75%       1.68%
Return on average equity.....     17.49      15.50      16.83      18.89      18.24       17.91       17.68
Average equity to average
  assets.....................      9.90      10.11      10.08       9.94       9.39        9.75        9.50
Allowance for loan losses to
  total loans and OREO(2)....      1.24       1.61       1.37       1.41       1.24        1.25        1.18
Nonperforming assets to total
  loans and OREO(2)..........      0.48       1.66       1.29       1.39       1.18        1.42        0.82
Allowance for loan losses to
  nonperforming loans........    287.54     101.30     119.90     116.83     111.45      234.19      165.63
Allowance for loan losses to
  nonperforming assets,
  including OREO(2)..........    258.54      97.35     106.27     101.35     104.66       87.99      143.37

---------------
(1) Includes securities, Federal funds sold, and interest-bearing deposits in banks.

(2) Other real estate owned.

(3) Bank only.

         VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF B C BANKSHARES

     The following table lists (1) the only shareholders known by B C Bankshares to be the beneficial owners of more than five percent of outstanding B C Bankshares common stock and (2) the names of directors and executive officers of B C Bankshares and their beneficial ownership of shares of B C Bankshares common stock, each as of December 22, 1999. The address of each person is in care of B C Bankshares at its principal executive office.

                                                                 AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER                                      OF BENEFICIAL OWNERSHIP    PERCENT
------------------------                                      -----------------------    -------
E.O. McFather, Jr.(1)+*.....................................           38,862              6.97
Harold E. Bradshaw(2)+......................................            4,225              0.76
Ann McFather Fincher(3).....................................           33,029              5.93
William G. Hasty, Jr.(4)+...................................            5,358              0.96
Steven L. Holcomb+*.........................................            2,300              0.41
Louis L. Jones, Jr.(5)+.....................................            9,000              1.62
Louis L. Jones, III.........................................              100              0.02
William H. Nichols, Jr.(6)+.................................           23,104              4.15
James D. Patterson(7)+......................................              212              0.04
Cecil Pruett(8)+............................................            4,075              0.73
W.L. Wester+................................................            2,000              0.36
Kathryn J. Young(9).........................................            1,427              0.26
DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP.................          123,692             22.21%

---------------
(1) Includes 8,909 shares owned by E.O. McFather, Sr. Testamentary Trust #1, for which Mr. McFather is the trustee. Also includes 1,000 shares held by Sandra McFather (wife).

(2) Includes 1,725 shares held by Nanella Bradshaw (wife) and 100 shares held jointly by Marshanda and Nanella Bradshaw.

(3) Includes 8,909 shares owned by E.O. McFather Sr. Testamentary Trust #2, for which Ms. Fincher is the trustee. Also includes 3,400 shares held jointly with Jack Fincher (husband), as custodians for Ashley Fincher (daughter).

(4) Includes 250 shares held by William G. Hasty, Jr. (PC) and 4,328 shares owned by three trusts for Mr. Hasty and his two sisters, for which Mr. Hasty is the trustee.

(5) Includes 1,200 shares held by Peggy H. Jones (wife). Mrs. Jones also has voting power with respect to 3,000 shares held by her children. Also includes 3,000 shares held by Mr. Jones' children for which he has voting power.

(6) Includes 7,000 shares held by Martha L. Nichols (wife).

(7) Shares held jointly with wife.

(8) Includes 1,500 shares held by Myrna Pruett (wife).

(9) Includes 775 shares held by James Young (husband).

 +  Director

 *  Executive Officer

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Wachovia's consolidated financial statements included in Wachovia's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Wachovia's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of B C Bankshares as of December 31, 1998 and for the year ended December 31, 1998, included in this proxy statement/prospectus, have been so included in reliance on the reports of Mauldin & Jenkins LLC, independent accountants, given the authority of said firm as experts in auditing and accounting.

     The financial statements of B C Bankshares as of December 31, 1997 and for the two years ended December 31, 1997, included in this proxy statement/prospectus, have been so included in reliance on the reports of Coopers & Lybrand L.L.P. (now known as PricewaterhouseCoopers LLP), independent accountants, given the authority of said firm as experts in auditing and accounting.

     B C Bankshares determined not to renew Coopers & Lybrand L.L.P.'s engagement as B C Bankshares' independent accountant. Mauldin & Jenkins LLC was subsequently retained as B C Bankshares' principal accountant. Coopers & Lybrand's report on the financial statements for 1997 and 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was recommended by the audit committee of the B C Bankshares' board of directors and approved by the board of directors. Prior to Coopers & Lybrand's dismissal there were no disagreements with Coopers & Lybrand on any matter of accounting principle or practices, financial statement disclosure, or auditing scope or procedure.

                       VALIDITY OF WACHOVIA COMMON STOCK

     William M. Watson, Jr., Senior Vice President, Counsel & Secretary of Wachovia, will pass upon the validity of the shares of Wachovia common stock being offered pursuant to the merger.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the B C Bankshares board does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any matters that fall within the purposes outlined in the Notice of Special Meeting as determined by a majority of B C Bankshares' board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.

                      WHERE YOU CAN FIND MORE INFORMATION

     Wachovia has filed with the SEC a registration statement under the Securities Act that registers the shares of Wachovia common stock to be issued and distributed to B C Bankshares shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Wachovia and Wachovia common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

     In addition, Wachovia files reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Wachovia, who file electronically with the SEC. The address of the site is http://www.sec.gov. Wachovia also maintains an Internet worldwide web site that contains certain company information; its address is http://www.wachovia.com.

     You can also inspect reports, proxy statements and other information about Wachovia at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows Wachovia to "incorporate by reference" information into this proxy statement/prospectus. This means that the company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Wachovia has previously filed with the SEC. They contain important information about Wachovia and its financial condition.

WACHOVIA SEC FILINGS                            PERIOD
--------------------                            ------
Annual Report on Form 10-K....................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q................  Quarters ended March 31, June 30, Sept. 30, 1999
Current Reports on Form 8-K...................  January 21, 1999 and May 14, 1999

     The description of Wachovia common stock set forth in the Wachovia's registration statement on Form 8-B filed pursuant to Section 12 of the Exchange Act including any amendment or report filed with the SEC for the purpose of updating such description.

     Wachovia incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Wachovia has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Wachovia, as well as all pro forma financial information, and B C Bankshares has supplied all information contained in this proxy statement/prospectus relating to B C Bankshares.

     Documents incorporated by reference are available from Wachovia without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Wachovia at the following addresses:

                              WACHOVIA CORPORATION

              P. O. Box 3099                              191 Peachtree Street, N.E.
    Winston-Salem, North Carolina 27150      or             Atlanta, Georgia 30303
         Telephone: (336) 732-2549                         Telephone: (404) 332-6661

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JANUARY 27, 2000 TO RECEIVE THEM BEFORE THE SPECIAL MEETING. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                  INDEX TO B C BANKSHARES FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED FINANCIAL STATEMENTS:
  Condensed Consolidated Balance Sheets as of September 30,
     1999 and December 31, 1998.............................   F-2
  Condensed Consolidated Statements of Income and
     Comprehensive Income for the Three-Months and
     Nine-Months Ended September 30, 1999 and 1998..........   F-3
  Condensed Consolidated Statements of Cash Flows for the
     Nine-Months Ended September 30, 1999...................   F-4
  Notes to Consolidated Financial Statements (unaudited)....   F-5
INDEPENDENT AUDITOR'S REPORT ON THE AUDITED FINANCIAL
  STATEMENTS................................................   F-6
REPORT OF INDEPENDENT ACCOUNTANTS ON THE AUDITED FINANCIAL
  STATEMENTS................................................   F-7
AUDITED FINANCIAL STATEMENTS:
  Consolidated balance sheets...............................   F-8
  Consolidated statements of income.........................   F-9
  Consolidated statements of comprehensive income...........  F-10
  Consolidated statements of stockholders' equity...........  F-11
  Consolidated statements of cash flows.....................  F-12
  Notes to consolidated financial statements................  F-13

                              B C BANKSHARES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1999 AND DECEMBER 31, 1998
                                  (UNAUDITED)

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
ASSETS
Cash and due from banks.....................................  $ 16,822,017     $ 19,089,687
Interest-bearing deposits in banks..........................        52,254           71,977
Federal funds sold..........................................     3,129,463        7,127,816
Securities available-for-sale, at fair value................    74,902,847       60,241,634
Securities held-to-maturity (fair value $27,920,000;
  $45,630,000)..............................................    27,877,019       44,732,330
Loans.......................................................   262,185,075      219,123,560
Less allowance for loan losses..............................     3,255,567        3,000,000
                                                              ------------     ------------
  Loans, net................................................   258,929,508      216,123,560
Premises and equipment......................................     6,652,939        6,985,922
Other assets................................................    11,593,674        9,750,265
                                                              ------------     ------------
                                                              $399,959,721     $364,123,191
                                                              ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $ 59,497,626     $ 57,408,906
  Interest-bearing demand...................................    84,589,079       79,321,345
  Savings...................................................    22,421,143       21,413,674
  Time......................................................   191,068,620      166,653,558
                                                              ------------     ------------
     Total deposits.........................................   357,576,468      324,797,483
Other liabilities...........................................     3,867,506        2,840,128
                                                              ------------     ------------
     Total liabilities......................................  $361,443,974     $327,637,611
                                                              ------------     ------------
Commitments and contingent liabilities
Stockholders' equity
  Common stock, par value $5.00; 1,000,000 shares
     authorized; 600,000 shares issued......................     3,000,000        3,000,000
  Capital surplus...........................................     9,000,000        9,000,000
  Retained earnings.........................................    29,638,155       26,387,745
  Treasury stock, 42,746 shares.............................     2,238,630       (2,238,630)
  Accumulated other comprehensive income (loss).............      (883,778)         336,465
                                                              ------------     ------------
     Total stockholders' equity.............................    38,515,747       36,485,580
                                                              ------------     ------------
                                                              $399,959,721     $364,123,191
                                                              ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              B C BANKSHARES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
               THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                  (UNAUDITED)

                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                               SEPTEMBER 30,                SEPTEMBER 30,
                                          ------------------------    --------------------------
                                             1999          1998          1999           1998
                                          ----------    ----------    -----------    -----------
Interest income
Loans...................................  $6,415,702    $5,365,040    $18,049,377    $15,433,831
  Taxable securities....................   1,345,947     1,593,894      4,056,036      4,488,349
  Nontaxable securities.................     145,031       157,596        443,690        493,104
  Federal funds sold....................     219,447       203,439        492,530        707,031
  Deposits in banks.....................         573           655          2,132          2,116
                                          ----------    ----------    -----------    -----------
     Total Interest Income..............   8,126,700     7,320,624     23,043,765     21,124,431
                                          ----------    ----------    -----------    -----------
Interest expense on deposits............   3,255,399     3,075,000      9,244,167      9,011,379
                                          ----------    ----------    -----------    -----------
     Net Interest Income................   4,871,301     4,245,624     13,799,598     12,113,052
Provision for loan losses...............     184,512       179,635        367,521        552,081
                                          ----------    ----------    -----------    -----------
     Net interest income after provision
       for loan losses..................   4,686,789     4,065,989     13,432,077     11,560,971
                                          ----------    ----------    -----------    -----------
Other Income
  Service charges on deposit accounts...     511,306       471,275      1,507,443      1,414,067
  Gain on sale of securities............          --            --            938             --
  Other operating income................     226,853       171,797        789,406        510,306
                                          ----------    ----------    -----------    -----------
                                             738,159       643,072      2,297,787      1,924,373
                                          ----------    ----------    -----------    -----------
Other expenses
  Salaries and employee benefits........   1,739,483     1,582,041      5,203,949      4,681,386
  Equipment and occupancy expenses......     378,508       386,555      1,091,780      1,024,644
  Other operating expenses..............     720,483       620,747      1,990,629      1,878,678
                                          ----------    ----------    -----------    -----------
                                           2,838,474     2,589,343      8,286,358      7,584,708
                                          ----------    ----------    -----------    -----------
     Income before income taxes.........   2,586,474     2,119,718      7,443,506      5,900,636
Income tax expenses.....................     833,967       717,300      2,521,320      1,936,275
                                          ----------    ----------    -----------    -----------
     Net income.........................   1,752,507     1,402,418      4,922,186      3,964,361
Other comprehensive income (loss):
  Unrealized gains (losses) on
     securities available-for-sale
     arising during period net of tax...    (280,968)      326,404     (1,223,131)       336,002
  Realized (gains) losses on securities
     available-for-sale arising during
     period net of tax..................          --            --            619             --
                                          ----------    ----------    -----------    -----------
  Comprehensive income..................  $1,471,539    $1,728,822    $ 3,699,674    $ 4,300,363
                                          ==========    ==========    ===========    ===========
Basic and diluted earnings per common
  share.................................  $     3.14    $     2.52    $      8.83    $      7.11
                                          ==========    ==========    ===========    ===========
Cash dividends per share of common
  stock.................................  $     1.00    $     0.85    $      3.00    $      2.55
                                          ==========    ==========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                              B C BANKSHARES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                  (UNAUDITED)

                                                                  1999            1998
                                                              ------------    ------------
OPERATING ACTIVITIES
Net income..................................................  $  4,922,186    $  3,964,361
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................       516,624         526,281
  Provision for loan losses.................................       367,521         552,081
  Gain on sales of securities...............................          (938)              0
  Proceeds from sale of other real estate...................       197,766          11,000
  Other operating activities................................       (17,678)        754,562
                                                              ------------    ------------
     Net cash provided by operating activities..............     5,985,481       5,808,285
                                                              ------------    ------------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale................   (29,821,018)    (43,358,900)
  Proceeds from sales of securities available-for-sale......     1,995,625               0
  Proceeds from maturities of securities
     available-for-sale.....................................    11,310,950      12,233,436
  Purchases of securities held-to-maturity..................             0      (6,500,000)
  Proceeds from sales of securities held-to-maturity........       755,313               0
  Proceeds from maturities of securities held-to-maturity...    16,105,311      26,471,940
  Net decrease in Federal funds sold........................     3,998,353       1,147,791
  Net increase in loans.....................................   (43,540,990)    (11,618,374)
  Purchase of premises and equipment........................      (183,641)       (854,550)
  Gain on sale of equipment.................................             0          (4,500)
                                                              ------------    ------------
     Net cash used in investing activities..................   (39,380,097)    (22,483,157)
                                                              ------------    ------------
FINANCING ACTIVITIES
  Net increase in deposits..................................    32,778,985      23,274,578
  Purchase of treasury stock................................             0        (278,460)
  Dividends paid............................................    (1,671,762)     (1,424,836)
                                                              ------------    ------------
     Net cash provided by financing activities..............    31,107,223      21,571,282
                                                              ------------    ------------
Net increase (decrease) in cash and due from banks..........    (2,287,393)      4,896,410
Cash and due from banks at beginning of period..............    19,161,664       9,578,919
                                                              ------------    ------------
Cash and due from banks at end of period....................  $ 16,874,271    $ 14,475,329
                                                              ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      B C BANKSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The consolidated financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

     The results of operations for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year.

NOTE 2. CURRENT ACCOUNTING DEVELOPMENTS

     In June of 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The effective date of this statement has been deferred by Statement of Financial Accounting Standards
(SFAS) No. 137 until fiscal years beginning after June 15, 2000. However, the statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2001. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designed as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately. Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

NOTE 3. MERGER AGREEMENT

     On October 6, 1999, the Company signed an Agreement and Plan of Merger with Wachovia Corporation ("Wachovia"). This agreement provides for the merger of the Company with and into Wachovia, with Wachovia being the surviving corporation of the merger.

     In the merger, each share of the Company's common stock outstanding on the effective date of the merger will be converted into 2.914 of Wachovia common stock. In connection with the merger agreement, the Company granted to Wachovia an option to purchase up to 19.9% of the outstanding shares of the Company under certain circumstances.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
B C Bankshares, Inc. and Subsidiary
Canton, Georgia

     We have audited the accompanying consolidated balance sheet of B C Bankshares, Inc. and Subsidiary as of December 31, 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of B C Bankshares, Inc. and Subsidiary as of December 31, 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the two years ended December 31, 1997 were audited by other auditors whose report, dated January 23, 1998, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of B C Bankshares, Inc. and Subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Atlanta, Georgia
January 22, 1999

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
B C Bankshares, Inc.

We have audited the accompanying consolidated balance sheet of B C Bankshares, Inc. and Subsidiary as of December 31, 1997 and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We have not audited the consolidated financial statements of B C Bankshares, Inc. for any period subsequent to December 31, 1997.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of B C Bankshares, Inc. and Subsidiary as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Atlanta, Georgia
January 23, 1998

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                  1998            1997
                                                              ------------    ------------
ASSETS
Cash and due from banks.....................................  $ 19,089,687    $  9,525,531
Interest-bearing deposits in banks..........................        71,977          53,388
Federal funds sold..........................................     7,127,816      10,340,046
Securities available-for-sale...............................    60,241,634      24,686,072
Securities held-to-maturity.................................    44,732,330      75,613,670
Loans.......................................................   219,123,560     191,720,486
Less allowance for loan losses..............................     3,000,000       2,700,000
                                                              ------------    ------------
     Loans, net.............................................  $216,123,560    $189,020,486
Premises and equipment......................................     6,985,922       6,227,898
Other assets................................................     9,750,265       5,612,216
                                                              ------------    ------------
     Total assets...........................................  $364,123,191    $321,079,307
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing demand................................  $ 57,408,906    $ 44,090,389
  Interest-bearing demand...................................    79,321,345      69,834,701
  Savings...................................................    21,413,674      19,735,377
  Time, $100,000 and over...................................    33,165,569      18,332,802
  Other time................................................   133,487,989     133,324,237
                                                              ------------    ------------
     Total deposits.........................................   324,797,483     285,317,506
Other liabilities...........................................     2,840,128       2,645,171
                                                              ------------    ------------
     Total liabilities......................................   327,637,611     287,962,677
                                                              ------------    ------------
Commitments and Contingent Liabilities
Stockholders' equity
  Common stock, par value $5; 1,000,000 shares authorized;
     600,000 issued.........................................     3,000,000       3,000,000
  Capital surplus...........................................     9,000,000       9,000,000
  Retained earnings.........................................    26,387,745      23,026,876
  Accumulated other comprehensive income....................       336,465          49,924
                                                              ------------    ------------
                                                                38,724,210      35,076,800
  Less cost of 42,746 and 38,246 shares of treasury stock...    (2,238,630)     (1,960,170)
                                                              ------------    ------------
     Total stockholders' equity.............................    36,485,580      33,116,630
                                                              ------------    ------------
     Total liabilities and stockholders' equity.............  $364,123,191    $321,079,307
                                                              ============    ============

                See Notes to Consolidated Financial Statements.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                         1998           1997           1996
                                                      -----------    -----------    -----------
Interest income
  Loans.............................................  $21,083,250    $19,711,124    $18,409,639
  Taxable securities................................    6,019,899      5,593,458      5,139,665
  Nontaxable securities.............................      651,124        676,488        874,896
  Federal funds sold................................      890,541        725,080        541,294
  Deposits in other banks...........................        2,958          2,502          2,849
                                                      -----------    -----------    -----------
     Total interest income..........................   28,647,772     26,708,652     24,968,343
Interest expense on deposits........................   12,075,264     11,433,578     11,121,764
                                                      -----------    -----------    -----------
     Net interest income............................   16,572,508     15,275,074     13,846,579
Provision for loan losses...........................      395,906        749,287        704,723
                                                      -----------    -----------    -----------
     Net interest income after provision for loan
       losses.......................................   16,176,602     14,525,787     13,141,856
                                                      -----------    -----------    -----------
Other income
  Service charges on deposit accounts...............    1,929,324      1,826,347      1,735,613
  Other operating income............................      684,528        504,449        373,366
                                                      -----------    -----------    -----------
     Total other income.............................    2,613,852      2,330,796      2,108,979
                                                      -----------    -----------    -----------
Other expenses
  Salaries and employee benefits....................    6,242,780      5,417,267      4,965,177
  Occupancy expenses................................      602,503        509,495        496,313
  Equipment expenses................................      820,936        635,010        633,321
  Stationery and supplies...........................      345,215        297,800        271,346
  Other operating expenses..........................    2,136,959      1,709,829      1,530,156
                                                      -----------    -----------    -----------
     Total other expenses...........................   10,148,393      8,569,401      7,896,313
                                                      -----------    -----------    -----------
     Income before income taxes.....................    8,642,061      8,287,182      7,354,522
Income tax expense..................................    2,825,450      2,415,343      2,322,657
                                                      -----------    -----------    -----------
     Net income.....................................  $ 5,816,611    $ 5,871,839    $ 5,031,865
                                                      -----------    -----------    -----------
Basic and diluted earnings per common share.........  $     10.41    $     10.45    $      8.94
                                                      ===========    ===========    ===========

                See Notes to Consolidated Financial Statements.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Net income.............................................  $5,816,611    $5,871,839    $5,031,865
Other comprehensive income:
  Unrealized gains on securities available-for-sale:
     Net unrealized holding gains (losses) arising
       during period, net of taxes (benefits) of
       $147,610, $3,170, and $(78,589), respectively...     286,541         6,154      (152,556)
                                                         ----------    ----------    ----------
Comprehensive Income...................................  $6,103,152    $5,877,993    $4,879,309
                                                         ==========    ==========    ==========

                See Notes to Consolidated Financial Statements.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                                                 ACCUMULATED
                                              COMMON STOCK                                          OTHER
                                          ---------------------     CAPITAL       RETAINED      COMPREHENSIVE
                                          SHARES     PAR VALUE      SURPLUS       EARNINGS         INCOME
                                          -------    ----------    ----------    -----------    -------------
BALANCE, DECEMBER 31, 1995..............  600,000    $3,000,000    $9,000,000    $15,833,954      $ 196,326
  Net income............................       --            --            --      5,031,865             --
  Cash dividends declared, $2.80 per
    share...............................       --            --            --     (1,576,117)            --
  Purchase of treasury stock............       --            --            --             --             --
  Other comprehensive loss..............       --            --            --             --       (152,556)
                                          -------    ----------    ----------    -----------      ---------
BALANCE, DECEMBER 31, 1996..............  600,000     3,000,000     9,000,000     19,289,702         43,770
  Net income............................       --            --            --      5,871,839             --
  Cash dividends declared, $3.80 per
    share...............................       --            --            --     (2,134,665)            --
  Other comprehensive income............       --            --            --             --          6,154
                                          -------    ----------    ----------    -----------      ---------
BALANCE, DECEMBER 31, 1997..............  600,000     3,000,000     9,000,000     23,026,876         49,924
  Net income............................       --            --            --      5,816,611             --
  Cash dividends declared, $4.40 per
    share...............................       --            --            --     (2,455,742)            --
  Purchase of treasury stock............       --            --            --             --             --
  Other comprehensive income............       --            --            --             --        286,541
                                          -------    ----------    ----------    -----------      ---------
BALANCE, DECEMBER 31, 1998..............  600,000    $3,000,000    $9,000,000    $26,387,745      $ 336,465
                                          =======    ==========    ==========    ===========      =========


                                             TREASURY STOCK            TOTAL
                                          ---------------------    STOCKHOLDERS'
                                          SHARES      AMOUNT          EQUITY
                                          ------    -----------    -------------
BALANCE, DECEMBER 31, 1995..............  36,465    $(1,862,215)    $26,168,065
  Net income............................      --             --       5,031,865
  Cash dividends declared, $2.80 per
    share...............................      --             --      (1,576,117)
  Purchase of treasury stock............   1,781        (97,955)        (97,955)
  Other comprehensive loss..............      --             --        (152,556)
                                          ------    -----------     -----------
BALANCE, DECEMBER 31, 1996..............  38,246     (1,960,170)     29,373,302
  Net income............................      --             --       5,871,839
  Cash dividends declared, $3.80 per
    share...............................      --             --      (2,134,665)
  Other comprehensive income............      --             --           6,154
                                          ------    -----------     -----------
BALANCE, DECEMBER 31, 1997..............  38,246     (1,960,170)     33,116,630
  Net income............................      --             --       5,816,611
  Cash dividends declared, $4.40 per
    share...............................      --             --      (2,455,742)
  Purchase of treasury stock............   4,500       (278,460)       (278,460)
  Other comprehensive income............      --             --         286,541
                                          ------    -----------     -----------
BALANCE, DECEMBER 31, 1998..............  42,746    $(2,238,630)    $36,485,580
                                          ======    ===========     ===========

                See Notes to Consolidated Financial Statements.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                  1998           1997           1996
                                                              ------------   ------------   ------------
OPERATING ACTIVITIES
Net income..................................................  $  5,816,611   $  5,871,839   $  5,031,865
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................       738,816        573,220        596,888
  Provision for loan losses.................................       395,906        749,287        704,723
  Deferred income taxes.....................................       (84,196)      (318,310)       (65,951)
  Net (gain) loss from sale of other real estate............           287         44,693         (8,703)
  Increase (decrease) in interest receivable................      (252,178)      (288,186)       109,200
  Increase in interest payable..............................        80,756         10,656         39,149
  Other operating activities................................       471,992        162,741        162,639
                                                              ------------   ------------   ------------
    Net cash provided by operating activities...............     7,167,994      6,805,940      6,569,810
                                                              ------------   ------------   ------------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale................   (51,378,900)   (13,600,337)    (7,026,600)
  Purchases of securities held-to-maturity..................    (6,500,000)   (34,994,919)   (31,236,264)
  Proceeds from maturities and calls of securities
    available-for-sale......................................    16,257,489      8,250,000      9,514,156
  Proceeds from maturities and calls of securities
    held-to-maturity........................................    37,381,340     36,862,421     26,714,783
  Net (increase) decrease in Federal funds sold.............     3,212,230     (6,363,818)    (1,716,228)
  Net increase in loans.....................................   (27,477,343)   (14,342,551)   (18,991,814)
  Purchase of life insurance................................    (4,340,000)             -              -
  Net proceeds from disposals of other real estate..........        11,000          3,341        110,494
  Purchase of premises and equipment........................    (1,496,840)    (1,396,401)    (1,216,754)
                                                              ------------   ------------   ------------
    Net cash used in investing activities...................   (34,331,024)   (25,582,264)   (23,848,227)
                                                              ------------   ------------   ------------
FINANCING ACTIVITIES
  Net increase in deposits..................................    39,479,977     13,790,161     23,442,312
  Purchase of treasury stock................................      (278,460)             -        (97,955)
  Dividends paid............................................    (2,455,742)    (2,134,665)    (1,576,117)
                                                              ------------   ------------   ------------
    Net cash provided by financing activities...............    36,745,775     11,655,496     21,768,240
                                                              ------------   ------------   ------------
Net increase (decrease) in cash and due from banks..........     9,582,745     (7,120,828)     4,489,823
Cash and due from banks at beginning of year................     9,578,919     16,699,747     12,209,924
                                                              ------------   ------------   ------------
Cash and due from banks at end of year......................  $ 19,161,664   $  9,578,919   $ 16,699,747
                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURES
Cash paid for:
  Interest..................................................  $ 11,994,508   $ 11,422,922   $ 11,082,615
  Income taxes..............................................  $  2,716,310   $  2,716,000   $  2,311,000

NONCASH TRANSACTIONS
Principal balances of loans transferred to other real
  estate....................................................  $    244,270   $    475,359   $    819,453
Financing of sales of other real estate.....................  $    265,908   $    208,150   $  1,863,605
Unrealized (gains) losses on securities
  available-for-sale........................................  $   (434,151)  $     (9,285)  $    221,178

                See Notes to Consolidated Financial Statements.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     B C Bankshares, Inc. (the "Company") is a bank holding company whose business is conducted by its wholly-owned subsidiary, Bank of Canton (the "Bank"). The Bank is a commercial bank located in Canton, Cherokee County, Georgia. The Bank provides a full range of banking services in its primary market area of Cherokee County and surrounding counties.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Due from Banks

     Cash on hand, cash items in process of collection, interest-bearing deposits in banks, and amounts due from banks are included in cash and due from banks.

     The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

  Securities

     Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Equity securities without a readily determinable fair value are included in securities available-for-sale and carried at cost.

     Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sale of securities are determined using the specific identification method.

  Loans

     Loans are carried at their principal amounts outstanding less deferred loan fees and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

     Loan origination fees are deferred and recognized over the life of the loan and direct costs of loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

     The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. This evaluation is

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

     A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

  Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally over the estimated useful lives of the assets using accelerated methods.

  Other Real Estate Owned

     Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded in current income from operations.

  Pension Plan

     The Company recognizes pension costs as paid, the results of which are not materially different than the results which would be obtained by accounting for net periodic pension costs in accordance with generally accepted accounting principles.

  Profit-Sharing Plan

     Profit-sharing plan costs are based on a percentage of individual employee's salary, not to exceed the amount that can be deducted for Federal income tax purposes.

  Postretirement Benefits Other Than Pensions

     The Company accrues the estimated cost of retiree benefit payments during the years the employee provides services.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards, and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

     The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

  Earnings Per Common Share

     Basic earnings per common share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share would be computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. There were no potential common shares outstanding at December 31, 1998, 1997, or 1996. The weighted average number of shares outstanding for the years ended December 31, 1998, 1997, and 1996 was 558,709; 561,754 and 563,121,
respectively.

  Reclassifications

     Certain accounts have been reclassified in the 1997 and 1996 consolidated financial statements to conform to the 1998 presentation.

  Comprehensive Income

     In 1998, the Company adopted Statement of Financial Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed in equal prominence with the other financial statements. The Company has elected to report comprehensive income in a separate financial statement titled "Consolidated Statements of Comprehensive Income". SFAS No. 130 describes comprehensive income as the total of all components of comprehensive income including net income. This statement uses other comprehensive income to refer to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income. Currently, the Company's other comprehensive income consists of items previously reported directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". As required by SFAS No. 130, the financial statements for the prior year have been reclassified to reflect application of the provisions of this statement. The adoption of this statement did not affect the Company's financial position, results of operations or cash flows.

  Recent Developments

     In June 1998, Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement is required to be adopted for fiscal years beginning after June 15, 1999. However, the

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt this statement effective January 1, 2000. SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. For derivatives that are not designated as hedges, the gain or loss must be recognized in earnings in the period of change. For derivatives that are designated as hedges, changes in the fair value of the hedged assets, liabilities, or firm commitments must be recognized in earnings or recognized in other comprehensive income until the hedged item is recognized in earnings, depending on the nature of the hedge. The ineffective portion of a derivative's change in fair value must be recognized in earnings immediately.

     Management has not yet determined what effect the adoption of SFAS No. 133 will have on the Company's earnings or financial position.

NOTE 2. SECURITIES

     The amortized cost and fair value of securities are summarized as follows:

                                                      GROSS         GROSS
                                      AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                        COST          GAINS         LOSSES         VALUE
                                     -----------    ----------    ----------    -----------
SECURITIES AVAILABLE-FOR-SALE
DECEMBER 31, 1998:
  U. S. Government and agency
     securities....................  $57,793,539     $451,284      $(6,453)     $58,238,370
  State and municipal securities...      975,000       64,964           --        1,039,964
  Federal Home Loan Bank Stock.....      963,300           --           --          963,300
                                     -----------     --------      -------      -----------
                                     $59,731,839     $516,248      $(6,453)     $60,241,634
                                     ===========     ========      =======      ===========
DECEMBER 31, 1997:
  U. S. Government and agency
     securities....................  $23,701,028     $ 78,505      $(2,861)     $23,776,672
  Federal Home Loan Bank Stock.....      909,400           --           --          909,400
                                     -----------     --------      -------      -----------
                                     $24,610,428     $ 78,505      $(2,861)     $24,686,072
                                     ===========     ========      =======      ===========

                                                     GROSS         GROSS
                                     AMORTIZED     UNREALIZED    UNREALIZED       FAIR
                                       COST          GAINS         LOSSES         VALUE
                                    -----------    ----------    ----------    -----------
SECURITIES HELD-TO-MATURITY
DECEMBER 31, 1998:
  U. S. Government and agency
     securities...................  $29,191,064     $293,159     $      --     $29,484,223
  State and municipal
     securities...................   13,448,586      591,696        (6,020)     14,034,262
  Mortgage-backed securities......    2,092,680       23,315        (4,790)      2,111,205
                                    -----------     --------     ---------     -----------
                                    $44,732,330     $908,170     $ (10,810)    $45,629,690
                                    ===========     ========     =========     ===========
DECEMBER 31, 1997:
  U. S. Government and agency
     securities...................  $57,178,198     $246,620     $ (63,105)    $57,361,713
  State and municipal
     securities...................   13,615,380      450,730          (223)     14,065,887
  Mortgage-backed securities......    4,820,092       25,521       (86,186)      4,759,427
                                    -----------     --------     ---------     -----------
                                    $75,613,670     $722,871     $(149,514)    $76,187,027
                                    ===========     ========     =========     ===========

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     There were no sales of securities during 1998, 1997, or 1996.

     The amortized cost and fair value of securities as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities of mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                SECURITIES AVAILABLE-FOR-SALE     SECURITIES HELD-TO-MATURITY
                                ------------------------------    ----------------------------
                                  AMORTIZED          FAIR          AMORTIZED          FAIR
                                    COST             VALUE            COST           VALUE
                                -------------    -------------    ------------    ------------
Due in one year or less.......   $ 2,497,471      $ 2,504,060     $ 1,209,928     $ 1,213,333
Due from one to five years....    44,296,068       44,657,580      34,160,553      34,691,991
Due from five to ten years....    11,975,000       12,116,694       6,815,612       7,122,204
Due after ten years...........            --               --         453,557         490,957
Mortgage-backed securities....            --               --       2,092,680       2,111,205
Federal Home Loan Bank
  stock.......................       963,300          963,300              --              --
                                 -----------      -----------     -----------     -----------
                                 $59,731,839      $60,241,634     $44,732,330     $45,629,690
                                 ===========      ===========     ===========     ===========

     Securities with a carrying value of $16,807,070 and $27,790,949 at December 31, 1998 and 1997, respectively, were pledged to secure public deposits and for other purposes.

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

     The composition of loans is summarized as follows:

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1998            1997
                                                          ------------    ------------
Commercial, financial, and agricultural.................  $ 73,800,817    $ 62,566,424
Real estate -- construction.............................    48,837,000      36,397,145
Real estate -- mortgage.................................    71,183,000      66,936,015
Consumer................................................    25,554,000      25,952,149
                                                          ------------    ------------
                                                           219,374,817     191,851,733
Deferred loan fees......................................      (251,257)       (131,247)
Allowance for loan losses...............................    (3,000,000)     (2,700,000)
                                                          ------------    ------------
Loans, net..............................................  $216,123,560    $189,020,486
                                                          ============    ============

     Changes in the allowance for loan losses for the years ended December 31 were as follows:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
Balance, beginning of year.....................  $2,700,000    $2,200,000    $2,000,000
  Provision for loan losses....................     395,906       749,287       704,723
  Loans charged off............................    (327,525)     (538,865)     (755,893)
  Recoveries of loans previously charged off...     231,619       289,578       251,170
                                                 ----------    ----------    ----------
Balance, end of year...........................  $3,000,000    $2,700,000    $2,200,000
                                                 ==========    ==========    ==========

     The total recorded investment in impaired loans was $3,038,915 and $2,310,665, respectively, at December 31, 1998 and 1997, with specific reserves of $442,666 and $403,332. The average recorded

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

investment in impaired loans for 1998 and 1997 was $2,674,790 and $2,142,000, respectively. Interest income recognized by the Company on impaired loans was not significant.

     The Company has granted loans to certain related parties including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1998 are as follows:

Balance, beginning of year..................................  $ 882,823
Advances....................................................    127,968
Repayments..................................................   (102,518)
                                                              ---------
Balance, end of year........................................  $ 908,273
                                                              =========

NOTE 4. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                           DECEMBER 31,
                                                    --------------------------
                                                       1998           1997
                                                    -----------    -----------
Land..............................................  $ 1,840,715    $ 1,840,715
Buildings and improvements........................    6,059,304      5,513,626
Furniture and equipment...........................    4,815,104      4,109,011
                                                    -----------    -----------
                                                     12,715,123     11,463,352
Accumulated depreciation..........................   (5,729,201)    (5,235,454)
                                                    -----------    -----------
                                                    $ 6,985,922    $ 6,227,898
                                                    ===========    ===========

NOTE 5. DEPOSITS

     At December 31, 1998, the scheduled maturities of time deposits are as follows:

1999...................................................  $ 96,266,961
2000...................................................    44,695,819
2001...................................................     8,358,874
2002...................................................     8,693,688
2003...................................................     8,638,216
                                                         ------------
                                                         $166,653,558
                                                         ============

NOTE 6. INCOME TAXES

     Income tax expense consists of the following:

                                                      DECEMBER 31,
                                         --------------------------------------
                                            1998          1997          1996
                                         ----------    ----------    ----------
Current................................  $2,909,646    $2,733,653    $2,388,608
Deferred...............................     (84,196)     (318,310)      (65,951)
                                         ----------    ----------    ----------
  Income tax expense...................  $2,825,450    $2,415,343    $2,322,657
                                         ----------    ----------    ----------

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                             DECEMBER 31,
                                  ------------------------------------------------------------------
                                          1998                   1997                   1996
                                  --------------------   --------------------   --------------------
                                    AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                  ----------   -------   ----------   -------   ----------   -------
Income taxes at statutory
rate............................  $2,938,301     34%     $2,817,642     34%     $2,500,537     34%
Tax-exempt interest.............    (221,393)    (2)       (232,985)    (3)       (297,473)    (4)
Disallowed interest expense.....      30,592     --          36,538     --          40,666      1
State income taxes..............      57,040      1          66,820      1          76,370      1
Georgia Department of Revenue
  settlement....................          --     --        (230,305)    (3)             --     --
Other items, net................      20,910     --         (42,367)    --           2,557     --
                                  ----------     --      ----------     --      ----------     --
Income tax expense..............  $2,825,450     33%     $2,415,343     29%     $2,322,657     32%
                                  ==========     ==      ==========     ==      ==========     ==

     The components of deferred income taxes are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
DEFERRED TAX ASSETS:
Loan loss reserves..........................................  $  948,124    $  894,839
Deferred loan fees..........................................      94,814        53,034
Post retirement benefits....................................     211,976       172,125
State tax reserve...........................................      83,768        83,768
Other.......................................................          --        61,228
                                                              ----------    ----------
                                                              $1,338,682    $1,264,994
                                                              ----------    ----------
DEFERRED TAX LIABILITIES:
Securities available-for-sale...............................     173,329        25,719
Pension contribution........................................      44,786        43,558
  Other real estate.........................................          --         6,860
Other.......................................................       4,217         9,093
                                                              ----------    ----------
                                                                 222,332        85,230
                                                              ----------    ----------
Net deferred tax assets.....................................  $1,116,350    $1,179,764
                                                              ==========    ==========

NOTE 7. EMPLOYEE BENEFIT PLANS

     The Company has a noncontributory defined benefit pension plan covering substantially all employees who have completed one year of service. The benefits are based on years of service and the average of an employee's five highest consecutive years of compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount not less than the minimum required by the Employee Retirement Income Security Act of 1974. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following tables set forth a reconciliation of the benefit obligation, a reconciliation of the fair value of plan assets, and the funded status of the plan for the years ended December 31, 1998 and 1997. The estimate for December 31, 1998 is based on information available at January 1, 1998.

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $2,767,870    $2,767,870
Service cost................................................     135,392       126,486
Interest cost...............................................     209,478       184,687
Actuarial (gain) loss.......................................     349,928      (256,064)
Benefits paid...............................................     (65,722)      (55,109)
                                                              ----------    ----------
Benefit obligation at end of year...........................  $3,396,946    $2,767,870
                                                              ----------    ----------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $2,355,670    $2,010,908
Actual return on plan assets................................     241,551       289,028
Employer contribution.......................................     138,321       110,843
Benefits paid...............................................     (65,722)      (55,109)
                                                              ----------    ----------
Fair value of plan assets at end of year....................  $2,669,820    $2,355,670
                                                              ----------    ----------
Funded status...............................................    (727,126)     (412,200)
Unrecognized net actuarial loss.............................     647,120       332,580
Unrecognized prior service cost.............................     185,555       204,130
Unrecognized net transition asset...........................    (130,819)     (147,195)
                                                              ----------    ----------
Accrued benefit cost........................................  $  (25,270)   $  (22,685)
                                                              ==========    ==========

                                                              DECEMBER 31,
                                                              ------------
                                                              1998    1997
                                                              ----    ----
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate...............................................  7.00%   7.25%
Expected return on plan assets..............................  9.00%   9.00%
Rate of compensation increase...............................  4.50%   4.50%

     The following table sets forth the net periodic benefit cost recognized for the years ended December 31, 1998, 1997, and 1996.

                                                             DECEMBER 31,
                                                  -----------------------------------
                                                    1998         1997         1996
                                                  ---------    ---------    ---------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost....................................  $ 135,392    $ 126,486    $ 127,156
Interest cost...................................    209,478      184,687      167,916
Expected return on plan assets..................   (215,755)    (185,631)    (162,115)
Amortization of prior service cost..............     18,575       18,575       18,575
Recognized net actuarial gain...................    (16,376)     (16,376)     (16,376)
Amortization of unrecognized net transition
  obligation....................................      9,592           --       11,558
                                                  ---------    ---------    ---------
Net periodic benefit cost.......................  $ 140,906    $ 127,741    $ 146,714
                                                  =========    =========    =========

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also has a profit sharing plan (the "Plan") covering substantially all employees. Contributions to the Plan are determined by the Board of Directors. The Company contributed $204,000, $191,000, and $171,000 in 1998, 1997, and 1996, respectively, to the Plan.

     The Company provides medical and life insurance benefits for employees who retire with a required number of years of continuous service. The Company funds benefits on a pay-as-you-go basis.

     The following tables set forth a reconciliation of the benefit obligation, a reconciliation of the fair value of the plan assets, and the funded status of the Postretirement Benefit Plan for the years ended December 31, 1998 and 1997. The estimates for December 31, 1998 and 1997 are based on information available at January 1, 1998 and 1997, respectively.

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------    ---------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $  792,667    $ 684,279
Service cost................................................     104,641       63,013
Interest cost...............................................      56,924       57,833
Assumption change...........................................     181,815       55,244
Actuarial (gain) loss.......................................      10,954      (51,124)
Benefits paid...............................................     (14,890)     (16,578)
                                                              ----------    ---------
Benefit obligation at end of year...........................   1,132,111      792,667
                                                              ----------    ---------
CHANGE IN PLAN ASSETS
Employer contribution.......................................      14,890       16,578
Benefits paid...............................................     (14,890)     (16,578)
                                                              ----------    ---------
Fair value of plan assets at end of year....................          --    $      --
                                                              ----------    ---------
Funded status...............................................  (1,132,111)    (792,667)
Unrecognized net actuarial loss.............................     371,757      186,111
Unrecognized net transition obligation......................     179,090      194,210
                                                              ----------    ---------
Prepaid (accrued) benefit cost..............................  $ (581,264)   $(412,346)
                                                              ==========    =========

                                                              DECEMBER 31,
                                                              ------------
                                                              1998    1997
                                                              ----    ----
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate...............................................  7.25%   7.25%
Rate of compensation increase...............................  4.50%   4.50%

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following tables set forth the net periodic benefit cost recognized for the years ended December 31, 1998, 1997, and 1996.

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       1998        1997        1996
                                                     --------    --------    --------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost.......................................  $104,641    $ 63,013    $ 57,498
Interest cost......................................    56,924      57,833      46,314
Expected return on plan assets.....................
Amortization of unrecognized net transition
  obligation.......................................    15,120      15,120      15,120
Recognized net actuarial loss......................     7,123       8,929       9,283
                                                     --------    --------    --------
Net periodic benefit cost..........................  $183,808    $144,895    $128,215
                                                     ========    ========    ========

     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation is 9.0% for 1998, declining gradually to 6.0% over six years and remaining at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                           1-PERCENTAGE-     1-PERCENTAGE-
                                                           POINT INCREASE    POINT DECREASE
                                                           --------------    --------------
Effect on total of service and interest cost
components...............................................     $87,790           $(38,852)
Effect on postretirement benefit obligation..............     $12,795           $ (9,272)

NOTE 8. DEFERRED COMPENSATION PLAN

     In 1998, the Company implemented a deferred compensation plan providing for death and retirement benefits for certain officers and directors. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the officers and directors. Cash surrender values of $4,355,385 on the insurance policies as of December 31, 1998 are included in other assets.

NOTE 9. COMMITMENTS AND CONTINGENT LIABILITIES

     In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1998           1997
                                                            -----------    -----------
Commitments to extend credit..............................  $54,700,000    $20,716,000
Standby letters of credit.................................      610,321        442,000
                                                            -----------    -----------
                                                            $55,310,321    $21,158,000
                                                            ===========    ===========

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, crops, marketable securities, accounts receivable, inventory, equipment, and personal property.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

     In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

NOTE 10. CONCENTRATIONS OF CREDIT

     The Company originates primarily commercial, residential, mortgage, and consumer loans to customers in Cherokee County, Georgia and surrounding counties. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in the Company's primary market area, which is part of the Atlanta, Georgia Metropolitan Statistical Area.

     Fifty-five percent of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's primary market area. The other concentrations of credit by type of loan are set forth in Note 3.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $5,000,000.

NOTE 11. REGULATORY MATTERS

     The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1998, approximately $2,900,000 of retained earnings were available for dividend declaration without regulatory approval.

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1998, the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Company and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                    TO BE WELL
                                                              FOR CAPITAL       CAPITALIZED UNDER
                                                                ADEQUACY        PROMPT CORRECTIVE
                                           ACTUAL               PURPOSES        ACTION PROVISIONS
                                      ----------------      ----------------    ------------------
                                      AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                      -------    -----      -------    -----    --------    ------
                                                         (DOLLARS IN THOUSANDS)
As of December 31, 1998:
Total Capital
  (to Risk Weighted Assets)
  Consolidated......................  $39,083    16.65%     $18,775      8%     $23,468       10%
  Bank..............................  $38,925    16.60%     $18,759      8%     $23,449       10%
Tier I Capital
  (to Risk Weighted Assets)
  Consolidated......................  $36,149    15.40%     $ 9,387      4%     $14,081        6%
  Bank..............................  $35,993    15.35%     $ 9,379      4%     $14,069        6%
Tier 1 Capital (Leverage Ratio)
  (to Average Assets)
  Consolidated......................  $36,149    10.04%     $14,408      4%     $18,010        5%
  Bank..............................  $35,993    10.00%     $14,397      4%     $17,997        5%
As of December 31, 1997:
Total Capital
  (to Risk Weighted Assets)
  Consolidated......................  $35,535    18.00%     $15,793      8%     $19,742       10%
  Bank..............................  $35,301    17.88%     $15,816      8%     $19,770       10%
Tier 1 Capital
  (to Risk Weighted Assets)
  Consolidated......................  $33,067    16.75%     $ 7,897      4%     $11,845        6%
  Bank..............................  $32,830    16.63%     $ 7,908      4%     $11,862        6%
Tier 1 Capital (Leverage Ratio)
  (to Average Assets)
  Consolidated......................  $33,067    10.22%     $12,942      4%     $16,178        5%
  Bank..............................  $32,830    10.15%     $12,938      4%     $16,167        5%

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow models. Those models are significantly affected by the

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

  Cash and Due From Banks, Interest-bearing Deposits in Banks, and Federal Funds Sold

     The carrying amounts of cash and due from banks, interest-bearing deposits in banks, and Federal funds sold approximate their fair value.

  Available-For-Sale and Held-To-Maturity Securities

     Fair values for securities are based on available quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

  Loans

     For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow models, using current market interest rates offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow models or based on the fair value of the underlying collateral.

  Deposits

     The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow models, using current market interest rates offered on certificates with similar remaining maturities.

  Accrued Interest

     The carrying amounts of accrued interest approximate their fair values.

  Off-Balance Sheet Instruments

     Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated fair values of the Company's financial instruments were as follows:

                                 DECEMBER 31, 1998               DECEMBER 31, 1997
                            ----------------------------    ----------------------------
                              CARRYING          FAIR          CARRYING          FAIR
                               AMOUNT          VALUE           AMOUNT          VALUE
                            ------------    ------------    ------------    ------------
Financial assets:
  Cash and due from banks,
     interest-bearing
     deposits in banks,
     and Federal funds
     sold.................  $ 26,289,480    $ 26,289,480    $ 19,918,965    $ 19,918,965
Securities
  available-for-sale......    60,241,634      60,241,634      24,686,072      24,686,072
Securities
  held-to-maturity........    44,732,330      45,629,690      75,613,670      76,187,027
Loans.....................   216,123,560     217,048,597     189,020,486     188,884,216
Accrued interest
  receivable..............     3,845,985       3,845,985       3,593,807       3,593,807
Financial liabilities:
  Deposits................   324,797,483     326,849,152     285,317,506     286,446,000
  Accrued interest
     payable..............     1,370,048       1,370,048       1,289,292       1,289,292

NOTE 13.  PARENT COMPANY FINANCIAL INFORMATION

     The following information presents the condensed balance sheets as of December 31, 1998 and 1997 and statements of income, and cash flows of B C Bankshares, Inc. for the years ending December 31, 1998, 1997, and 1996:

                            CONDENSED BALANCE SHEETS

                                                                 1998           1997
                                                              -----------    -----------
Assets
Cash........................................................  $   156,787    $   236,647
  Investment in subsidiary..................................   36,328,793     32,879,983
                                                              -----------    -----------
     Total assets...........................................  $36,485,580    $33,116,630
                                                              ===========    ===========
Stockholders' equity........................................  $36,485,580    $33,116,630
                                                              ===========    ===========

                              B C BANKSHARES, INC.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME

                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Income
Dividends from subsidiary..............................  $2,651,000    $2,280,000    $1,680,000
Interest on deposits...................................       3,358         4,503         3,174
                                                         ----------    ----------    ----------
                                                          2,654,358     2,284,503     1,683,174
                                                         ----------    ----------    ----------
Expense................................................          15            15         2,621
                                                         ----------    ----------    ----------
     Total expense.....................................          15            15         2,621
                                                         ----------    ----------    ----------
  Income before income tax and equity in undistributed
     income of subsidiary..............................   2,654,343     2,284,488     1,680,553
Income tax expense.....................................          --         1,527           188
                                                         ----------    ----------    ----------
  Income before equity in undistributed income of
     subsidiary........................................   2,654,343     2,282,961     1,680,365
Equity in undistributed income of subsidiary...........   3,162,268     3,588,878     3,351,500
                                                         ----------    ----------    ----------
Net income.............................................  $5,816,611    $5,871,839    $5,031,865
                                                         ==========    ==========    ==========

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                         1998           1997           1996
                                                      -----------    -----------    -----------
Operating Activities
  Net income........................................  $ 5,816,611    $ 5,871,839    $ 5,031,865
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Undistributed income of subsidiary.............   (3,162,268)    (3,588,878)    (3,351,500)
     Other operating activities.....................           (1)         1,527            188
                                                      -----------    -----------    -----------
       Net cash provided by operating activities....    2,654,342      2,284,488      1,680,553
                                                      -----------    -----------    -----------
Financing Activities
  Purchase of treasury stock........................     (278,460)            --        (97,955)
  Dividends paid....................................   (2,455,742)    (2,134,665)    (1,576,117)
                                                      -----------    -----------    -----------
       Net cash used in financing activities........   (2,734,202)    (2,134,665)    (1,674,072)
                                                      -----------    -----------    -----------
Net increase (decrease) in cash.....................      (79,860)       149,823          6,481
Cash at beginning of year...........................      236,647         86,824         80,343
                                                      -----------    -----------    -----------
Cash at end of year.................................  $   156,787    $   236,647    $    86,824
                                                      ===========    ===========    ===========

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 6, 1999

                                 BY AND BETWEEN

                              WACHOVIA CORPORATION

                                      AND

                              B C BANKSHARES, INC.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
RECITALS.........................................................    1
ARTICLE I  CERTAIN DEFINITIONS...................................    1

1.01 Certain Definitions.........................................    1

ARTICLE II  THE MERGER...........................................    4

2.01 The Merger..................................................    4
2.02 Effective Date and Effective Time...........................    5
2.03 Plan of Merger..............................................    5
2.04 Integration.................................................    5

ARTICLE III  CONSIDERATION; EXCHANGE PROCEDURES..................    5

3.01 Merger Consideration........................................    5
3.02 Rights as Stockholders; Stock Transfers.....................    5
3.03 Fractional Shares...........................................    6
3.04 Exchange Procedures.........................................    6
3.05 Anti-Dilution Provisions....................................    7
3.06 Dissenting Shareholders.....................................    7

ARTICLE IV  ACTIONS PENDING ACQUISITION..........................    7

4.01 Forbearances of BCB.........................................    7
4.02 Forbearances of Wachovia....................................    9

ARTICLE V  REPRESENTATIONS AND WARRANTIES........................    9

5.01 Disclosure Schedules........................................    9
5.02 Standard....................................................    9
5.03 Representations and Warranties of BCB.......................   10
5.04 Representations and Warranties of Wachovia..................   17

ARTICLE VI  COVENANTS............................................   19

6.01 Reasonable Best Efforts.....................................   19
6.02 Stockholder Approvals.......................................   19
6.03 Registration Statement......................................   20
6.04 Press Releases..............................................   20
6.05 Access; Information.........................................   20
6.06 Acquisition Proposals.......................................   21
6.07 Affiliate Agreements........................................   21
6.08 Takeover Laws...............................................   21
6.09 Certain Policies............................................   22
6.10 NYSE Listing................................................   22
6.11 Regulatory Applications.....................................   22
6.12 Indemnification.............................................   22
6.13 Benefit Plans...............................................   23
6.14 Notification of Certain Matters.............................   23
6.15 Dividend Coordination.......................................   23

ARTICLE VII  CONDITIONS TO CONSUMMATION OF THE MERGER............   24

7.01 Conditions to Each Party's Obligation to Effect the            24
     Merger......................................................
7.02 Conditions to Obligation of BCB.............................   24
7.03 Conditions to Obligation of Wachovia........................   25

                                                                   PAGE
                                                                   ----
ARTICLE VIII  TERMINATION........................................   25

8.01 Termination.................................................   25
8.02 Effect of Termination and Abandonment.......................   26

ARTICLE IX  MISCELLANEOUS........................................   26

9.01 Survival....................................................   26
9.02 Waiver; Amendment...........................................   26
9.03 Counterparts................................................   26
9.04 Governing Law...............................................   26
9.05 Waiver of Jury Trial........................................   26
9.06 Assignment..................................................   27
9.07 Expenses....................................................   27
9.08 Notices.....................................................   27
9.09 Entire Understanding; No Third Party Beneficiaries..........   28
9.10 Interpretation; Effect......................................   28

EXHIBIT A  Form of Stock Option Agreement [See Appendix B of this
  Proxy Statement]
EXHIBIT B  Form of Voting Agreement [Omitted]
EXHIBIT C  List of Persons to execute Employment Agreements
  [Omitted]
EXHIBIT D  Form of Plan of Merger
EXHIBIT E  Form of Affiliate Agreement [Omitted]

     AGREEMENT AND PLAN OF MERGER, dated as of October 6, 1999 by and between B C Bankshares, Inc. ("BCB") and Wachovia Corporation ("Wachovia").

                                    RECITALS

     A. B C Bankshares, Inc. BCB is a Georgia corporation, having its principal place of business in Cherokee County, Georgia.

     B. Wachovia Corporation. Wachovia is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

     C. Stock Option Agreement. As a condition and an inducement to the willingness of Wachovia to enter into this Agreement, BCB has granted to Wachovia an option pursuant to a stock option agreement, in substantially the form of Exhibit A.

     D. Voting Agreements. As a further condition and an inducement to Wachovia's entering into this Agreement, stockholders of BCB who are also directors or executive officers of BCB holding or controlling the power to vote in excess of 22% of the outstanding shares of BCB Common Stock have entered into agreements with Wachovia, substantially in the form of Exhibit B hereto, under which each stockholder has agreed to vote in favor of this Agreement (the "Voting Agreements").

     E. Employment Agreements. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, certain employees of BCB identified on Exhibit C have executed and delivered employment agreements with Wachovia in substantially the forms provided to BCB.

     F. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     G. Board Action. The respective Boards of Directors of each of Wachovia and BCB have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

     "Acquisition Proposal" has the meaning set forth in Section 6.06.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

     "Agreement" means this Agreement and Plan of Merger and the Exhibits hereto, as such may be amended or modified from time to time in accordance with
Section 9.02.

     "Benmark Plan" means individually and collectively the supplemental retirement plan agreements that comprise the Executive Supplemental Retirement Plan and Director Supplemental Retirement Plan of BCB, disclosed in Section 5.03(m)(i) of the BCB Disclosure Schedule.

     "BCB" has the meaning set forth in the preamble to this Agreement.

     "BCB Affiliate" has the meaning set forth in Section 6.07(a).

     "BCB Articles" means the Articles of Incorporation, as amended, of BCB.

     "BCB Benefit Plans" has the meaning set forth in Section 5.03(m).

     "BCB Board" means the Board of Directors of BCB.

     "BCB By-Laws" means the Amended and Restated By-laws of BCB.

     "BCB Common Stock" means the common stock, par value $5.00 per share, of BCB.

     "BCB Financial Statements" has the meaning set forth in Section 5.03(g).

     "BCB Meeting" has the meaning set forth in Section 6.02.

     "BCB Pension Plan" has the meaning set forth in Section 5.03(m).

     "Code" has the meaning set forth in Recital F.

     "Costs" has the meaning set forth in Section 6.12(a).

     "Disclosure Schedule" has the meaning set forth in Section 5.01.

     "Effective Date" has the meaning set forth in Section 2.02.

     "Effective Time" means the effective time of the Merger, as provided for in
Section 2.02.

     "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" has the meaning set forth in Section 3.04.

     "Exchange Fund" has the meaning set forth in Section 3.04.

     "Exchange Ratio" has the meaning set forth in Section 3.01(a).

     "FFIEC" means the Federal Financial Institutions Examination Council.

     "GBCC" means the Georgia Business Corporation Code.

     "GDBF" means the Georgia Department of Banking and Finance.

     "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 6.12(a).

     "Insurance Amount" has the meaning set forth in Section 6.12(b).

     "Insurance Policies" has the meaning set forth in Section 5.03(t).

     "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" means, with respect to Wachovia, BCB or the Surviving Corporation, any effect that (i) is material and adverse to the financial position, results of operations or business of

Wachovia and its Subsidiaries taken as a whole, BCB and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Wachovia or BCB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger, or restructuring or other charges or other actions taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action taken with the prior written consent of Wachovia and (e) changes in conditions or circumstances that affect the banking industry generally.

     "Merger" has the meaning set forth in Section 2.01(a).

     "Merger Consideration" has the meaning set forth in Section 2.01(a).

     "NCBCA" means the North Carolina Business Corporation Act.

     "New Certificate" has the meaning set forth in Section 3.04(a).

     "NYSE" means the New York Stock Exchange, Inc.

     "Old Certificate" has the meaning set forth in Section 3.04.

     "Permitted Dividend Amount" has the meaning set forth in Section 4.01(c).

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

     "Proxy Statement" has the meaning set forth in Section 6.03(a).

     "Registration Statement" has the meaning set forth in Section 6.03(a).

     "Regulatory Authority" has the meaning set forth in Section 5.03(i).

     "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 5.04(g).

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Stock Option Agreement" has the meaning set forth in Recital C.

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Subsidiary Combination" has the meaning set forth in Section 2.04.

     "Surviving Corporation" has the meaning set forth in Section 2.01(a).

     "Takeover Laws" has the meaning set forth in Section 5.03(o).

     "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "Treasury Stock" shall mean shares of BCB Common Stock held by BCB or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

     "Voting Agreement" has the meaning set forth in Recital D.

     "Wachovia" has the meaning set forth in the preamble to this Agreement.

     "Wachovia Board" means the Board of Directors of Wachovia.

     "Wachovia Common Stock" means the common stock, par value $5.00 per share, of Wachovia.

     "Wachovia Preferred Stock" means the preferred stock, par value $5.00 per share, of Wachovia.

     "Wachovia Stock" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

     "Y2K Compliant" means, with respect to any computer software or hardware, to the extent such computer software or hardware has a calendar function, that it is able to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof.

     "Y2K Plan" means, with respect to a party, a plan for the purpose of providing reasonable assurance that all significant computer software and hardware developed or currently used (including third party software and hardware necessary for the conduct of its business) by such party or its Subsidiaries will be Y2K Compliant.

                                   ARTICLE II

                                   THE MERGER

     2.01 The Merger. (a) At the Effective Time, BCB shall merge with and into Wachovia (the "Merger"), the separate corporate existence of BCB shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with BCB (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of BCB Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of BCB's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Georgia of a certificate of merger in accordance with Section 14-2-1105 of the GBCC and the filing in the office of the Secretary of State of the State of North Carolina of articles of merger in accordance with

Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such certificate or articles. The Merger shall have the effects prescribed in the NCBCA and the GBCC.

     (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) Directors and Officers of Wachovia. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such fifth business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

     2.03 Plan of Merger. Wachovia and BCB hereby enter into a separate plan of merger, in substantially the form of Exhibit D, for purposes of any filing requirement.

     2.04 Integration. Upon or following the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "Subsidiary Combination") of the business of the Bank of Canton, with that of Wachovia Bank, National Association, provided, however, that the Subsidiary Combination shall not be a condition to the closing of the Merger. BCB agrees to cooperate with Wachovia and to take all reasonable actions prior to the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to effect the Subsidiary Combination after the Effective Time.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Outstanding BCB Common Stock. Each share, excluding Treasury Stock and shares as to which dissenters' rights have been properly perfected, of BCB Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into 2.914 shares of Wachovia Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

          (b) Outstanding Wachovia Stock. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) Treasury Shares. Each share of BCB Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of BCB Common Stock shall cease to be, and shall have no rights as, stockholders of BCB, other than to receive any dividend or other distribution with respect to such BCB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers of shares of BCB Common Stock on the stock transfer books of BCB or the Surviving Corporation.

     3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of BCB Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

     3.04 Exchange Procedures. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with EquiServe Trust Company, N.A. (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of BCB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of BCB Common Stock.

     (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each holder of record of shares of BCB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates into which shares of a stockholder's BCB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive, to be delivered to such stockholder promptly upon delivery to the Exchange Agent of Old Certificates (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any BCB Affiliate shall not be exchanged for New Certificates until Wachovia has received a written agreement from such person as specified in Section 6.07.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of BCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of BCB Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificates.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of BCB for twelve months after the Effective Time shall be paid to Wachovia. Any stockholders of BCB who have not theretofore complied with this
Article III shall thereafter look only to Wachovia for the payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of BCB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon and Wachovia shall make such payment.

     3.05 Anti-Dilution Provisions. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date or effective date therefor, as applicable, shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.06 Dissenting Shareholders. Any holder of shares of BCB Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to BCB the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of BCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Wachovia shall issue and deliver the consideration to which such holder of shares of BCB Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of BCB Common Stock held by him.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01 Forbearances of BCB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, BCB will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of BCB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have a Material Adverse Effect with respect to BCB.

          (b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of BCB Common Stock or other equity stock of BCB or any Rights, (2) enter into any agreement with respect to the foregoing other than the Stock Option Agreement, or (3) permit any shares of BCB Common Stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) a year-end 1999 cash dividend on BCB Common Stock in an amount not to exceed $2.00 per share and thereafter, in 2000, quarterly cash dividends on BCB Common Stock in an amount not to exceed $1.20 per share (the "Permitted Dividend Amount") with record and payment dates consistent with past practice as Previously Disclosed and (B) dividends from wholly owned Subsidiaries to BCB or another wholly owned Subsidiary of BCB) on or in respect of, or declare or make any distribution on any shares of BCB Common Stock or any Subsidiary's capital stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of BCB or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or for Previously Disclosed bonuses or other bonuses paid with the prior written consent of Wachovia, which consent shall not to be unreasonably withheld, (ii) for other changes that are

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     required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) with respect to amendments to the Bank of Canton Profit Sharing Plan as Previously Disclosed) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant of BCB or its Subsidiaries, or take any action (other than entering into this Agreement) to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to BCB and its Subsidiaries taken as a whole.

          (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to BCB and its Subsidiaries taken as a whole.

          (h) Governing Documents. Amend the BCB Articles, BCB By-laws or the articles of incorporation or by-laws (or similar governing documents) of any of BCB's Subsidiaries, except that the articles of incorporation of the Bank of Canton shall be amended and restated as Previously Disclosed.

          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or, in the case of any bank subsidiary, by the FFIEC.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

          (k) Claims. Settle any claim, action or proceeding not Previously Disclosed without the prior written consent of Wachovia, which consent shall not be unreasonably withheld.

          (l) Adverse Actions. Except as contemplated by Sections 6.02 and 6.06, (i) take any action which would materially adversely affect its ability to consummate the Merger; (ii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iii) knowingly take any action that is intended or is reasonably likely to result in (A) subject to the standard set forth in Section 5.02, any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail in any material respect to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) otherwise fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

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          (n) Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

          (o) Tax Matters. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not material and which are taken in the ordinary and usual course of business consistent with past practice.

          (p) Commitments.  Agree or commit to do any of the foregoing.

     4.02 Forbearances of Wachovia. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of BCB, Wachovia will not, and will cause each of its Subsidiaries not to:

          (a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extra ordinary dividend.

          (b) Adverse Actions. (i) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in
     Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, Wachovia has delivered to BCB a schedule and BCB has delivered to Wachovia a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.02 Standard. No representation or warranty of BCB or Wachovia contained in Section 5.03 (other than (A) those contained in Sections 5.03(a)(i), (b),
(c)(i), (c)(ii), (c)(iii)(A), (g)(iii)(B), (h)(i), (m)(i), (m)(ii) and other than (B) those contained in Section 5.03(e) and (g)(i) which in the case of (B) shall not be deemed untrue or incorrect unless they are not true and correct in all material respects) or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.

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     5.03 Representations and Warranties of BCB.  Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, BCB hereby represents and warrants to Wachovia:

          (a) Organization, Standing and Authority. (i) BCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. (ii) BCB is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) BCB Stock. As of the date hereof, the authorized capital stock of BCB consists solely of 10,000,000 shares of BCB Common Stock, of which 557,254 shares were outstanding as of the date hereof. As of the date hereof, 42,746 shares of BCB Common Stock were held in treasury by BCB or otherwise owned by BCB or its Subsidiaries ("Treasury Stock"). The outstanding shares of BCB Stock have been duly authorized and are validly issued and out standing, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule, there are no shares of BCB Common Stock authorized and reserved for issuance, BCB does not have any Rights issued or outstanding with respect to BCB Common Stock, and BCB does not have any commitment to authorize, issue or sell any BCB Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement.

          (c) Subsidiaries. (i)(A) BCB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to BCB or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to BCB or its wholly-owned Subsidiaries or with respect to the Subsidiary Combination), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by BCB or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. sec.55 or similar state laws) and are owned by BCB or its Subsidiaries free and clear of any Liens.

          (ii) BCB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, except for such securities or interests held as a fiduciary or as a result of debts previously contracted.

          (iii) Each of BCB's Subsidiaries (A) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and (B) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) Corporate Power. BCB and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and BCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of more than a majority of the outstanding shares of BCB Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of BCB and

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

     the BCB Board prior to the date hereof. This Agreement is a valid and legally binding obligation of BCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The BCB Board of Directors has received the written opinion of The Carson Medlin Company to the effect that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of BCB Common Stock.

          (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by BCB or any of its Subsidiaries in connection with the execution, delivery or performance by BCB of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) filings of applications or notices with federal and state banking authorities, (C) filings with the SEC and state securities authorities, and (D) the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Georgia pursuant to the GBCC. As of the date hereof, BCB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of BCB or of any of its Subsidiaries or to which BCB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the BCB Articles or the BCB By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

          (g) Financial Reports; No Material Adverse Effect. (i) BCB has Previously Disclosed its audited consolidated financial statements for the fiscal years ended December 31, 1996, 1997 and 1998 (the "BCB Financial Statements"), and the call reports submitted to the FDIC for Bank of Canton (the "Call Reports") for the quarters ended subsequent to December 31, 1998 (or, in the case of Call Reports for quarters ending after the date of this Agreement and before the Effective Time, will be made available as soon as they are completed). Each of the balance sheets contained in the BCB Financial Statements (including the related notes and schedules thereto) fairly presents the financial position of BCB and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements contained in the BCB Financial Statements (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of BCB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved. Each of the balance sheets contained in the Call Reports fairly presents, or will fairly present, the financial position of the Bank of Canton as of its date, and each of the statements of income and changes in stockholders' equity or equivalent statements contained in the Call Reports fairly presents, or will fairly present, the results of operations and changes in stockholders' equity as the case may be, of the Bank of Canton for the periods to which they relate, in each case in accordance with FFIEC instructions, except in each case as may be noted therein, subject to normal year-end audit adjustments.

          (ii) Since December 31, 1998, BCB and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

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

          (iii) Since December 31, 1998, (A) BCB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to BCB.

          (h) Litigation. (i) BCB has Previously Disclosed its true and complete list, as of the date hereof, of all litigation, claims or other proceedings before any court or governmental agency pending (or, to BCB's knowledge, threatened) against BCB or any of its subsidiaries. (ii) No other litigation, claim or other proceeding before any court or governmental agency is pending against BCB or any of its Subsidiaries and, to BCB's knowledge, no such litigation, claim or other proceeding has been threatened.

          (i) Regulatory Matters. (i) Neither BCB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the GDBF, the Federal Reserve Board and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (each, a "Regulatory Authority").

          (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

          (j) Compliance with Laws.  BCB and each of its Subsidiaries:

             (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their respective properties and to conduct their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BCB's knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that BCB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or
        (B) threatening to revoke any license, franchise, permit, or govern mental authorization (nor, to BCB's knowledge, do any grounds for any of the foregoing exist).

          (k) Material Contracts; Defaults. Except as Previously Disclosed in BCB's Disclosure Schedule or otherwise reflected in the BCB Financial Statements, neither BCB nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $100,000, (ii) any contract relating to the borrowing of money by BCB or any of its Subsidiaries or the guarantee by BCB or any of its Subsidiaries of any such obligation (other than contracts evidencing deposit liabilities, purchases of federal funds, repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and contracts relating to borrowings or guarantees

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     made in the ordinary course of business), (iii) any contract which prohibits or restricts BCB or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any contract involving intellectual property (other than contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any contract relating to the provision of data processing, network communication, or other technical services to or by BCB or any of its Subsidiaries, (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet or any note thereto, (vii) any contract that obligates BCB or any of its Subsidiaries to pay more than $100,000 over the life of such contract that is not terminable with 30 days or less notice, or (viii) any contract described in or pertaining to Article III, Section 1 of the BCB By-Laws (nor to the knowledge of BCB does any such contract exist among any shareholders of BCB). Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          (l) No Brokers. No action has been taken by BCB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to The Carson Medlin Company (the engagement letter for which also has been Previously Disclosed).

          (m) Employee Benefit Plans. (i) BCB has delivered or made available to Wachovia prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all employment, change in control or other employee agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans," as defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BCB or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "BCB Benefit Plans"). BCB has listed each BCB Benefit Plan in Section 5.03(m) of the BCB Disclosure Schedule. Any of the BCB Benefit Plans which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, is referred to herein as a "BCB Pension Plan." No BCB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (ii) BCB has delivered or made available to Wachovia prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such BCB Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such BCB Benefit Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1995, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuation and reports, and summary annual reports prepared for any BCB Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

          (iii) All BCB Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Code, and any other applicable laws. Each BCB Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and BCB is not aware of any circumstance that is reason ably likely to result in the revocation of such favorable determination letter. Neither BCB nor any of its Subsidiaries has engaged in a transaction with respect to any BCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject BCB or any of its Subsidiaries to a Tax imposed by either Section 4975 of the Code or
     Section 502(i) of ERISA in an amount which would be material.

          (iv) No BCB Pension Plan has (except as disclosed in Section 5.03(m) of the BCB Disclosure Schedule) any "unfunded current liability," as defined in Section 302(d) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as defined in
     Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any BCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any BCB Pension Plan, and (iii) no increase in benefits under any BCB Pension Plan as a result of plan amendments or changes in applicable law which is reasonably likely to materially adversely affect the funding status of any such plan. Neither any BCB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any BCB Entity, or the single-employer plan of any entity which is considered one employer with BCB under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither BCB nor any of its Subsidiaries has provided, or is required to provide, security to a BCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (v) Within the six-year period preceding the Effective Time, no liability (other than liabilities for routine contributions, all of which have been made when due) under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by BCB or any of its Subsidiaries with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which liability is reasonably likely to be material. Neither BCB nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which liability is reasonably likely to be material. No notice of a "reportable event," within the meaning of
     Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any BCB Pension Plan or by an ERISA Affiliate within the 12-month period ending on the date hereof.

          (vi) Except as disclosed in Section 5.03(m) of the BCB Disclosure Schedule, neither BCB nor any of its Subsidiaries has any liability for retiree health and life benefits under any of the BCB Benefit Plans and there are no restrictions on the rights of BCB or any of its Subsidiaries to amend or terminate any such retiree health or benefit Plan without incurring any liability thereunder.

          (vii) Except as disclosed in Section 5.03(m) of the BCB Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (x) entitle any employees of BCB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof,
     (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the BCB Benefit Plans, or (z) result in any payments under any of the BCB Benefit Plans which would not be deductible under
     Section 162(m) or Section 280G of the Code.

          (viii) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BCB or any of its Subsidiaries and their respective beneficiaries, have been fully reflected on the BCB Financial Statements to the extent required by and in accordance with generally accepted accounting principles.

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          (n) Labor Matters.  Neither BCB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is BCB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BCB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to BCB's knowledge, threatened, nor is BCB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

          (o) Takeover Laws. BCB has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations (collectively, "Takeover Laws") of the State of Georgia, including, without limitation, Sections 14-2-1110 through 14-2-1113, and Sections 14-2-1131 through 14-2-1133 of the GBCC.

          (p) Environmental Matters. To the knowledge of BCB and its Subsidiaries, neither the conduct nor operation of BCB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither BCB nor any of its Subsidiaries has received any written notice from any person or entity that BCB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

          (q) Tax Matters. With respect to taxable periods for which the statute of limitations as it may be extended or otherwise applied has not expired, (i) all Tax Returns required to have been filed by or with respect to BCB and its Subsidiaries have been duly and timely filed, (ii) all Taxes that are due and payable by BCB or its Subsidiaries (regardless of whether shown to be due on the Tax Returns referred to in clause (i)) have been timely paid in full, (iii) the United States federal and state income Tax Returns referred to in clause (i) (and other Tax Returns referred to in clause (i) for periods beginning after 1990) have been audited by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of BCB or its Subsidiaries, and (vii) all Taxes that BCB or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable. BCB has made available to Wachovia true and correct copies of the United States federal income Tax Returns filed by BCB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998. Neither BCB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the BCB Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the BCB Financial Statements. Neither BCB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent

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     or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither BCB nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was BCB) or otherwise has any liability for the Taxes of any person (other than BCB and its Subsidiaries). No Liens for Taxes exist with respect to any of the assets or properties of BCB or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with United States generally accepted accounting principles. Neither BCB nor any of its Subsidiaries has been a party to any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. BCB is not and has not been at any time during the past five (5) years, a "United States real property holding corporation." For purposes of the previous sentence, a United States real property holding corporation means any corporation if the fair market value of its United States real property interests equals or exceeds fifty (50) percent of the fair market value of its United States real property interests, its interest in real property located outside the United States, plus any other assets which are used or held for use in a trade or business. A United States real property interest is an interest in real property (including any interest in a mine, well, or other natural deposit) located in the United States or the Virgin Islands and any interest in a domestic corporation that is a United States real property holding corporation (as de fined above) during the shorter of the period during which BCB held such interest or the five (5) year period ending on the date of the transaction.

          (r) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BCB's own account, or for the account of one or more of BCB's Subsidiaries or their customers (all of which are listed on BCB's Disclosure Schedule), were entered into
     (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of BCB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither BCB nor its Subsidiaries, nor to BCB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

          (s) Books and Records. The books and records of BCB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of BCB and its Subsidiaries.

          (t) Insurance. BCB's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by BCB or its Subsidiaries ("Insurance Policies"). BCB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BCB reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; BCB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

          (u) Year 2000 Compliance. The software and hardware operated by BCB and its Subsidiaries are, or are being adapted or replaced and are expected to be, Y2K Compliant. A true and complete copy of BCB's Y2K Plan has been made available to Wachovia, and BCB and its Subsidiaries are in the process of effecting the Y2K Plan in accordance with the schedule provided for therein. To the best of BCB's knowledge, incurring the future costs to implement the Y2K Plan is not reasonably likely to have a Material Adverse Effect with respect to BCB.

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          (v) Disclosure.  The representations and warranties contained in this
     Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 Representations and Warranties of Wachovia. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Wachovia hereby represents and warrants to BCB as follows:

          (a) Organization, Standing and Authority. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b) Wachovia Stock. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 1,000,000,000 shares of Wachovia Common Stock, of which 202,887,011 shares were outstanding as of October 4, 1999 and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

          (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of BCB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

          (c) Subsidiaries. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

          (d) Corporate Power. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f) Regulatory Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with federal and state banking authorities; (B) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Georgia pursuant to the GBCC; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of

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     the date hereof, Wachovia is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

          (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) Wachovia's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, Wachovia's "SEC Documents"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

          (h) Litigation; Regulatory Action. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Govern mental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Wachovia or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

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

          (i) Compliance with Laws.  Wachovia and each of its Significant
     Subsidiaries:

             (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

             (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

             (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Wachovia or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Wachovia's knowledge, do any grounds for any of the foregoing exist).

          (j) No Brokers. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

          (k) Disclosure.  The representations and warranties contained in this
     Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

          (l) Year 2000 Compliance. The software and hardware operated by Wachovia and its Subsidiaries are, or are being adapted or replaced and are expected to be, Y2K Compliant. A true and complete copy of Wachovia's Y2K Plan has been made available to BCB, and Wachovia and its Subsidiaries are in the process of effecting the Y2K Plan in accordance with the schedule provided for therein. To the best of Wachovia's knowledge, incurring the future costs to implement the Y2K Plan is not reasonably likely to have a Material Adverse Effect with respect to Wachovia.

          (m) Taxes. Neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of BCB and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end (it being understood that any amendments or supplements to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Wachovia or any of its Subsidiaries shall not violate this covenant).

     6.02 Stockholder Approvals. BCB agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of stockholders of BCB to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by BCB's stockholders for consummation of the Merger (including any

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adjournment or postponement, the "BCB Meeting") as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by its counsel, the BCB Board shall recommend such approval, and BCB shall take all reasonable, lawful action to solicit such approval by its stockholders.

     6.03 Registration Statement. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of BCB constituting a part thereof (the "Proxy Statement") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that BCB and its Subsidiaries have cooperated as required above, Wachovia shall file the Registration Statement with the SEC as soon as reasonably practicable. Each of BCB and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. BCB agrees to furnish to Wachovia all information concerning BCB, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of BCB and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the BCB Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of BCB and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and both parties shall take the necessary steps to promptly correct the Proxy Statement.

     (c) Wachovia agrees to advise BCB, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Press Releases. Each of BCB and Wachovia agrees that neither it nor any of its respective Subsidiaries will, without consultation with and the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

     6.05 Access; Information. (a) Each of BCB and Wachovia agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel

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and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each agrees that it will not, and will cause its representatives and Subsidiaries not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.06 Acquisition Proposals. BCB agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of BCB or its Subsidiaries shall, and BCB shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of BCB) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, BCB or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by its counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. BCB shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. BCB shall promptly (within 24 hours) advise Wachovia following the receipt by BCB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Wachovia of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07 Affiliate Agreements. (a) BCB has disclosed in Section 6.07 of the BCB Disclosure Schedule each person that, to its knowledge, is or is reasonably likely to be, as of the date of BCB Meeting, deemed to be an "affiliate" of it (each, a "BCB Affiliate") as that term is used in Rule 145 under the Securities Act.

     (b) BCB shall use its reasonable best efforts to cause each person who may be deemed to be a BCB Affiliate to execute and deliver to Wachovia on or before the Effective Date an "affiliates agreement" in form attached hereto as Exhibit E.

     6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its

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control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 Certain Policies. Prior to the Effective Date, BCB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with those of Wachovia; provided, however, that BCB shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     6.10 NYSE Listing. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of BCB Common Stock in the Merger.

     6.11 Regulatory Applications. (a) Wachovia and BCB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and BCB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the present directors and officers of BCB and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs)" incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Stock Option Agreement) to the fullest extent that BCB is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Georgia, the BCB Articles and the BCB By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Georgia law, the BCB Articles and the BCB By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Georgia judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

     (b) For a period of three years from the Effective Time, Wachovia shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of BCB or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to BCB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by BCB; provided, however, that in no event shall Wachovia be required to expend more than 200 percent of the current amount expended by BCB (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Wachovia is unable to maintain or obtain the insurance called for by this
Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of BCB or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; provided that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

     (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

     6.13 Benefit Plans. As soon as practicable following the Effective Time, Wachovia shall provide generally to employees (including officers) of BCB, employee benefits, including severance benefits, under employee and welfare benefit plans on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Wachovia and Wachovia Bank, N.A. to similarly situated employees (including officers) of Wachovia Bank, N.A.; provided, however, that, prior to the time that such benefits are provided, such employees of BCB will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of securities of BCB or Wachovia) which in the aggregate are substantially comparable to those currently provided by BCB to such employees. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. To the extent that Wachovia causes an employee benefit plan maintained by Wachovia to cover employees of BCB, Wachovia shall cause such employee benefit plan to credit such Employee's service with BCB prior to the Effective Date for purposes of participation, eligibility and vesting, but not for purposes of benefit accrual, to the same extent that such service was credited by BCB. Wachovia hereby agrees to assume and to perform and honor the obligations of BCB under the Benmark Plan and all BCB Benefit Plans to the extent Previously Disclosed. Except as expressly provided by this Section 6.13 or an individual employment agreement referenced in the Recitals hereto, nothing contained herein shall in any way limit or restrict the ability of Wachovia to amend, modify, or terminate any employee benefit plan, including the BCB Benefit Plans, following the Effective Time.

     6.14 Notification of Certain Matters. Each of BCB and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.15 Dividend Coordination. After December 31, 1999, the Board of Directors of BCB shall cause its regular quarterly dividend record dates and payment dates for BCB Common Stock to be the same as Wachovia's regular quarterly dividend record dates and payment dates for Wachovia Common Stock, and BCB shall not thereafter change its regular dividend payment dates and record dates (it being the intention of the parties hereto that holders of BCB Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter).

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                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Wachovia and BCB to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and BCB prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of the requisite number of outstanding shares of BCB Common Stock entitled to vote thereon in accordance with applicable law, the BCB Articles and the BCB By-Laws.

          (b) Regulatory Approvals. All regulatory approvals required to consummate the trans actions contemplated hereby, excluding the Subsidiary Combination, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) Listing. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 Conditions to Obligation of BCB. The obligation of BCB to consummate the Merger is also subject to the fulfillment or written waiver by BCB prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of Wachovia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and BCB shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (b) Performance of Obligations of Wachovia. Wachovia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and BCB shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (c) Opinion of BCB's Counsel. Subject to the structure of merger conforming to the first sentence of Section 2.01, BCB shall have received an opinion of Alston & Bird LLP, special counsel to BCB, dated the date of the Proxy Statement and the Effective Date, to the effect that, on the basis

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

     of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) Wachovia and BCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by stockholders of BCB who receive shares of Wachovia Common Stock solely in exchange for shares of BCB Common Stock, provided that gain or loss will be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Alston & Bird LLP may require and rely upon representations contained in letters from BCB, Wachovia, Wachovia Bank, NA and others.

     7.03 Conditions to Obligation of Wachovia. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. Subject to the standard set forth in Section 5.02, the representations and warranties of BCB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of BCB by the Chief Executive Officer and the Chief Financial Officer of BCB to such effect.

          (b) Performance of Obligations of BCB. BCB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of BCB by the Chief Executive Officer and the Chief Financial Officer of BCB to such effect.

          (c) Opinion of Wachovia's Counsel. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the date of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
     (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) Wachovia and BCB will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by stockholders of BCB who receive shares of Wachovia Common Stock solely in exchange for shares of BCB Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia, Wachovia Bank, N.A., BCB and others.

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Wachovia and BCB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) Breach. At any time prior to the Effective Time, by Wachovia or BCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided

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

     that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) Delay. At any time prior to the Effective Time, by Wachovia or BCB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by April 15, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
     Section 8.01(c).

          (d) No Approval. By BCB or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained prior to the Effective Date.

          (e) Failure to Recommend, Etc. At any time prior to the BCB Meeting, by Wachovia if BCB Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.

     8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. In the event of the termination of this Agreement, Wachovia agrees that, until August 4, 2001, it will not, directly or indirectly, solicit to employ any person known by it to be a current officer of BCB, so long as they are employed by BCB, or directly or indirectly solicit or encourage any such officers to leave BCB's employ (other than pursuant to general advertisements of employment in publications not specifically targeted at BCB's employees), in either case, without obtaining the prior written consent of BCB.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02 and this Article IX which shall survive such termination).

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the BCB Meeting, this Agreement may not be amended if it would violate the GBCC.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the NCBCA or GBCC are applicable).

     9.05 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each

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

such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.05.

     9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 9.06 shall be null and void.

     9.07 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between BCB and Wachovia; provided, however, that if the Agreement is terminated prior to the Effective Time, Wachovia shall pay all costs incurred by BCB as a result of (i) any change by Wachovia in the method of effecting the combination with BCB pursuant to
Section 2.01 or (ii) any amendment or supplement to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Wachovia or any of its Subsidiaries as contemplated in
Section 6.01.

     9.08 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to BCB, to:

         B C Bankshares, Inc.
         2780 Marietta Highway
         P.O. Box 649
         Canton, Georgia 30114
         Attention: E.O. McFather, Jr., Chairman
         Telephone: (770) 479-1931
         Facsimile: (770) 720-4679

     With a copy to:

        Alston & Bird LLP
        One Atlantic Center
        1201 W. Peachtree Street
        Atlanta, Georgia 30309-3424
        Attention: Ralph F. MacDonald, III, Esq.
        Telephone: (404) 881-7000
        Facsimile: (404) 881-4777

     If to Wachovia, to:

        Wachovia Corporation
        100 North Main Street
        P.O. Box 3099
        Winston-Salem, North Carolina 27150
        Attention: Kenneth W. McAllister, Esq.
        Telephone: (336) 770-5000
        Facsimile: (336) 722-2974

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

     With a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004
        Attention: Mark J. Menting, Esq.
        Telephone: (212) 558-4000
        Facsimile: (212) 558-3588

     9.09 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stock Option Agreement and the Voting Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Stock Option Agreement and the Voting Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.10 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                                    *  *  *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          B C BANKSHARES, INC.

                                          By: /s/ EDWIN O. MCFATHER, JR.
                                            ------------------------------------
                                              Name: Edwin O. McFather, Jr.
                                              Title:  Chairman and Chief
                                              Executive Officer

                                          WACHOVIA CORPORATION

                                          By: /s/ G. JOSEPH PRENDERGAST
                                            ------------------------------------
                                              Name: G. Joseph Prendergast
                                              Title: President and Chief
                                                     Operating Officer

                             FORM OF PLAN OF MERGER

     PLAN OF MERGER (this "Plan") of B C Bankshares, Inc., a Georgia corporation ("BCB" or the "merged corporation") and Wachovia Corporation ("Wachovia" or the "Surviving Corporation").

                                   ARTICLE I

                                  DEFINITIONS

     1.1 Certain Definitions. The following terms are used in this Plan with the meanings set forth below:

          "BCB Board" means the Board of Directors of BCB.

          "BCB Common Stock" means the common stock, par value $5.00 per share, of BCB.

          "Effective Date" means the effective date of the Merger.

          "Effective Time" means the effective time of the Merger.

          "Exchange Agent" has the meaning set forth in Section 3.4.

          "GBCC" means the Georgia Business Corporation Code.

          "Merger" means the merger of BCB with and into Wachovia.

          "Merger Agreement" means the Agreement and Plan of Merger, dated as of October 6, 1999, by and between BCB and Wachovia.

          "Merger Consideration" means the consideration to be issued to holders of BCB Common Stock as provided in this Plan.

          "NCBCA" means the North Carolina Business Corporation Act.

          "New Certificates" has the meaning set forth in Section 3.4.

          "NYSE" means the New York Stock Exchange, Inc.

          "Old Certificates" has the meaning set forth in Section 3.4.

          "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

          "Subsidiary" has the meaning ascribed to it in Rule 1-02 of the Securities and Exchange Commission's Regulation S-X.

          "Treasury Stock" shall mean shares of BCB Common Stock held by BCB or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

          "Wachovia Common Stock" means the common stock, par value $5.00 per share, of Wachovia.

          "Wachovia Preferred Stock" means the preferred stock, par value $5.00 per share, of Wachovia.

          "Wachovia Stock" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

                                   ARTICLE II

                                   THE MERGER

     2.1. The Merger. (a) At the Effective Time, BCB shall merge with and into Wachovia, the separate corporate existence of BCB shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation. Wachovia may at any time prior to the Effective Time change the method of effecting the combination with BCB (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change

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

shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of BCB's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII of the Merger Agreement, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Georgia of a certificate of merger in accordance with Section 14-2-1105 of the GBCC and the filing in the office of the Secretary of State of the State of North Carolina of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such certificate and articles. The Merger shall have the effects prescribed in the NCBCA and the GBCC.

     (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) Directors and Officers of Wachovia. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.2. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement, the parties shall cause the Effective Date to occur on (a) the fifth business day to occur after the last of the conditions set forth in Article VII of the Merger Agreement shall have been satisfied or waived in accordance with the terms of the Merger Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (b) such other date to which the parties may agree in writing.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

     3.1. Merger Consideration. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) Outstanding BCB Common Stock. Each share, excluding Treasury Stock and shares as to which dissenters' rights have been properly perfected, of BCB Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into 2.914 shares of Wachovia Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.4.

          (b) Outstanding Wachovia Stock. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) Treasury Shares. Each share of BCB Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of BCB Common Stock shall cease to be, and shall have no rights as, stockholders of BCB, other than to receive any dividend or other distribution with respect to such BCB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers of shares of BCB Common Stock on the stock transfer books of BCB or the Surviving Corporation.

     3.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of BCB Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

     3.4. Exchange Procedures. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with EquiServe Trust Company, N.A. (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates representing shares of BCB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of BCB Common Stock.

     (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each holder of record of shares of BCB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates into which shares of a stockholder's BCB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder promptly upon delivery to the Exchange Agent of Old Certificates (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any BCB Affiliate shall not be exchanged for New Certificates until Wachovia has received a written agreement from such person as specified in Section 6.07 of the Merger Agreement.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of BCB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.4, and no such shares of BCB Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.4. After becoming so entitled in accordance with this Section 3.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificates.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of BCB for twelve months after the Effective Time shall be paid to Wachovia. Any stockholders of BCB who have not theretofore complied with this
Article III shall thereafter look only to Wachovia for the payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of BCB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon and Wachovia shall make such payment.

     3.5. Anti-Dilution Provisions. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date or effective date therefor, as applicable, shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.6. Dissenting Shareholders. Any holder of shares of BCB Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to BCB the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of BCB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Wachovia shall issue and deliver the consideration to which such holder of shares of BCB Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of BCB Common Stock held by him.

                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

     4.1. Consummation of the Merger is subject to the conditions set forth in
Article VII of the Merger Agreement.

                                   ARTICLE V

                                  TERMINATION

     5.1. This Plan may be terminated, and the Merger may be abandoned prior to the Effective Time as provided in Article VIII of the Merger Agreement.

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of October 6, 1999, between Wachovia, a North Carolina corporation ("Grantee"), and B C Bankshares, Inc., a Georgia corporation ("Issuer").

                              W I T N E S S E T H:

     WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

     WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined) on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Board of Directors of Issuer has approved the Merger Agreement, the Voting Agreements referred to therein and the grant of the Option prior to the execution hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

          1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 110,000 shares of the common stock, par value $5.00 per share, of Issuer ("Common Stock") at a price per share equal to $205.00 (such price, as adjusted if applicable, the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

          2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection
     (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 9). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.01(e) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of twelve (12) months (or such longer period as provided in Section 9) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this

     Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

          (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

             (i) Issuer or its Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement,
        (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 18% or more of the voting power of Issuer or the Issuer Subsidiary, provided that "Acquisition transaction" shall not include transfers of securities by gift or testamentary disposition ("Excluded Disposition") and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

             (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired (other than as a result of an Excluded Disposition) beneficial ownership or the right to acquire beneficial ownership of 18% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

             (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

             (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

             (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

             (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC, or distributed, a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer); or

             (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

             (viii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

             (ix) The failure of a shareholder or shareholders in the aggregate holding in excess of 10% of the Company's outstanding Common Stock to comply with the terms of his, her or its Voting Agreement (as defined in the Merger Agreement).

          (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

             (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

             (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

          (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

          (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

          (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed conspicuously with a restrictive legend that shall read substantially as follows:

        "The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state or foreign securities laws, and transfer is restricted. Transfer of the shares represented by this certificate also is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses
     (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law or deemed reasonably necessary by the Issuer to comply with securities laws.

          (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local document and transfer taxes and charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

          3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
     (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action, if any, as may from time to time be required of Issuer (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

          4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

          (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after any foregoing issuances of shares of Common Stock and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it will equal 19.9% of the number of shares of Common Stock then issued and outstanding.

          (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

          6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 9) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of
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

     shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of all Holders shall constitute at least 15% of the total number of shares to be sold by all Holders and Issuer in the aggregate; and the Holders shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder, and each such Holder shall indemnify and hold harmless the underwriters and the issuer for any inaccuracies in the information supplied by such Holder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder, whether as a result of any assignment or division of this Agreement or otherwise.

          7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 9), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 9), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) if Issuer's Common Stock is traded on Nasdaq or any national securities exchange, the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by an investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by an investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this
     Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

             (ii) the consummation of any Acquisition Transaction described in
        Section 2(b)(i) hereof, except that the percentage referred to in clause
        (z) shall be 50%.

          8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or

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     otherwise transfer all or a substantial part of its or the Issuer
     Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein represent the right to acquire what the Holder would have received had it exercised such Option immediately prior to such transaction.

          (b) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the proper provision referred to therein is provided for.

          9. Periods for exercise of certain rights hereunder shall be extended to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder or Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods.

          10. Issuer hereby represents and warrants to Grantee as follows:

             (a) Issuer has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

             (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

          11. Grantee hereby represents and warrants to Issuer that this Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

          12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

          13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities, if any, that are necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, the Grantee applying to the Federal Reserve Board under the BHCA and the GDBF under the Financial Institutions Code of Georgia for approval to acquire the shares issuable hereunder.

          14. (a)(i) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $5.5 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) do any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $5.5 million after taking into account the foregoing actions.

          (ii) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $5.5 million, provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

          (iii) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, and (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party.

          (iv) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the proposed sale price for the Common Stock then being contemplated by the Grantee.

          (b) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 9), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $5,000,000
     (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (1) the excess of
     (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over
     (B) Grantee's purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of any portion of the Option sold.

          (c) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (d) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full,
     (i) Issuer shall (A) use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this
     Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

          15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

          16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

          18. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

          19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          B C BANKSHARES INC.

                                          By: /s/EDWIN O. MCFATHER, JR.
                                            ------------------------------------
                                              Name: Edwin O. McFather, Jr.
                                              Title: Chairman and Chief
                                                     Executive Officer

                                          WACHOVIA CORPORATION

                                          By: /s/ G. JOSEPH PRENDERGAST
                                            ------------------------------------
                                              Name: G. Joseph Prendergast
                                              Title: President and Chief
                                                     Operating Officer

                                                                      APPENDIX C
December 22, 1999

Board of Directors
B C Bankshares, Inc.
2780 Marietta Highway
Canton, Georgia 30114

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of B C Bankshares, Inc. ("BCB") under the terms of that certain Agreement and Plan of Merger dated October 6, 1999 (the "Agreement") which provides for the acquisition of BCB by Wachovia Corporation ("Wachovia") (the "Merger"). Under the terms of the Agreement, each of the outstanding shares of BCB common stock shall be converted into the right to receive 2.914 shares of Wachovia common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

     The Carson Medlin Company is a National Association of Securities Dealers, Inc. member investment banking firm, which specializes in the securities of southeastern United States financial institutions. As part of our investment banking activities, we are regularly engaged in the valuation of southeastern United States financial institutions and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Georgia and the Southeast and the major commercial banks operating in those markets. We have been retained by BCB in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

     In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Wachovia and BCB. We have reviewed:
(i) the Agreement; (ii) the annual reports to shareholders and annual reports on Form 10-K of Wachovia for the five years ended December 31, 1998; (iii) audited financial statements of BCB for the five years ended December 31, 1998; (iv) unaudited interim financial statements and quarterly reports on Form 10-Q of Wachovia for the nine months ended September 30, 1999; (v) unaudited interim financial statements of BCB for the nine months ended September 30, 1999; and
(vi) certain other financial and operating information with respect to the business, operations and prospects of Wachovia and BCB. We also: (i) reviewed and discussed with members of management of Wachovia and BCB the historical and current business operations, financial condition and future prospects of their respective companies; (ii) reviewed the historical market prices and trading activity, if any, for the common stocks of Wachovia and BCB and compared them with those of certain publicly-traded companies which we deemed to be relevant;
(iii) compared the results of operations of Wachovia and BCB with those of certain banking companies which we deemed to be relevant; (iv) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; (v) analyzed the pro forma financial impact of the Merger on Wachovia; and (vi) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

     We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Wachovia or BCB. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

     Based upon the foregoing, it is our opinion that the exchange ratio provided for in the Agreement is fair, from a financial point of view, to the shareholders of B C Bankshares, Inc.

                                          Very truly yours,

                                             /s/ THE CARSON MEDLIN COMPANY
                                          --------------------------------------
                                                The Carson Medlin Company

                                                                      APPENDIX D

                       GEORGIA BUSINESS CORPORATION CODE

                         ARTICLE 13. DISSENTERS' RIGHTS

             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     14-2-1301 DEFINITIONS. -- As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

     14-2-1302 RIGHT TO DISSENT. -- (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

     14-2-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

     14-2-1320 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

     14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

     14-2-1322 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

     14-2-1323 DUTY TO DEMAND PAYMENT. -- (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     14-2-1324 SHARE RESTRICTIONS. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     14-2-1325 OFFER OF PAYMENT. -- (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

     14-2-1326 FAILURE TO TAKE ACTION. -- (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

     14-2-1327 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. -- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                      PART 3. JUDICIAL APPRAISAL OF SHARES

     14-2-1330 COURT ACTION. -- (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

     14-2-1331 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is incorporated under the laws of North Carolina. Sections 55-8-50 ET SEQ. of the North Carolina Business Corporation Act prescribe the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Article IX of the Registrant's By-laws also provides for indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT NUMBER                     DESCRIPTION OF EXHIBITS
--------------                     -----------------------
      2.1        Agreement and Plan of Merger, dated as of October 6, 1999, by and between Wachovia Corporation and B C Bankshares, Inc.
                 (included as Appendix A to the proxy statement/prospectus
                 and incorporated by reference herein).
      3.1        Amended and Restated Articles of Incorporation (Exhibit 3.1
                 to Wachovia Corporation's Form 10-K for the year ended
                 December 31, 1993, File No. 1-9021*).
      3.2        By-laws (Exhibit 3.2 to Wachovia Corporation's Registration
                 Statement on Form S-4 dated December 14, 1998, File No.
                 333-68823*).
      4.1        Amended and Restated Articles of Incorporation (Exhibit 3.1
                 to Wachovia Corporation's Form 10-K for the year ended
                 December 31, 1993, File No. 1-9021*).
      4.2        By-laws (Exhibit 3.2 to Wachovia Corporation's Registration
                 Statement on Form S-4 dated December 14, 1998, File No.
                 333-68823*).
      4.3        All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not
                 filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K;
                 to be furnished upon request of the SEC.)
      5.1        Opinion of William M. Watson, Jr., including consent.
      8.1        Opinion of Sullivan & Cromwell, including consent.
      8.2        Opinion of Alston & Bird LLP, including consent.
     10.1        Employment Agreement dated as of October 6, 1999, by and
                 between Wachovia Corporation and Mr. E.O. McFather, Jr.
     10.2        Employment Agreement dated as of October 6, 1999, by and
                 between Wachovia Corporation and Mr. Steven L. Holcomb.
     10.3        Stock Option Agreement, dated as of October 6, 1999, by and between Wachovia Corporation and B C Bankshares, Inc.
                 (included as Appendix B to the proxy statement/prospectus
                 and incorporated by reference herein).
     23.1        Consent of William M. Watson, Jr. (appears in Legal Opinion,
                 Exhibit 5.1).
     23.2        Consent of Sullivan & Cromwell (appears in Legal Opinion,
                 Exhibit 8.1).
     23.3        Consent of Alston & Bird LLP (appears in Legal Opinion,
                 Exhibit 8.2).
     23.4        Consent of Ernst & Young LLP.
     23.5        Consent of KPMG LLP.

EXHIBIT NUMBER                     DESCRIPTION OF EXHIBITS
--------------                     -----------------------
     23.6        Consent of Mauldin & Jenkins LLC.
     23.7        Consent of Pricewaterhouse Coopers LLP.
     23.8        Consent of The Carson Medlin Company.
     24.1        Power of Attorney.
     99.1        Form of Proxy.

---------------
* Incorporated herein by reference

     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) That every Prospectus (a) that is filed pursuant to paragraph (c) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on December 22, 1999.

                                          WACHOVIA CORPORATION

                                          By: /s/    L.M. BAKER, JR.
                                            ------------------------------------
                                                      L. M. Baker, Jr.
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                /s/ L.M. BAKER, JR                   Chairman and Chief Executive    December 22, 1999
---------------------------------------------------    Officer
                  L.M. Baker, Jr.

               /s/ JAMES L BALLOUN*                  Director                        December 22, 1999
---------------------------------------------------
                 James L. Balloun

              /s/ PETER C. BROWNING*                 Director                        December 22, 1999
---------------------------------------------------
                 Peter C. Browning

             /s/ JOHN T. CASTEEN III*                Director                        December 22, 1999
---------------------------------------------------
                John T. Casteen III

              /s/ JOHN L. CLENDENIN*                 Director                        December 22, 1999
---------------------------------------------------
                 John L. Clendenin

             /s/ THOMAS K. HEARN, JR.*               Director                        December 22, 1999
---------------------------------------------------
               Thomas K. Hearn, Jr.

           /s/ GEORGE W. HENDERSON, III*             Director                        December 22, 1999
---------------------------------------------------
             George W. Henderson, III

               /s/ ROBERT A. INGRAM*                 Director                        December 22, 1999
---------------------------------------------------
                 Robert A. Ingram

               /s/ GEORGE R. LEWIS*                  Director                        December 22, 1999
---------------------------------------------------
                  George R. Lewis

             /s/ ELIZABETH VALK LONG*                Director                        December 22, 1999
---------------------------------------------------
                Elizabeth Valk Long

             /s/ ROBERT S. MCCOY, JR.*               Vice Chairman and Chief         December 22, 1999
---------------------------------------------------    Financial Officer
               Robert S. McCoy, Jr.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
             /s/ JOHN G. MEDLIN, JR.*                Director                        December 22, 1999
---------------------------------------------------
                John G. Medlin, Jr.

             /s/ LLOYD U. NOLAND, III*               Director                        December 22, 1999
---------------------------------------------------
               Lloyd U. Noland, III

               /s/ MORRIS W. OFFIT*                  Director                        December 22, 1999
---------------------------------------------------
                  Morris W. Offit

            /s/ SHERWOOD H. SMITH, JR.*              Director                        December 22, 1999
---------------------------------------------------
              Sherwood H. Smith, Jr.

              /s/ DONALD K. TRUSLOW*                 Senior Executive Vice           December 22, 1999
---------------------------------------------------    President, Treasurer and
                 Donald K. Truslow                     Comptroller

            /s/ JOHN C. WHITAKER, JR.*               Director                        December 22, 1999
---------------------------------------------------
               John C. Whitaker, Jr.

          *By: /s/ WILLIAM M. WATSON, JR                                             December 22, 1999
   ---------------------------------------------
              William M. Watson, Jr.
                 Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NUMBER                     DESCRIPTION OF EXHIBITS
--------------                     -----------------------
      2.1        Agreement and Plan of Merger, dated as of October 6, 1999, by and between Wachovia Corporation and B C Bankshares, Inc.
                 (included as Appendix A to the proxy statement/prospectus
                 and incorporated by reference herein).
      3.1        Amended and Restated Articles of Incorporation (Exhibit 3.1
                 to Wachovia Corporation's Form 10-K for the year ended
                 December 31, 1993, File No. 1-9021*).
      3.2        By-laws (Exhibit 3.2 to Wachovia Corporation's Registration
                 Statement on Form S-4 dated December 14, 1998, File No.
                 333-68823*).
      4.1        Amended and Restated Articles of Incorporation (Exhibit 3.1
                 to Wachovia Corporation's Form 10-K for the year ended
                 December 31, 1993, File No. 1-9021*).
      4.2        By-laws (Exhibit 3.2 to Wachovia Corporation's Registration
                 Statement on Form S-4 dated December 14, 1998, File No.
                 333-68823*).
      4.3        All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not
                 filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K;
                 to be furnished upon request of the SEC.)
      5.1        Opinion of William M. Watson, Jr., including consent.
      8.1        Opinion of Sullivan & Cromwell, including consent.
      8.2        Opinion of Alston & Bird LLP, including consent.
     10.1        Employment Agreement dated as of October 6, 1999, by and
                 between Wachovia Corporation and Mr. E.O. McFather, Jr.
     10.2        Employment Agreement dated as of October 6, 1999, by and
                 between Wachovia Corporation and Mr. Steven L. Holcomb.
     10.3        Stock Option Agreement, dated as of October 6, 1999, by and between Wachovia Corporation and B C Bankshares, Inc.
                 (included as Appendix B to the Proxy Statement/Prospectus
                 and incorporated by reference herein).
     23.1        Consent of William M. Watson, Jr. (appears in Legal Opinion,
                 Exhibit 5.1).
     23.2        Consent of Sullivan & Cromwell (appears in Legal Opinion,
                 Exhibit 8.1).
     23.3        Consent of Alston & Bird LLP (appears in Legal Opinion,
                 Exhibit 8.2).
     23.4        Consent of Ernst & Young LLP.
     23.5        Consent of KPMG LLP.
     23.6        Consent of Mauldin & Jenkins LLC.
     23.7        Consent of Pricewaterhouse Coopers LLP.
     23.8        Consent of The Carson Medlin Company.
     24.1        Power of Attorney.
     99.1        Form of Proxy.

---------------
* Incorporated herein by reference